Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of April 23, 2024 among

ALLOY PARENT LIMITED,

as Holdings,

DONCASTERS US FINANCE LLC

and DONCASTERS US LLC,

as Borrowers,

THE LENDERS PARTY HERETO,

GLAS USA LLC,

as Administrative Agent,

GLAS AMERICAS LLC,

as Collateral Agent, and

JEFFERIES LLC,

as sole Lead Arranger and sole Bookrunner

TABLE OF CONTENTS

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SCHEDULES:

Schedule 1.01	Uni-Pol Loans
Schedule 2.01	Commitments and Applicable Percentages
Schedule 3.01	Organization; Powers
Schedule 3.05	Properties
Schedule 3.06	Litigation and Environmental Matters
Schedule 3.09	Taxes
Schedule 3.12(a)	Labor and Employment Matters
Schedule 3.13	Subsidiaries; Loan Parties
Schedule 5.17	Post-Closing Covenant
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 9.01	Addresses for Notices

EXHIBITS:

Exhibit A	Form of Loan Notice
Exhibit C	Form of Note
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Affiliated Lender Assignment and Assumption Agreement
Exhibit F	Agreed Security Principles
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Notice of Loan Prepayment

[The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission or its staff upon request.]

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CREDIT AGREEMENT dated as of April 23, 2024 (this “Agreement”) by and among ALLOY PARENT LIMITED, a private company limited by shares incorporated in Jersey under the number 130426 (“Holdings”), DONCASTERS US FINANCE LLC, a Delaware limited liability company (“Doncasters Finance”) and DONCASTERS US LLC, a Delaware limited liability company (“Doncasters” and, together with Doncasters Finance, each a “Borrower” and, collectively, the “Borrowers”), the LENDERS party hereto and GLAS USA LLC (together with its successors and assigns), as Administrative Agent and GLAS AMERICAS LLC (together with its successors and assigns), as Collateral Agent.

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Article I; and

WHEREAS, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of (a) the Initial Term Loans in an aggregate principal amount of $500,000,000 and (b) Delayed Draw Term Loans Commitments in an aggregate principal amount of $50,000,000 on the Closing Date, in each case the proceeds of which shall be utilized as set forth below and in Section 5.11.

NOW THEREFORE, in consideration of the premises, provisions, covenants and mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Lenders are willing to extend such credit to the Borrowers on the terms and express conditions set forth herein, and accordingly the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

Section 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agreement” means that certain second amended and restated ABL facilities agreement dated as of April 23, 2024 (as amended, amended and restated, supplemented or otherwise modified), by and among, Holdings, Dundee PIKCO Limited, certain affiliates of Holdings set forth therein, the Financial Institutions (as defined therein), Wells Fargo Capital Finance (UK) Limited, as agent and security agent, as the case may be.

“ABL Collateral” means the assets securing the obligations under the ABL Agreement, as set forth in the Transaction Security Documents (as defined in the ABL Agreement).

“ABL Priority Collateral” means the ABL Priority Security (as defined in the Intercreditor Agreement).

“ABL Loans” means the Loans as defined under the ABL Agreement.

“ABL L/C Exposure” means L/C Exposure as defined under the ABL Agreement.

“Acceptable Intercreditor Agreement” means a customary intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, the terms of which are reasonably satisfactory to the Administrative Agent (after consultation with, in accordance with Section 8.09(d), the Required Lenders), as may be amended from time to time in accordance with Section 9.02(b) and (g).

“Accounting Change” has the meaning assigned to such term in Section 1.04.

“Acquired Indebtedness” has the meaning assigned to such term in Section 6.01(a)(v).

“Acquisition” means any acquisition by any member of the Consolidated Group, whether by purchase, merger, amalgamation, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division, of any other Person, (b) Equity Interests of any other Person such that such other Person becomes a Subsidiary and (c) additional Equity Interests of any Subsidiary not then held by a member of the Consolidated Group.

“Additional Lender” has the meaning assigned to such term in Section 2.20(d).

“Administrative Agent” means GLAS USA LLC (acting through itself or one of its designated affiliates or branch offices), in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliated Debt Fund” means an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and, with respect to which the personnel making the primary investment decision are not the Equity Personnel or personnel controlled by the Equity Personnel.

“Affiliated Lender” means a Lender that is (a) an Affiliate of Holdings and (b) a “person” or a member of any “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) or any Affiliate thereof that is a “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than five percent of the Equity Interests of Holdings (in each case of clause (a) and (b), excluding PGIM and any Affiliate of PGIM); provided that the Equity Investors shall be deemed not to be a “group” for purposes hereof.

“Affiliated Lender Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender with an Affiliated Lender, and accepted by the Administrative Agent pursuant to the terms hereof, in the form of Exhibit E or any other form (including electronic records generated by the use of an electronic platform) or changes thereto approved by the Administrative Agent and the Borrowers.

“Agent” means any of the Administrative Agent or the Collateral Agent.

“Agreed Security Principles” means the Agreed Security Principle set forth on Exhibit F.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of any member of the Consolidated Group, including subordinated debt obligations, in each case to avoid the application of Section 163(e)(5) of the Code.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended, as amended, and other Requirements of Law concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the Bank Secrecy Act (31 U.S.C. §§5311-5332), as amended by the PATRIOT Act, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and any other Requirements of Law concerning money laundering, including know-your-customer and financial recordkeeping and reporting requirements.

“Applicable Date of Determination” means, at any time, the last day of the most recently ended fiscal quarter for which financial statements were delivered (or were required to be delivered) pursuant to Section 5.01(a) or (b), as applicable; provided that prior to the first delivery (or required delivery) of financial statements pursuant to Section 5.01(a) or (b), the “Applicable Date of Determination” means the last day of the period of four consecutive fiscal quarters ended December 31, 2023.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Percentage” means in respect of a Term Loan, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Term Loan represented by the outstanding principal amount of such Term Loan held by such Lender at such time; provided that, in accordance with Section 2.22, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitments and Loans shall be disregarded in the calculations noted above. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.26, as applicable.

“Applicable Rate” means, subject to Section 5.17, (a) 6.50% per annum for Term SOFR Loans and (b) 5.50% per annum for Base Rate Loans.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b)(iv).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent pursuant to the terms hereof, substantially in the form of Exhibit D or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent and the Borrowers.

“Available Amount” means, on any date of determination (the “Reference Date”), an amount determined on a cumulative basis equal to the sum of (without duplication):

(a)            25% of Consolidated Net Income (which shall not be less than zero in any period) for the period from the first day of the fiscal quarter of the Consolidated Group during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to the Reference Date; plus

(b)            the cumulative amount of (A) any capital contributions made in cash by any Person other than Holdings, a Borrower or a Subsidiary to Holdings after the Closing Date to the extent received by Holdings on or prior to the Reference Date (other than (i) any Cure Amount, (ii) any equity contributions used to make Investments pursuant to Section 6.04 or (iii) any equity contributions used to make Restricted Payments or payments of Indebtedness pursuant to Section 6.08) and (B) any Net Proceeds of any issuance of Qualified Equity Interests of Holdings (other than (i) any Cure Amount, (ii) any equity contributions used to make Investments pursuant to Section 6.04 or (iii) any equity contributions used to make Restricted Payments or payments of Indebtedness pursuant to Section 6.08) to any Person (other than Holdings, a Borrower or a Subsidiary) after the Closing Date, to the extent such proceeds are received by Holdings on or prior to the Reference Date; plus

(c)            100% of the aggregate net cash proceeds (other than (i) any Cure Amount, (ii) any equity contributions used to make Investments pursuant to Section 6.04(dd)) or (iii) any amounts used to make Restricted Payments pursuant to Section 6.08(a)(xi) or payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness pursuant to Section 6.08(b)(vii)) and the fair market value (as determined in good faith by the Borrowers) of marketable securities or other property contributed to the Qualified Equity Interests of Holdings after the Closing Date by any Person other than Holdings, a Borrower or a Subsidiary; plus

(d)            to the extent not otherwise included in clause (a) above, (i) the aggregate amount received by any member of the Consolidated Group after the Closing Date from cash (or Cash Equivalents) dividends and distributions made by any Joint Venture, and cash (or Cash Equivalents) returns of principal, cash repayments and similar cash (or Cash Equivalents) payments made by any Joint Venture, in each case, in respect of Investments made after the Closing Date and on or prior to the Reference Date by any of member the Consolidated Group to any Joint Venture pursuant to Section 6.04(z), and (ii) the Net Proceeds in connection with the sale, transfer or other disposition of assets of, or the Equity Interests of, any Joint Venture of any member of the Consolidated Group to any Person (other than a member of the Consolidated Group) after the Closing Date and on or prior to the Reference Date and received after the Closing Date and on or prior to the Reference Date, in each case, to the extent not already reflected as a Return with respect to such Investment credited to any basket amount under Section 6.04 and in an amount not to exceed the original Investments in such assets or Person made pursuant to Section 6.04(z); plus

(e)             [reserved]; plus

(f)            to the extent not otherwise included in clause (a) above, the aggregate amount of Retained Declined Proceeds retained by any member of the Consolidated Group and on or prior to the Reference Date; plus

(g)            the fair market value of all Qualified Equity Interests of Holdings or any Parent Company issued upon conversion or exchange of Indebtedness or Disqualified Equity Interests of any member of the Consolidated Group after the Closing Date and on or prior to the Reference Date; minus

(h)            the aggregate amount of (i) Restricted Payments made using the Available Amount pursuant to Section 6.08(a)(xvii), (ii) Investments made using the Available Amount pursuant to Section 6.04(z) and (iii) prepayments, redemptions, acquisitions, retirements, cancellations, terminations and repurchases of Indebtedness made using the Available Amount pursuant to Section 6.08(b)(ix), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date).

For purposes of clarification, if more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently (i.e. each independently reducing the Available Amount for determination of the Available Amount available for the other actions to occur on such date) and in no event may any two or more such actions be treated as occurring simultaneously.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e) but including, for the avoidance of doubt, any tenor for such Benchmark that is added to the definition of “Interest Period” pursuant to Section 2.14(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by any Recipient or any of its Affiliates on the basis of, or in relation to: (a) its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the United Kingdom Finance Act 2011 (as amended), and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose; (b) any bank surcharge or banking corporation tax surcharge as set out in the United Kingdom Finance (No. 2) Act 2015 and any other surcharge or tax of a similar nature implemented in any other jurisdiction; or (c) any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation 806/2014 of 15 July 2014.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate in effect on such day and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than 0.00%, such rate shall be deemed 0.00% for purposes of this Agreement. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR for an Interest Period of one month. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate. All Base Rate Loans are available only to the Borrowers and only for Loans denominated in U.S. Dollars.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of a Benchmark has occurred, or a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to a Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor and any applicable currency of Loans, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities in such currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor and applicable currency for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in Dollars at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrowers reasonably determine may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if such Agent, in consultation with the Borrowers, reasonably determines that adoption of any portion of such market practice is not administratively feasible or if such Agent, in consultation with the Borrowers, determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent the Administrative Agent and the Borrowers determine is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Owner” means, in the case of a Lender that is classified as a partnership for U.S. federal income tax purposes, the direct or indirect partner or owner of such Lender that is treated, for U.S. federal income tax purposes, as the beneficial owner of a payment by any Loan Party under any Loan Document.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Holdings or any Equity Investor; provided, however, in no event shall (x) any natural Person or (y) Holdings or any Subsidiary thereof be a “Bona Fide Debt Fund.”

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowers” has the meaning assigned to such term in the Preamble.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, New York City or London (United Kingdom) and (b) in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Term SOFR or any other dealings of such Loans referencing the Term SOFR, any such day that is a U.S. Government Securities Business Day.

“Capital Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or operating lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS. At the time any determination thereof is to be made, the amount of the liability in respect of a lease identified as an “operating lease” by Holdings or a Borrower shall be excluded from the calculation of the aggregate amount of liabilities hereunder and shall not be required to be treated as Capital Lease Obligation or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Consolidated Group during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with IFRS, are reflected as capitalized costs on the consolidated statement of financial position of the Consolidated Group.

“Captive Insurance Subsidiaries” means, collectively or individually as of any date of determination, those regulated Subsidiaries of the Borrowers primarily engaged in the business of providing insurance and insurance related services to the Borrowers, their other Subsidiaries and/or certain other Persons.

“Cash Equivalents” means:

(a)             Dollars;

(b)            (i) Euros, Yen, Canadian Dollars, Pounds, Chinese Yuan Renminbi, Indian Rupees or any national currency of any Participating Member State; and (ii) in the case of any Foreign Subsidiary or any jurisdiction in which any Borrower or any Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(c)            securities issued or directly guaranteed or insured by the government of the United States, the United Kingdom or any country that is a member of the European Union (as it is constituted on the Closing Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(d)            certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (x) any Lender or affiliate thereof or (y) by any bank or trust company (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100,000,000 (or its foreign currency equivalent);

(e)             repurchase obligations for underlying securities of the types described in clauses( b) and (c) entered into with any Person referenced in clause (d) above;

(f)            securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (d);

(g)            commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(h)            readily marketable direct obligations issued by any Specified Jurisdiction, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(i)            interests in any investment company, money market or enhanced high yield fund which invests at least 90% of its assets in instruments of the type specified in clauses (a) through (h) above;

(j)            instruments and investments of the type and maturity described in clause (a) through (i) denominated in any foreign currency which investments or obligors are, in the reasonable judgment of the Borrowers, comparable in investment quality to those referred to above; and

(k)            the marketable securities portfolio owned by any member of the Consolidated Group on the Closing Date and replacements and substitutions made in such portfolio (or, in the case of Holdings, so long as such securities in such portfolio are owned only temporarily to facilitate a transaction permitted hereunder).

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Obligations” means, as to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Cash Management Agreement.

“Cash Management Services” means any treasury or cash management services, including deposit accounts, overnight draft, credit debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services. For the avoidance of doubt, Cash Management Services do not include Swap Agreements.

“Cash Taxes” means, for any period, taxes of the Consolidated Group, paid in cash for such period.

“CCY Swap Agreements” means the cross-currency swap agreements of the Loan Parties designated as “CCY Swap Agreements” for a specified CCY Swap Agreement Currency by the Borrowers to the Administrative Agent from time to time, which may be designated or un-designated on a currency-pair by currency-pair basis (it being understood that if the Borrowers designate a CCY Swap Agreement in respect of a CCY Swap Agreement Currency, all cross-currency swap agreements of the Loan Parties for such CCY Swap Agreement Currency must be designated as a CCY Swap Agreement in respect of such CCY Swap Agreement Currency).

“CCY Swap Agreement Currency” means a pair of currencies the subject of a CCY Swap Agreement, as designated by the Borrowers in accordance with the definition thereof.

“CCY Swap Termination Value” means, the aggregate net Swap Termination Value of CCY Swap Agreements of the Loan Parties with respect to each CCY Swap Agreement Currency calculated for the master netting agreements governing such CCY Swap Agreements as if the only trades under the relevant ISDAs are such CCY Swap Agreements in such CCY Swap Agreement Currency. For purposes hereof, with respect to the Loan Parties, a positive CCY Swap Termination Value denotes an amount payable to a Loan Party and a negative CCY Swap Termination Value denotes an amount payable by a Loan Party.

“CFC” means any non-U.S. Subsidiary that is owned directly or indirectly by any U.S. Loan Party that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any U.S. Subsidiary of Holdings that owns no material assets other than cash and cash equivalents and equity interests in and/or debt of one or more (a) CFCs or (b) other U.S. Subsidiaries that own no material assets other than cash and cash equivalents and equity interests in and/or debt of one or more CFCs.

“Change in Control” shall be deemed to occur if:

(a)            at any time and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Equity Interests of Topco (or, if applicable, a Successor Person); provided that the Equity Investors shall be deemed not to be a “group” for purposes hereof; or

(b)            at any time (i) Topco ceases to own directly 100% of the total issued share capital or voting rights in New Midco, (ii) New Midco ceases to own directly 100% of the total issued share capital or voting rights in Holdings, (iii) Holdings ceases to own directly 100% of the total issued share capital or voting rights in Dundee PIKCO Limited, a company incorporated in England and Wales under the number 06123931 or (iv) a Loan Party ceases to own directly 100% of the total issued share capital or voting rights in any Borrower.

“Change in Law” means (a) the adoption or taking effect of any law, rule, treaty or regulation after the Closing Date, (b) any change in any law, rule, treaty or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, the United Kingdom or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loan, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans; when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, Delayed Draw Term Loan Commitments, Incremental Term Commitment, Other Term Commitment; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans, Extended Term Loans and Other Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the applicable Borrower, be construed to be in different Classes.

“CLO” has the meaning assigned to such term in Section 9.04(b)(iv).

“Close Brothers Facility” means that certain master sale and hire purchase agreement dated as of December 27, 2023 (as the same may be amended, amended and restated, supplemented or modified from time to time) between Ross & Catherall Limited and Close Leasing Limited in respect of the 5 Ton Consarc Furnace located at Ross & Catherall, Forge Lane, Killamarsh, Sheffield S21 1BA, United Kingdom.

“Closing Date” means April 23, 2024.

“Closing Date Refinancing” means the repayment in full, on the Closing Date, of all Indebtedness of the members of the Holding Company Group which exists on the Closing Date, other than Indebtedness of the members of the Holding Company Group permitted under Section 6.01 to remain outstanding following the Closing Date, and the termination or release of all Liens securing such Indebtedness.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” or “Secured Assets” (or any other term of similar meaning), as defined in any applicable Security Document, and any and all property of whatever kind or nature subject to or purported to be subject to a Lien under any Security Document, but shall in all events exclude all Excluded Property.

“Collateral Agent” means GLAS Americas LLC, in its capacity as collateral agent for the Secured Parties, and its successors in such capacity as provided in Article VIII.

“Collective Bargaining Agreement” has the meaning assigned to such term in Section 3.12(a).

“Commitment” means with respect to any Person, such Person’s Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Incremental Term Commitment, Other Term Commitment, or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the additions to property, plant and equipment of the Consolidated Group that are (or should be) set forth in a consolidated statement of cash flows of the Consolidated Group for such period prepared in accordance with IFRS, but excluding in each case any such expenditure (a) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation or similar awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (b) constituting reinvestment of the Net Proceeds of any event described in clause (a) of the definition of the term “Prepayment Event,” (c) made by any member of the Consolidated Group as payment of the consideration for any Acquisition (including any property, plant and equipment obtained as a part thereof), (d) made by any member of the Consolidated Group to effect leasehold improvements to any property leased by such member of the Consolidated Group as lessee, to the extent that such expenses have been reimbursed by the landlord, (e) actually paid for by a third party (excluding the members of the Consolidated Group) and for which no member of the Consolidated Group has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (f) constituting Capitalized Software Expenditures or research and development expenditures that are treated as additions to property, plant and equipment or other capital expenditures in accordance with IFRS, (g) made with the net cash proceeds from any issuance of Qualified Equity Interests of Holdings, and (h) the purchase price of equipment that is purchased simultaneously with (but solely to the extent of) the trade in or sale of existing equipment.

“Consolidated Depreciation and Amortization Expense” means, for any period for the Consolidated Group on a consolidated basis and otherwise determined in accordance with IFRS, the total amount of depreciation and amortization expense, including amortization or write-off of (a) tangible and intangible assets and non-cash organization costs, (b) deferred financing fees or costs and (c) costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1)            increased (without duplication) by the following but only (except in the case of clauses (h) and (k) below) to the extent deducted (and not added back or excluded) in computing Consolidated Net Income:

(a)            (i) provision for taxes based on income or profits or capital, including federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes (including any penalties and interest) paid or accrued during such period and (ii) any dividends and distributions made in such period to Holdings (or, if applicable, a Parent Entity or other direct or indirect owner of Equity Interests in Holdings) in respect of items referred to in subclause (i); plus

(b)            Consolidated Interest Expense for such period including rent attributable to leases which is treated as interest expense under IFRS 16 (Leases); plus

(c)             Consolidated Depreciation and Amortization Expense for such period; plus

(d)            (x) Transaction Costs and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated issuance or registration (actual or proposed) of Equity Interests, with any Investment, acquisition, disposition, recapitalization, Restricted Payment, Specified Transaction or the incurrence or registration (actual or proposed) and/or repayment of Indebtedness (including any Incremental Facility, any Incremental Equivalent Debt and any refinancing of any thereof) (in each case, whether or not consummated or successful), including (i) such fees, expenses or charges related to any Loans, the offering of any Incremental Equivalent Debt or any Permitted Refinancing, and (ii) any amendment, waiver or other modification of Loans, Incremental Equivalent Debt, any Loan Document, any other Indebtedness or any Equity Interests, in each case, whether or not consummated; plus

(e)            the amount of (A) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives and operating expense reductions, restructuring and similar charges, severance, relocation costs, integration and facilities opening and pre-opening costs (including contract termination costs and any costs related to the opening of offices) and other business optimization expenses or costs (including charges directly related to implementation of cost-savings initiatives), signing costs, retention, signing, relocation, recruitment, or completion bonuses and other employee related expenses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and postretirement employee benefits plans (including any settlement of pension liabilities), (B) costs and expenses associated with business expansion and startup costs for new business lines, geographic expansion or new products expected to be implemented within twenty-four (24) months of the date thereof, (C) cash charges in respect of the Management Incentive Plan and (D) any one-time expense relating to enhanced accounting functions or other transaction costs, including those associated with becoming part of a public company; provided that the aggregate amount of add backs made pursuant to this clause (e) for any period, when added to the aggregate amount of add backs made pursuant to clauses (h), (k) and (n) of this definition of “Consolidated EBITDA” and clause (c) of the definition of “Consolidated Net Income” for such period, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (determined after giving effect to such add-backs or deduction, as applicable); plus

(f)            any non-cash charges (including non-cash write-downs, expenses, losses or items, share accruals for incentive compensation and based compensation charge and any impairment charges or the impact of purchase accounting, or other non-cash items classified by the Consolidated Group as special items), except to the extent that any such non-cash charge represents an accrual or reserve for any potential cash item in any future period or amortization of a cash item paid in a prior period; plus

(g)            (x) the amount of consulting and advisory fees (including transaction and fees) and related indemnities and expenses paid or accrued in such period to any Equity Investor or any of their Affiliates to the extent permitted under Section 6.09, (y) [reserved], and (z) non-cash charges in respect of the Management Incentive Plan; plus

(h)            the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and initiatives and cost synergies (but excluding revenue synergies) relating to the Transactions, asset sales, mergers and other business combinations, acquisitions, dispositions or divestitures, operating improvements, restructurings, business optimizations, strategic initiatives and other transactions and initiatives consummated or commenced (including, for the avoidance of doubt, any such events prior to the Closing Date) by any member of the Consolidated Group that are factually supportable and projected by the Borrowers in good faith to be reasonably anticipated to result from actions that either have been taken, with respect to which substantial steps have been taken, or are expected to be taken (in the good faith determination of the Borrowers), and to be reasonably anticipated to be realizable, within twenty-four (24) months after the end of such transaction or initiative (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and cost synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided further that the aggregate amount of add backs made pursuant to this clause (h) for any period, when added to the aggregate amount of add backs made pursuant to clauses (e), (k) and (n) of this definition of “Consolidated EBITDA” and clause (c) of the definition of “Consolidated Net Income” for such period, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (determined after giving effect to such add-backs or deduction, as applicable); plus

(i)            any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Qualified Equity Interests of Holdings (in each case, except to the extent comprising any Cure Amount); plus

(j)             the amount of any loss attributable to non-controlling interests; plus

(k)            pro forma adjustments and add-backs that are (x) identified or set forth in any quality of earnings analysis or report prepared by financial advisors of nationally recognized standing (including any “Big Four” accounting firm) or other firm reasonably acceptable to the Administrative Agent (it being understood and agreed other nationally recognized accounting firms are acceptable) (such approval not to be unreasonably withheld or delayed)) and delivered to the Administrative Agent in connection with any Acquisition or other Investment not prohibited hereunder and (y) consistent with Regulation S-X (in effect on December 31, 2020); provided that the aggregate amount of add backs made pursuant to this clause (k) for any period, when added to the aggregate amount of add backs made pursuant to clauses (h), (e) and (n) of this definition of “Consolidated EBITDA” and clause (c) of the definition of “Consolidated Net Income” for such period, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (determined after giving effect to such add-backs or deduction, as applicable); plus

(l)            net realized losses from Swap Obligations or embedded derivatives and related pronouncements and any costs, expenses and premiums incurred in connection with Swap Agreements permitted hereunder; plus

(m)            the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(n)            (y) adjustments related to excess owners’ compensation above pro forma compensation, consulting payments and other compensation and expenses paid in cash to owners and management of acquired businesses as acquisition consideration (whether acquired on, after or prior to the Closing Date) and (z) charges, costs and expenses related to enterprise resource planning (ERP); provided that the aggregate amount of add backs made pursuant to this clause (n) for any period, when added to the aggregate amount of add backs made pursuant to clauses (e), (h) and (k) above and clause (c) of the definition of “Consolidated Net Income” for such period, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (determined after giving effect to such add-backs or deduction, as applicable); plus

(o)            expenses associated with “Project Fusion” in an amount not to exceed (i) for the fiscal year ending December 31, 2024, $5,700,000 and (ii) for the fiscal year ending December 31, 2025, $1,700,000, it being understood and agreed that unused amount under this clause (o) can be carried forward to the next fiscal year;

(2)            increased by cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (3) below for any previous period and not added back;

(3)            decreased (without duplication) by the sum of: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) any net realized income or gains from Swap Obligations or embedded derivatives that require similar accounting treatment; plus (c) any net profit attributable to non-controlling interests included in the consolidated financial statements; plus (d) all cash payments made during such period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (f) above in a previous period (it being understood that this clause (3)(d) shall not be utilized in reversing any non-cash reserve or charge added to Consolidated Net Income); plus (e) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income);

(4)            increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of “Provisions, contingent liabilities and contingent assets” or any comparable regulation.

For purposes of determining compliance with any financial test or ratio hereunder (including any incurrence test), (x) Consolidated EBITDA attributable to any Person, property, business or asset acquired by any member of the Consolidated Group during such period shall be included in determining Consolidated EBITDA for any period, (y) Consolidated EBITDA attributable to any Subsidiary, or any property, business or asset acquired by any member of the Consolidated Group during such period or any operating entity for which historical financial statements are available that is Disposed of during such period shall be excluded in determining Consolidated EBITDA for any period, and (z) except for purposes of calculating the amount of Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis. Unless otherwise provided herein, Consolidated EBITDA shall be calculated with respect to the Consolidated Group.

For purposes of determining Consolidated EBITDA for any four fiscal quarter period that includes any of the fiscal quarters ending prior to the Closing Date, (a) Consolidated EBITDA for the period of one fiscal quarter ended March 31, 2023 shall be deemed to equal $24,844,000, (b) Consolidated EBITDA for the period of one fiscal quarter ended June 30, 2023 shall be deemed to equal $26,428,000, (c) Consolidated EBITDA for the period of one fiscal quarter ended September 30, 2023 shall be deemed to equal $25,358,000, and (d) Consolidated EBITDA for the period of one fiscal quarter ended December 31, 2023 shall be deemed to equal $23,558,000; provided that (x) any period prior to the Closing Date that is not set forth in the foregoing shall be determined in accordance with the foregoing deemed amounts and (y) all such deemed amounts shall give effect to calculations on a Pro Forma Basis in accordance with Section 1.05.

“Consolidated First Lien Secured Indebtedness” means, as of any date of determination, (i) the aggregate principal amount of Consolidated Total Indebtedness secured by assets of the Borrowers and their respective Subsidiaries on a pari passu or senior Lien basis to the Secured Obligations less (ii) the sum of (x) Unrestricted Cash and (y) solely to the extent (1) CCY Swap Agreements have been designated by the Borrowers and (2) the CCY Swap Termination Value is positive, the CCY Swap Termination Value.

“Consolidated Group” means Holdings and its Subsidiaries.

“Consolidated Interest Expense” means, for any period for the Consolidated Group on a consolidated basis (in each case, determined in accordance with IFRS), without duplication, the sum of:

(1)            consolidated interest expense or finance costs for such period (including without duplication (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances or any similar facilities or financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Swap Obligations or other derivative instruments pursuant to IFRS), (d) the interest component of Capital Lease Obligations, (e) net losses, if any, pursuant to interest rate Swap Obligations or other derivative instruments with respect to Indebtedness, (f) fees and expenses paid to the Agents, (g) other bank and financing fees, and (h) costs of surety bonds in connection with financing activities); plus

(2)            consolidated capitalized interest expense for such period, whether paid or accrued; and excluding, interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with IFRS.

“Consolidated Net Income” means, for any period, the net income (loss) of the Consolidated Group determined on a consolidated basis in accordance with IFRS; provided, however, that there will not be included in such Consolidated Net Income (other than with respect to clause (o) which shall be included):

(a)            any profit (loss) for such period of any Person if such Person is not a Subsidiary, except that any equity in the profit of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to any member of the Consolidated Group as a dividend or other distribution or as a return on investment;

(b)            any profit (or loss) for such period realized upon the sale or other disposition of any asset or disposed operations of any member of the Consolidated Group (including pursuant to any Sale Leaseback which is not sold or otherwise disposed of in the ordinary course of business);

(c)            any extraordinary, unusual or non-recurring gain, income, loss, charge or expense provided that the aggregate amount excluded from the definition of “Consolidated Net Income” pursuant to this clause (c) for any period, when added to the aggregate amount of add backs made pursuant to clauses (e), (h), (k) and (n) of the definition of “Consolidated EBITDA” for such period, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (determined after giving effect to such add-backs or deductions, as applicable);

(d)            the cumulative effect of a change in accounting principles;

(e)            any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(f)            all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)            any unrealized gains or losses in respect of Swap Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations;

(h)            without duplication of any items set forth herein, any unrealized foreign currency transaction gains or losses in respect of obligations of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies determined in accordance with IFRS;

(i)            without duplication of any items set forth herein, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of any member of the Consolidated Group owing to another member of the Consolidated Group determined in accordance with IFRS;

(j)            any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Consolidated Group), as a result of the Transactions, any Specified Transactions, or any consummated Investment or acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(k)            any goodwill or other asset impairment charge or write-off or write-down related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to IFRS;

(l)            any after-tax effect of income (loss) from the early retirement, extinguishment or cancellation of Indebtedness or Swap Obligations or other derivative instruments shall be excluded;

(m)            accruals and reserves that are established or adjusted (including any adjustment of estimated payouts on existing earn-outs) that are so required to be established as a result of the Transactions in accordance with IFRS, or changes as a result of adoption or modification of accounting policies;

(n)            any net unrealized gains and losses resulting from Swap Obligations or embedded derivatives that require similar accounting treatment related pronouncements shall be excluded;

(o)            proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income;

(p)            the amount of any expense to the extent a corresponding amount is received in cash by any member of the Consolidated Group from a Person other than a member of the Consolidated Group, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(q)            gains and losses on the sale, exchange or other disposition of assets outside the ordinary course of business or abandonment of assets and from discontinued operations; and

(r)            rental payments under Synthetic Leases.

In addition, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions, or so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be indemnified or reimbursed (and such amount is in fact reimbursed within 365 days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days)), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and such amount is in fact reimbursed within 365 days of the date of such payment (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, (iii) any expenses and charges to the extent paid for, or so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by (and such amount is in fact reimbursed within 365 days of the date of such payment (with a deduction for any amount so added back to the extent not so reimbursed within 365 days)), any third party other than a member of the Consolidated Group.

“Consolidated Secured Indebtedness” means, as of any date of determination, (i) the aggregate principal amount of Consolidated Total Indebtedness secured by a lien on the assets of the Borrowers and their respective Subsidiaries less (ii) the sum of (x) Unrestricted Cash and (y) solely to the extent (1) CCY Swap Agreements have been designated by the Borrowers and (2) the CCY Swap Termination Value is positive, the CCY Swap Termination Value.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with IFRS, be set forth opposite the caption “total assets” (or any like caption) on the consolidated balance sheet of the Consolidated Group as of the most recent Applicable Date of Determination.

“Consolidated Total Indebtedness” means, as of any date, without duplication, the sum of (x) the aggregate outstanding principal amount of Indebtedness of the Consolidated Group, determined on a consolidated basis in accordance with IFRS, in respect of clauses (a), (b) to the extent overdue by three or more Business Days), (d) (solely with respect to earn-outs that are overdue by three or more Business Days), (e) (to the extent constituting purchase money obligations), (f) (solely in respect of Guarantees by such Person of obligations of the type described in this clause (x) of others), (g), and (h) (except to the extent undrawn or cash collateralized) of the definition of Indebtedness (other than any intercompany indebtedness among the members of the Consolidated Group), (y) solely to the extent (1) CCY Swap Agreements have been designated by the Borrowers and (2) the CCY Swap Termination Value is negative, the absolute value of the CCY Swap Termination Value and (z) Disqualified Equity Interests.

“Consolidated Working Capital” shall mean, at any date, the excess (which may be a negative number) of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with IFRS, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Consolidated Group at such date excluding the current portion of income tax receivables, deferred financing fees and assets held for sale over (b) the sum of all amounts that would, in conformity with IFRS, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated statement of financial position of the Consolidated Group on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any long term debt and all revolving loans, (ii) all Indebtedness consisting of Loans, ABL Loans, ABL L/C Exposure and Capital Lease Obligations to the extent otherwise included therein, (iii) the current portion of interest payable and (iv) the current portion of income tax liabilities; provided that Consolidated Working Capital shall be calculated without giving effect to (w) purchase accounting, (x) any assets or liabilities acquired, assumed, sold or transferred in any Acquisition or Disposition pursuant to Section 6.05(k) or Section 6.04(bb), (y) as a result of the reclassification of items from current to non-current and vice versa or (z) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including derivatives and tax receivables and liabilities).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means Other Term Loans obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, restructure or refinance, in whole or in part, any or all Classes of then existing Term Loans (in each case including any successive Credit Agreement Refinancing Indebtedness) (the “Credit Agreement Refinanced Debt”); provided that (a) such Credit Agreement Refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Credit Agreement Refinanced Debt, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus fees, expenses, commissions, underwriting discounts, and premiums payable therewith incurred in connection with such Credit Agreement Refinancing Indebtedness, (b) such Credit Agreement Refinancing Indebtedness does not mature prior to the maturity date of, has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity at such time of, the corresponding Class of Credit Agreement Refinanced Debt (without giving effect to amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Credit Agreement Refinanced Debt), (c) (1) the borrower(s) of such Credit Agreement Refinanced Debt shall be the borrower(s) of the Credit Agreement Refinancing Indebtedness and (2) no Subsidiary is a borrower or a guarantor with respect to such Credit Agreement Refinancing Indebtedness unless such Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Secured Obligations, (d) such Credit Agreement Refinancing Indebtedness shall be secured on a pari passu basis by the same Collateral securing all of the other Secured Obligations and (e) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued and unpaid interest, fees then due and premiums (if any) in connection therewith shall be paid substantially contemporaneously with the incurrence of the Credit Agreement Refinancing Indebtedness. For the avoidance of doubt, (I) Credit Agreement Refinancing Indebtedness consisting of Other Term Loans shall be subject to the requirements set forth in Section 2.21.

“Credit Extension” means each of making of a Loan by a Lender.

“Credit Parties” means the Agents and the Lenders, collectively.

“Cure Amount” has the meaning assigned to such term in Section 7.03.

“Cure Right” has the meaning assigned to such term in Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, winding-up, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization (including the arrangement provisions of any corporate statute to the extent it provides for the compromise or arrangement of debt or any class thereof), examinership, rescue process or similar debtor relief laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition specified in Article VII that after notice, lapse of applicable grace periods or both would, unless cured or waived hereunder, constitute an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrowers and each other Lender.

“Delayed Draw Term Borrowing” means a borrowing consisting of Delayed Draw Term Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Delayed Draw Term Loan” shall have the meaning set forth in Section 2.01(b).

“Delayed Draw Term Loan Commitment” means, as to each Lender, its obligation to make Delayed Draw Term Loans to the Borrowers pursuant to Section 2.01(b), in an aggregate original principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender takes an assignment of a Delayed Draw Term Loan Commitment pursuant hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Term Loan Commitments is $50.0 million.

“Delayed Draw Termination Date” means the earlier of (i) the date on which the Delayed Draw Term Loan Commitments are reduced to zero in accordance with the terms hereof and (ii) October 23, 2025.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrowers) of non-cash consideration received by any member of the Consolidated Group in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disposition” or “Dispose” means the sale, transfer, license (including sublicense), lease (as lessor) or other disposition (including any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or trade or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall be deemed not to include any issuance or sale by such Person of its Equity Interests or other securities to another Person.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends (other than dividends payable solely in shares of Qualified Equity Interests or, in the case of any pass through entity, in respect of taxes), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days after the then Maturity Date of then outstanding Loans at the time of issuance of such Equity Interests (other than (i) upon payment in full of the Obligations (other than contingent indemnification or other obligations for which no claim has been made) and termination of the Commitments or (ii) upon a “change in control,” initial public offering, asset sale, dissolution, liquidation or similar event) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Indebtedness otherwise permitted under Section 6.01; provided that if such Equity Interests are issued pursuant to a plan or other agreement for the benefit of current or former employees of any member of the Consolidated Group or by any such plan or other agreement to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by such member of the Consolidated Group in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination or cessation of services, death or disability.

“Disqualified Lender” means (i) certain banks, financial institutions and other institutional lenders or Related Funds of institutional lenders, in each case identified in writing to the Initial Lead Arranger prior to the Closing Date, (ii) bona fide competitors of the Consolidated Group (including material customers, suppliers, contractors or sub-contractors of the Consolidated Group) that have been designated in writing by any Loan Party (by no later than three (3) Business Days prior to the effective date of such designation) as “Disqualified Lenders” to the Administrative Agent in accordance with Section 9.01 (for posting to the Lenders on the Platform) from time to time, and (iii) in the case of clauses (i) and (ii), any of their Affiliates that are clearly identifiable as such solely on the basis that such Affiliates’ names include the name of the specified bank, financial institution, institutional lender, Related Fund or competitor (excluding in the case of clause (ii), any Bona Fide Debt Fund that constitutes an Affiliate thereof that is not Disqualified Lender or an Excluded Affiliate); provided that (x) any competitor designated as a Disqualified Lender pursuant to clause (ii) after the relevant trade date of an assignment or effective date of a participation hereunder (including any Affiliate thereof constituting a Disqualified Lender pursuant to clause (iii) hereof) shall not retroactively disqualify a Lender or Participant, as applicable, that was not a Disqualified Lender on such trade date, (y) the Loan Parties’ failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (z) “Disqualified Lender” shall exclude any Person that a Loan Party has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantors” means any Excluded Subsidiary that (a) is incorporated or organized under a Specified Jurisdiction and (b) at the option and in the sole discretion of the Borrowers, has been designated a Subsidiary Loan Party.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person other than (A) any natural person (or holding company, investment vehicle or trust for a natural person), (B) any Disqualified Lender unless consented to in writing by the Borrowers, (C) any Defaulting Lender or any Affiliate thereof or (D) any Loan Party or Affiliate thereof (other than any Affiliated Lender permitted by Section 9.04(b)(ii)).

“Environmental Laws” means all applicable treaties with the force of law, laws (including common laws), constitutions, rules, regulations, executive orders (with the force of law), codes, ordinances, orders, decrees, writs, judgments, injunctions, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the protection of the environment, (b) the preservation or reclamation of natural resources, (c) the presence, use, manufacture, production, generation, handling, management, storage, transportation, treatment, recycling, testing, labeling, disposal, Release or threatened Release of, cleanup, control, or exposure to, any Hazardous Material, or (d) to workplace health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for personal injury or damages, costs of medical monitoring, costs of environmental remediation or restoration, or other response actions, natural resource damages, administrative oversight costs, consultants’ fees, fines, penalties or indemnities) relating to (a) any actual or alleged violation of, or liability arising under, any Environmental Law or permit, license or approval issued thereunder, (b) the manufacture, production, generation, use, handling, management, transportation, storage, treatment, recycling, testing, labeling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release, cleanup or control of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock or other share capital, partnership interests, membership interests in a limited liability or exempted company, beneficial interests in a trust or other equity ownership interests in a Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Investors” means collectively (a) the direct or indirect equity holders of Topco and (b) those officers, directors and other members of management of any member of the Holding Company Group who own, directly or indirectly, or have the right to acquire, Equity Interests in Holdings or any direct or indirect parent of Holdings on the Closing Date or pursuant to an equity plan or stock option plan or other similar benefit plan.

“Equity Personnel” means the personnel primarily engaged in making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to any Plan, a failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standards with respect to any Plan, (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or other liability imposed under Sections 4062, 4063, 4064, or 4069 of ERISA or section 4971 of the Internal Revenue Code, (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or plans or to appoint a trustee to administer any Plan, (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be insolvent, within the meaning of Title IV of ERISA or (h) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro”, “euro” or “€” means the single currency of Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Ex-Im Laws” means (a) the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and any other Requirement of Law concerning export controls; and (b) import and customs laws or regulations administered by U.S. Customs and Border Protection and any other Requirement of Law concerning imports or customs.

“Excess Cash Flow” means, for any period, an amount (to the extent positive) equal to the excess of

(a)	the sum, without duplication, of

(i)             Consolidated Net Income for such period (it being agreed that the net income of any Person acquired pursuant to an Acquisition prior to the consummation thereof shall not be included for this purpose);

(ii)            an amount equal to the amount of all non-cash charges (including Consolidated Depreciation and Amortization Expense) to the extent deducted in arriving at such Consolidated Net Income, and

(iii)           decreases in Consolidated Working Capital (other than decreases arising from acquisitions by any member of the Consolidated Group completed during the period or as a result of purchase accounting) for such period;

minus (b) the sum, without duplication, of

(i)             an amount equal to the amount of all non-cash gains and credits included in arriving at such Consolidated Net Income and cash charges, losses or expense to the extent included in arriving at Consolidated Net Income, and the expenses and charges of the type referred to in the last paragraph of Consolidated Net Income to the extent not reimbursed during such period, in each case, to the extent not included in arriving at such Consolidated Net Income,

(ii)            without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Consolidated Capital Expenditures, acquisitions of Intellectual Property, capitalized Intellectual Property development, for retention, recruiting, relocation, severance or signing bonuses and expenses made in cash during such period, except to the extent that such Consolidated Capital Expenditures, acquisitions or costs or expenses were financed with the proceeds of Indebtedness of any member of the Consolidated Group (other than borrowings under any revolving credit facility or intercompany Indebtedness (to the extent such intercompany Indebtedness is not funded with any Indebtedness of any member of the Consolidated Group (other than revolving credit facilities))),

(iii)           the aggregate amount of all cash principal payments of Indebtedness of any member of the Consolidated Group during such period but excluding (A) all prepayments of Term Loans (other than prepayments pursuant to Section 2.11(c)(ii), but solely to the extent that the Disposition at hand increased Consolidated Net Income, and not in excess of such increase), (B) all prepayments of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder, and (C) such payments financed with the proceeds of Indebtedness of any member of the Consolidated Group (other than borrowings under any other revolving credit facility or intercompany Indebtedness (to the extent such intercompany Indebtedness is not funded with any Indebtedness of any member of the Consolidated Group (other than revolving credit facilities))),

(iv)           an amount equal to the aggregate net non-cash gain on Dispositions by any member of the Consolidated Group during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)            increases in Consolidated Working Capital for such period,

(vi)           payments made by the Consolidated Group during such period in cash in respect of (x) non-current liabilities of the Consolidated Group other than Indebtedness, to the extent not already deducted or excluded from Consolidated Net Income, (y) non-cash charges incurred in a prior period, or (z) items added back to Consolidated Net Income pursuant to clause (c) of the proviso to such definition,

(vii)          without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Consolidated Group (on a consolidated basis) in connection with Investments (including acquisitions and earnout payments) pursuant to Section 6.04 (other than pursuant to Section 6.04(z)) that are not made in a wholly owned Subsidiary and which are made during such period, in each case, except to the extent financed with the proceeds of Indebtedness of any member of the Consolidated Group (other than borrowings under any revolving credit facility or intercompany Indebtedness (to the extent such intercompany Indebtedness is not funded with any Indebtedness of any member of the Consolidated Group (other than revolving credit facilities))),

(viii)         the aggregate amount of (x) Restricted Payments paid in cash to any Person other than any member of the Consolidated Group during such period pursuant to Section 6.08 (other than pursuant to Section 6.08(a)(xvii)) and (y) voluntary prepayment, distribution, redemption, retirement, acquisition, cancellation or termination of any Junior Financing made in cash during such period pursuant to Section 6.08 (other than pursuant to Section 6.08(b)(ix)) except in each case of clauses (x) and (y), to the extent financed with the proceeds of Indebtedness of any member of the Consolidated Group (other than borrowings under any revolving credit facility or intercompany Indebtedness (to the extent such intercompany Indebtedness is not funded with any Indebtedness of any member of the Consolidated Group (other than revolving credit facilities))),

(ix)            the aggregate amount of expenditures, fees, costs, charges and expenses, in each case, in respect of long-term reserves (including litigation reserves) actually made by the Consolidated Group in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not deducted or excluded in calculating Consolidated Net Income,

(x)             the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Consolidated Group during such period that are paid in cash in connection with any prepayment of Indebtedness to the extent that such payments are not deducted or excluded in calculating Consolidated Net Income,

(xi)            an amount equal to all cash expenditures by any member of the Consolidated Group under Swap Agreements during such fiscal year to the extent not deducted or excluded in arriving at Consolidated Net Income,

(xii)           the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable in each case in such period to the extent they exceed the amount of tax expense deducted or excluded in determining Consolidated Net Income for such period,

(xiii)          the aggregate amount paid in cash by the Consolidated Group during such period in respect of the Transaction Costs to the extent that such payments are not deducted or excluded in calculating Consolidated Net Income,

(xiv)          the aggregate consideration required to be paid in cash by any member of the Consolidated Group pursuant to binding contracts entered into prior to or during such period relating to Consolidated Capital Expenditures or Investments (including acquisitions and earnout payments) pursuant to Section 6.04 that are not made in a Borrower or a wholly owned Subsidiary (the “Scheduled Consideration”) (other than Investments in cash and Cash Equivalents) to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such Consolidated Capital Expenditures or Investments during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters; and

(xv)          proceeds from any business interruption insurance to the extent added back to Consolidated Net Income in such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (i) accounts used primarily as (a) payroll accounts, (b) tax accounts, (c) escrow accounts, (d) trust accounts, (e) zero-balance accounts, or (f) non-Specified Jurisdiction accounts, (ii) accounts solely containing funds that are otherwise restricted by law or agreements, (iii) accounts in connection with cash pooling, net to zero balance or other similar cash management arrangements, netting or setting off-arrangement or ring-fenced accounts (or similar), customer/client monies or regulated accounts and (iv) other deposit accounts and securities accounts with average daily balances or assets which shall not at any time exceed $1,000,000 in the aggregate for all such accounts for any period of three consecutive Business Days.

“Excluded Affiliate” means any Affiliates of the Lead Arranger that are engaged as principals primarily in private equity, mezzanine financing or venture capital.

“Excluded Property” means (a) any lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument, security, franchise agreement or binding contractual obligation to which such Loan Party is a party or any property subject to a purchase money security interest, or any property governed by any such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument, security, franchise agreement or binding contractual obligation to which such Loan Party is a party and any of its rights or interest thereunder, to the extent, but only to the extent, that a grant of a security interest therein in favor of the Collateral Agent would, under the terms of such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument, security, franchise agreement, purchase money arrangement or binding contractual obligation, be prohibited by or result in a violation of law, rule or regulation or a breach of the terms or a condition of, or constitute a default or forfeiture under, or create a right of termination in favor of or require a consent (other than the consent of any Loan Party or Subsidiary and any such consent which has been obtained (it being understood and agreed that no Loan Party or Subsidiary shall be required to seek any such consent)) of any other party to, such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument, security, franchise agreement, purchase money arrangement or binding contractual obligation (except in the case of a lease in respect of a Capital Lease Obligation or property subject to a Lien permitted pursuant to Section 6.02(c) (to the extent Liens are of the type described in clause (e) of Section 6.02), (d) or (e), other than to the extent that any such law, rule, regulation, term, prohibition, restriction or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction, or any other applicable law (including any Debtor Relief Law) or principles of equity, and other than receivables and proceeds of any of the foregoing the assignment of which is expressly deemed effective under the UCC, or other applicable law notwithstanding such law, rule, regulation, term prohibition or condition); provided that immediately upon the ineffectiveness, lapse or termination of any such law, rule, regulation, term, prohibition, restriction or condition the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such law, rule, regulation, term, prohibition, restriction or condition had never been in effect; (b) any of the outstanding voting Equity Interests issued by a Subsidiary of Holdings that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting Equity Interests of any such CFC or CFC Holding Company, in such case solely to the extent a guarantee of such CFC or CFC Holding Company could reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Borrowers in consultation with the Administrative Agent (at the direction of the Required Lenders)); (c) any Equity Interests or assets of a Person to the extent that, and for so long as (x) such Equity Interests constitute less than 100% of all Equity Interests of such Person, and the Person or Persons holding the remainder of such Equity Interests are not Holdings, Borrowers or Subsidiaries and (y) the granting of a security interest in such Equity Interests in favor of the Collateral Agent are not permitted by the terms of such issuing Person’s Organizational Documents or joint venture documents or otherwise require the consent of a Person or Persons who are not Loan Parties or Subsidiaries (in each case, as in effect at the time such Person becomes a Subsidiary and to the extent not entered into in contemplation thereof), other than to the extent that any such law, rule, regulation, term, prohibition, restriction or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction, or any other applicable law (including any Debtor Relief Law) or principles of equity, (d) any Equity Interests in and assets of a Captive Insurance Subsidiary; (e) (i) any motor vehicles and goods which are motor vehicles and other assets or goods subject to certificates of title, (ii) letter of credit rights to the extent not constituting supporting obligations and with a value of less than $4,000,000 individually (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or other filing or registration in a Specified Jurisdiction), and (iii) commercial tort claims with a claim value of less than $4,000,000 individually (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or other filing or registration in a Specified Jurisdiction); (f) any U.S. “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement or amendment is filed), and solely to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment or enforcement of a security interest therein would impair the validity or enforceability of, or void, any registration that issues from such intent-to-use application under U.S. federal law; (g) any assets as to which the Borrowers reasonably determine (in consultation with, but without the consent of, the Administrative Agent, at the direction of the Required Lenders) that the obtaining a security interest in would result in material adverse tax consequence to any member of the Holding Company Group; provided that, notwithstanding the foregoing, no Loan Party shall be released from any Guaranty or any Security Document, and no Lien in respect of the Equity Interests in any Loan Party shall be released, solely as a result of such Loan Party becoming an Excluded Subsidiary of the type described in clause (c) and clause (e) of the definition thereof; (h) any assets as to which the Borrowers and the Administrative Agent (at the direction of the Required Lenders) reasonably agree in writing that the burden or cost of obtaining a security interest in or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (i) Excluded Accounts, (j) any real property leasehold interests; (k) any assets with respect to which the granting of security interests in such assets would be prohibited by any contract permitted under the terms of this Agreement and binding on such assets on the Closing Date or the date of acquisition thereof (not entered into in contemplation thereof and with respect to assets that are subject to such contract), applicable law or regulation (other than to the extent that any such law, rule, regulation, term, prohibition or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction, or any other applicable law (including any Debtor Relief Law) or principles of equity, and other than receivables and proceeds of any of the foregoing the assignment of which is expressly deemed effective under the UCC, or other applicable law notwithstanding such law, rule, regulation, term, prohibition or condition), or would require governmental or third party (other than any Loan Party or any Subsidiary) consent, approval, license or authorization or create a right of termination in favor of any Person (other than any Loan Party or any Subsidiary) party to any such contract (after giving effect to the applicable anti-assignment provisions of the UCC, or other applicable law other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, or other applicable law notwithstanding such prohibition); provided that immediately upon the ineffectiveness, lapse or termination of any such law, rule, regulation, term, prohibition, condition or provision the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such law, rule, regulation, term, prohibition, condition or provision had never been in effect; provided that the exclusions referred to in this clause (k) shall not include any proceeds of any such assets except to the extent such proceeds constitute Excluded Property; (l) any real property that is not Material Real Property; (m) Margin Stock; (n) any assets of any Person that require action under the law of any jurisdiction other than a Specified Jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property; (o) any assets or property (i) in which a Sanctioned Person has an interest (as defined under relevant Sanctions), or (ii) with respect to which a Sanctioned Person has taken any action with respect thereto which would cause a violation of Sanctions by any Person (including any Lender or Agent), (p) [reserved]; and (q) any assets subject to Liens securing permitted Acquired Indebtedness (limited to the acquired assets), Sale Leaseback transaction, Capital Lease Obligation or other purchase money debt, if the contract or other agreement providing for such Indebtedness or Capital Lease Obligation is not entered into in contemplation of the acquisition thereof and prohibits or requires the consent of any Person (other than any Loan Party or any Subsidiary) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such Indebtedness and prohibition or requirement is permitted under this Agreement after giving effect to the applicable anti-assignment provisions of the UCC, or other applicable law, other than the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law, notwithstanding such provision and (r) in the case of any Loan Party that is not incorporated in the United States or a State thereof or the District of Columbia, any assets excluded by application of the Agreed Security Principles. Notwithstanding anything to the contrary, “Excluded Property” shall not include any proceeds, substitutions or replacements of any “Excluded Property” referred to in clauses (a) through (r) (unless such proceeds, substitutions or replacements would constitute “Excluded Property” referred to in any of clauses (a) through (r)); provided, that notwithstanding the foregoing (but subject to 1(b)(xiv) of the Agreed Security Principles), no ABL Collateral shall constitute Excluded Property.

“Excluded Subsidiaries” means: (a) any Subsidiary that is not incorporated or organized under the laws of a Specified Jurisdiction; (b) that is (x) a CFC, (y) a CFC Holding Company, in each case of (x) or (y), solely to the extent of a guarantee in excess of 65% of the outstanding voting Equity Interests of any such CFC or CFC Holding Company could reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Borrowers in consultation with the Administrative Agent (at the direction of the Required Lenders)); (c) a Joint Venture or a Subsidiary that is not otherwise a wholly owned Subsidiary (other than with respect to directors’ qualifying or nominee shares); (d) an Immaterial Subsidiary; (e) in the case of any Subsidiary that is not incorporated in the United States or a State thereof or the District of Columbia, any such Subsidiary excluded by application of the Agreed Security Principles; (f) a Captive Insurance Subsidiary; (g) a not-for-profit Subsidiary; (h) any Subsidiary that is prohibited by applicable Requirement of Law or contractual obligation from guaranteeing or granting Liens to secure any of the Secured Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary); provided that each such Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (h) if such consent, approval, license or authorization has been obtained; (i) any Subsidiary with respect to which the Borrowers and the Administrative Agent (at the direction of the Required Lenders) reasonably agree that the cost or other consequences (including adverse tax consequences) of providing a guaranty of the Secured Obligations outweigh the benefits to the Lenders; (j) a Subsidiary acquired pursuant to an Acquisition financed with secured Indebtedness permitted to be incurred under Section 6.01 and each Subsidiary that is a Subsidiary thereof to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor subject to the Non-Guarantor Investment Limitation and such prohibition is not created in contemplation of or in connection with such Person becoming a Subsidiary; provided that each such Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (j) if such secured Indebtedness is repaid or becomes unsecured, if such Subsidiary ceases to Guarantee such secured Indebtedness or such prohibition no longer exists, as applicable; or (k) a Subsidiary that does not have the legal capacity to provide a guarantee of the Secured Obligations (provided that the lack of such legal capacity does not arise from any action or omission of any Borrower or any other Loan Party), in each case other than any Electing Guarantor for so long as such entity is an Electing Guarantor; provided, that notwithstanding the foregoing, no Subsidiary that is an Obligor (as defined in the ABL Agreement) under the ABL Agreement shall constitute an Excluded Subsidiary. Notwithstanding the foregoing, no Subsidiary shall constitute an Excluded Subsidiary if (either at the time it would become an Excluded Subsidiary or thereafter) (x) the primary purpose of which is (A) to evade the collateral or guarantee requirements under the Loan Documents for such Subsidiary with no other justifiable business purpose, or (B) to raise (or to facilitate the raising of) capital for (or any Parent Company of) Holdings or any of its Subsidiaries or (y) such Subsidiary Guarantees or otherwise provides credit support for any Material Indebtedness or Junior Financing of Holdings or any Subsidiary

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Loan Party or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Loan Party’s failure to constitute an “eligible contract participant” (determined after giving effect to Section 1(d) of the Guaranty) at such time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient:

(a)            Taxes imposed on or measured by such Recipient’s overall net income, profits or capital (however denominated), franchise Taxes, branch profits Taxes and other similar Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, being a resident, domicile or national of, maintaining a permanent establishment or other physical presence in, or having its principal office, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes;

(b)            With respect to a Lender, any United States federal withholding Taxes that are imposed on a Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office) except (i) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17 of this Agreement or (ii) if such Lender is an assignee pursuant to a request by the Borrowers under Section 2.19(b);

(c)            [reserved];

(d)            any withholding Taxes attributable to a Recipient’s failure to comply with Section 2.17(e); and

(e)            any withholding Taxes imposed on amounts payable by the Borrowers under FATCA.

(f)            any Bank Levy (or any amount suffered or incurred in respect of, any payment attributable to, or any liability arising as a consequence of, a Bank Levy).

“Extended Term Loans” has the meaning set forth in Section 2.24(a)(ii).

“Extending Lenders” has the meaning set forth in Section 2.24(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.24(a).

“Extension Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrowers executed by each of the Borrowers and Extending Lender, in connection with any Extension, and acknowledged by the Administrative Agent (which acknowledgement shall not be unreasonably withheld, delayed or conditioned).

“Extension Offer” has the meaning assigned to such term in Section 2.24(a).

“Facility” means each Class of Term Loans and/or Term Commitments.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means collectively, (i) that certain fee letter dated on or about the date hereof by and among the Borrowers, the Administrative Agent and the Collateral Agent and (ii) that certain fee letter dated on or about the date hereof by and between the Borrowers and the Lenders party thereto.

“Financial Covenant” means the financial maintenance covenants set forth in Section 6.06.

“Financial Officer” of any Person means the chief financial officer, vice president or director of finance, principal accounting officer or treasurer of such Person.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Secured Indebtedness as of the Applicable Date of Determination to (b) Consolidated EBITDA of the Consolidated Group for the period of four consecutive fiscal quarters of Holdings most recently ended on the Applicable Date of Determination.

“Fixed Amount” has the meaning assigned to such term in Section 1.13.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR, which initial Floor for Term SOFR shall be 2.00%.

“Foreign Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is a defined benefit plan (as defined in Section 3(35) of ERISA) and is not subject to ERISA pursuant to Section 4(a)(4) of ERISA, that is sponsored, maintained or contributed to (or for which there is an obligation to contribute to) by any Loan Party or any of its Subsidiaries or with respect to which any Loan Party or any of its Subsidiaries has any liability, contingent or otherwise, in each case, that is not subject to the Laws of the United States, whether or not mandated by non-U.S. Laws and is not a UK Plan.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make any employer or employee contributions required by applicable Laws or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be registered; (c) for a Foreign Plan that is funded or required to be funded, the present value of the accrued benefit liabilities (whether vested or unvested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of a Credit Party or any of its Subsidiaries, as applicable, on the basis of actuarial assumptions, each of which is reasonable, exceeds the current value of assets and/or property of such Foreign Plan and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are not properly accrued; (d) receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan or alleging the insolvency of any such Foreign Plan; or (e) any Credit Party or any of their respective Subsidiaries incurs any liability or obligation in connection with the termination of or withdrawal from any Foreign Plan.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings that is not a U.S. Subsidiary or U.K. Subsidiary.

“German ABL Controlled Account” means any ABL Controlled Account (as defined in the ABL Agreement) of a German Guarantor that is subject to a Lien securing the Obligations.

“German Guarantor” means each Subsidiary Loan Party that is a German Subsidiary.

“German Post-Closing Obligations” has the meaning assigned to such term in Schedule 5.17.

“German Security Agreement” collectively means the security agreements entered into by the German Guarantors as set forth on Schedule 5.17.

“German Subsidiary” means any Subsidiary of Holdings that is incorporated under the laws of Germany.

“German WCF Receivables” means any WCF Receivables (as defined in the ABL Agreement) owing to a German Guarantor.

“Governing Body” means the board of directors or other body (including the member) having the power to direct or cause the direction of the management and policies of a Person that is a corporation, company, partnership, trust, limited liability company, association, Joint Venture or other business entity.

“Governmental Authority” means the government of the United States of America, the United Kingdom, any other nation or any political subdivision thereof, whether federal, state, county, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other liability of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other liability or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other liability of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other liability or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or liability; provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) standard contractual indemnities or product warranties provided in the ordinary course of business; and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guaranteed” has a meaning correlative thereto.

“Guaranties” means the Guaranty and any other guaranty made by a Guarantor of the Secured Obligations in form and substance reasonably acceptable to the Administrative Agent and the Borrowers and each, a “Guaranty.”

“Guarantors” means collectively, all Loan Parties (including the Borrowers in their capacity as Guarantors under the Guaranty), and each, a “Guarantor”.

“Guaranty” means the Guaranty executed and delivered by the Loan Parties on the Closing Date, together with each supplement to the Guaranty in respect of the Secured Obligations delivered pursuant to Section 5.12 and Section 5.15.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, petroleum products, natural gas, natural gas liquids, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes, per- or polyfluoroalkyl substances and all other substances, materials or wastes of similar nature regulated by, or for which liability or standards of conduct are imposed under, any Environmental Law.

“Historical Financial Statements” means, collectively, the unaudited consolidated balance sheet of the Holdings and its Subsidiaries as of December 31, 2023 and the related consolidated statement of income for the period then ended.

“Holding Company Group” means, collectively, Holdings and the Consolidated Group.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time, provided that:

(a)            except as otherwise set forth in this Agreement, all ratios and calculations based on IFRS contained in this Agreement shall be computed in accordance with IFRS as in effect on the date of this Agreement;

(b)            at any time after the Closing Date, the Borrowers may elect to establish that IFRS shall mean IFRS as in effect on or prior to the date of such election; provided further that any such election, once made, shall be irrevocable.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary; provided that (a) for purposes of this Agreement, at no time shall (i) the Consolidated Total Assets of any individual Immaterial Subsidiary or all Immaterial Subsidiaries in the aggregate as of the Applicable Date of Determination equal or exceed 5% individually or (when excluding Immaterial Subsidiaries that constitute Excluded Subsidiaries pursuant to another clause of the definition of “Excluded Subsidiary”) 10% in the aggregate of the Consolidated Total Assets at such date, determined on a Pro Forma Basis, or (ii) the consolidated revenues (other than revenues generated from the sale or license of property between any members of the Consolidated Group) of any individual Immaterial Subsidiary or all Immaterial Subsidiaries in the aggregate for the period of four consecutive fiscal quarter of Holdings ending as of the most recent Applicable Date of Determination equal or exceed 5% individually or (when excluding Immaterial Subsidiaries that constitute Excluded Subsidiaries pursuant to another clause of the definition of “Excluded Subsidiary”) 10% in the aggregate of the consolidated revenues (other than revenues generated from the sale or license of property between the members of the Consolidated Group) of the Consolidated Group for such period, determined on a Pro Forma Basis, and (b) if, as of the date the financial statements for any fiscal quarter of Holdings are delivered or required to be delivered pursuant to Section 5.01(a) or (b), the Consolidated Total Assets or revenues of any or all Subsidiaries that theretofore constituted “Immaterial Subsidiaries” shall have, as of the last day of such fiscal quarter (or for the applicable four-quarter period ending as of the last day of such fiscal quarter, as applicable), exceeded the limits set forth in clause (a) above, then within 10 Business Days (or such later date as agreed by the Administrative Agent at the direction of the Required Lenders) after the date such financial statements are so delivered (or so required to be delivered), the Borrowers shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, such that, as a result thereof, the Consolidated Total Assets and revenues of any individual Subsidiary or all Subsidiaries in the aggregate, as applicable, that constitute “Immaterial Subsidiaries” do not exceed such limits. Upon any such Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 5.12, to the extent applicable. Notwithstanding anything herein to the contrary, (x) an Electing Guarantor shall at all times be deemed a Material Subsidiary and (y) each of the Borrowers shall at all times be deemed a Material Subsidiary.

“Incremental Cap” means an amount equal to the sum of (a) the Shared Incremental Amount plus (b) all voluntary prepayments, redemptions and repurchases (including amounts paid pursuant to “yank-a-bank” provisions with credit given to the amount actually paid in cash, if acquired below par) of Term Loans (except, in each case, to the extent funded with proceeds of Long-Term Debt or any refinancing Indebtedness) (provided that this clause (b) will serve to replenish, but not exceed, the amount set forth in the foregoing clause (a)), plus (c) all voluntary prepayments, redemptions and repurchases (including amounts paid pursuant to “yank-a-bank” provisions with credit given to the amount actually paid in cash, if acquired below par) of Other Applicable Indebtedness (in each case, with respect to any such Other Applicable Indebtedness that constitutes revolving Indebtedness, to the extent accompanied by a permanent reduction in revolving commitments) (except, in each case, to the extent funded with proceeds of Long-Term Debt or any refinancing Indebtedness) (provided that this clause (c) will serve to replenish, but not exceed, the amount set forth in the foregoing clause (a)), plus (d) an unlimited amount so long as, solely in the case of this clause (d), after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable (assuming that such Incremental Facility or Incremental Equivalent Debt is drawn in full and excluding the cash proceeds of such Incremental Facility or Incremental Equivalent Debt for purposes of determining Unrestricted Cash) and, after giving effect to a Permitted Acquisition or other permitted Investment consummated in connection therewith, (I) in the case of Incremental Term Loans that are secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the Secured Obligations under this Agreement (but without regard to the control of remedies), the First Lien Net Leverage Ratio for the Applicable Date of Determination most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence does not exceed 5.00 to 1.00, (II) in the case of Incremental Term Loans that are secured by Liens on all or a portion of the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the Secured Obligations under this Agreement, the Secured Net Leverage Ratio for the Applicable Date of Determination most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence does not exceed 6.00 to 1.00, or (III) in the case of Incremental Term Loans that are unsecured, the Total Net Leverage Ratio for the Applicable Date of Determination most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence does not exceed 6.50 to 1.00, (clauses (I) through (III), the “Ratio Incremental Amount”); provided, that, in the case of any Incremental Facility or Incremental Equivalent Debt in the form of delayed draw term loan commitments, subject to Section 1.13, the Incremental Facility Amendment (or, in the case of Incremental Equivalent Debt, the applicable amending agreement) provides that, as a condition to the actual utilization of such delayed draw term loan commitments, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio test, as applicable, for such usage of the Ratio Incremental Amount is tested at the time of the actual utilization of such delayed draw term loan commitments (provided that, notwithstanding anything to the contrary contained herein, if tested at the actual utilization thereof, such delayed draw term loan commitments shall be disregarded for purposes of calculating any lender consent requirements (other than solely with respect to any waiver of the conditions to funding of such lender’s delayed draw term loan commitments) until tested at such actual utilization); provided, further, that (1) any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (d) of this definition as selected by the Borrowers in their sole discretion and (2) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred or implemented under clause (d) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (d) of this definition shall be calculated first without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred or implemented under any other clause of this definition, but giving full effect on a Pro Forma Basis to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions and (B) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter.

“Incremental Equivalent Debt” means any Indebtedness in an aggregate outstanding principal amount not to exceed, when taken together with all outstanding Incremental Facilities, the Incremental Cap as in effect at the time of determination (after giving effect to any reclassification on or prior to such date of determination); provided, that, (1) such Incremental Equivalent Debt shall not mature prior to the date that is the Latest Maturity Date then in effect or have a Weighted Average Life to Maturity less than the remaining Weighted Average Life to Maturity of the then outstanding Term Loans (without giving effect to amortization for periods where amortization has been eliminated as a result of a prepayment of such Term Loans), (2) such Incremental Equivalent Debt (x) shall be secured by a Lien on the Collateral on a parity basis with, or on a junior basis to, the Lien on the Collateral securing the Secured Obligations or (y) may be unsecured; provided that, if secured, such Incremental Equivalent Debt shall be secured only by assets that constitute Collateral, (3) no Subsidiary shall be a borrower or a guarantor with respect to such Incremental Equivalent Debt unless such Subsidiary is a Loan Party (or substantially concurrently with the incurrence thereof becomes a Loan Party), (4) [reserved], (5) (x) if such Incremental Equivalent Debt is secured by a Lien on the Collateral, the Liens securing such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement and (y) if such Incremental Equivalent Debt is subordinated to the Obligations or Secured Obligations, such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement, (6) the pricing, interest rate margins, discounts, premiums, rate floors and fees applicable to such Indebtedness shall be determined by the Borrowers and the lenders providing such Indebtedness; provided, that such Incremental Equivalent Debt shall be subject to the MFN Adjustment, (7) subject to Section 1.12, immediately before and after giving effect to the incurrence of such Incremental Equivalent Debt, no Event of Default has occurred and is continuing or would result therefrom and (8) other terms may differ from the terms of this Agreement and the other Loan Documents and shall be determined by the Borrowers and the lenders providing such Indebtedness; provided, however, the covenants and events of default applicable to such Indebtedness, if not consistent with the terms of this Agreement and the other Loan Documents shall not be materially more restrictive to Holdings, Borrowers and Subsidiaries (as determined in good faith by the Borrowers), when taken as a whole, than the terms of this Agreement and the other Loan Documents, unless (x) the Lenders receive the benefit of such more restrictive terms pursuant to an amendment executed by the Borrowers and the Administrative Agent (it being understood that no consent of any such Lender shall be required to receive the benefit of such more restrictive terms) or (y) any such provisions apply after the Latest Maturity Date then in effect.

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Term Loan under any Incremental Facility Amendment with respect thereto, expressed as an amount representing the maximum principal amount of the Incremental Term Loans to be made by such Lender under such Incremental Facility Amendment, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or as otherwise set forth herein.

“Incremental Term Loan” means a Loan made under an Incremental Facility.

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.13.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all obligations of the type described in clauses (a), (b), (c), (d), (f), (g) or (h) of this definition of “Indebtedness” of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of obligations of the type described in clauses (a), (b), (c), (d), (e), (g) or (h) of this definition of “Indebtedness” of others, (g) the principal component of Capital Lease Obligations of such Person (other than any indebtedness under any lease, concession, license of property or other arrangement (or guarantee thereof) which is treated as an operating lease by the accounting principles required or permitted by IFRS), (h) all reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty (except to the extent such letters of credit, or letters of guaranty relate to trade payables and such outstanding amounts are satisfied within 30 days of incurrence), (i) the absolute value of the net obligations of such Person under any Swap Agreements (solely to the extent negative) (it being understood that such netting shall be limited to obligations among Swap Agreements) and (j) all Disqualified Equity Interests of such Person; provided, however, that (A) intercompany Indebtedness among the members of the Consolidated Group and (B) obligations constituting Indebtedness that is non-recourse to the members of the Consolidated Group shall only constitute “Indebtedness” for purposes of Section 6.01 and not for any other purpose hereunder. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (v) accrued expenses, (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation and (z) deferred revenue and deferred tax liabilities. In addition, notwithstanding the foregoing, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments, non-compete or consulting obligations or, unless not paid within three Business Days of becoming due and payable, earn-outs, in each case, to which the seller in an Acquisition or Investment may become entitled. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) all Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Term Loan” means the term loan made by a Lender to the Borrowers on the Closing Date pursuant to Section 2.01(a).

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make the Initial Term Loan hereunder on the Closing Date pursuant to Section 2.01(a), expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Term Lender hereunder. The aggregate amount of each Term Lender’s Initial Term Loan Commitment is set forth on Schedule 2.01. The aggregate principal amount of the Initial Term Loan Commitments of all the Term Lenders is $500,000,000.

“Intellectual Property” has the meaning assigned to such term in the U.S. Security Agreement.

“Intercompany License Agreement” means any cost sharing/transfer agreement, commission or royalty agreement, license (including sublicense) agreement, distribution agreement, services agreement, Intellectual Property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more members of the Consolidated Group.

“Intercreditor Agreement” means that certain intercreditor agreement dated on or about the date hereof by and among Alloy Parent Limited, as the parent, Dundee Pikco Limited, as the company, GLAS USA LLC, as the original senior agent, GLAS Americas LLC, as the security agent, Wells Fargo Capital Finance (UK) Limited, as the original ABL agent and as the ABL security agent, and others.

“Interest Payment Date” means, the last Business Day of each March, June, September and December and the maturity date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the next Interest Payment Date; provided that: no Interest Period shall extend beyond the maturity date of the Facility under which such Loan was made.

“Investment” means (a) any acquisition by any member of the Consolidated Group, whether by purchase, merger, amalgamation, consolidation, contribution or otherwise, of at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division, of any other Person, (b) any purchase or other acquisition by any member of the Consolidated Group of, or of a beneficial interest in, any Equity Interests or Indebtedness of any other Person (including any Subsidiary) or any Guarantee by any members of the Consolidated Group of the obligations of any other Person and (c) any loan or advance constituting Indebtedness of such other Person (other than trade or accounts receivable, trade credit, advances to officers, directors, members of management and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any member of the Consolidated Group to any other Person (including any Subsidiary). The amount of any Investment outstanding as of any time shall be the original cost of such Investment (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrowers’ good faith estimate of the fair market value of such asset or property at the time such Investment is made) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all Returns received by any member of the Consolidated Group in respect thereof.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, joint operation, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Financing” means, collectively, (a) any Indebtedness that is contractually subordinated in right of payment to any of the Secured Obligations and (b) any Material Indebtedness that is secured by a Lien that is junior to the Liens securing the Secured Obligations (but excluding, for the avoidance of doubt, the ABL Agreement (and any Permitted Refinancing thereof)).

“Junior Financing Prepayment” has the meaning assigned to such term in Section 6.08(b).

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Initial Term Loan, Delayed Draw Term Loan, Incremental Term Loan, Extended Term Loan, Other Term Loan, Other Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“LCT End Date” has the meaning assigned to such term in Section 1.12.

“Lead Arranger” means (a) with respect to this Agreement, Jefferies LLC in its capacity as sole lead arranger and sole bookrunner (in such capacity, the “Initial Lead Arranger”) and (b) with respect to any amendment, modification, consent or waiver to this Agreement, each Person identified on the cover page to such amendment, modification, consent or waiver to this Agreement as a lead arranger or bookrunner.

“Lenders” means the Persons who are “Lenders” under this Agreement on the Closing Date, any Additional Lenders, any Additional Refinancing Lenders and any other Person that shall have become a party hereto as a Lender pursuant to Section 9.04 (or, if the Commitments have terminated or expired, a Person holding Loans), other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, charge, assignment by way of security, transfer by way of security, hypothecation, security interest, hypothec or similar encumbrance given in the nature of a security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, title retention (including extended retention of title), consignment, capital or finance lease or similar arrangements for the sale of goods (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” has the meaning assigned to such term in Section 1.12.

“Limited Condition Transaction Lapse Date” means the date that is one-hundred fifty (150) days from the date of the execution of the definitive agreement with respect to such Limited Condition Transaction plus an additional one-hundred eighty (180) days (for a total of three-hundred thirty (330) days) to the extent that (i) such Limited Condition Transaction has not been consummated on or before such one-hundred fiftieth day solely due to pending regulatory approval and (ii) such extension has been agreed by the lenders providing any Incremental Facility to be made in connection therewith, solely when an Incremental Facility shall be incurred in connection therewith.

“Loan Documents” means this Agreement, the Intercreditor Agreement, each Incremental Facility Amendment, each Extension Amendment, each Refinancing Amendment, the Security Documents, the Guaranties, the Fee Letters, any intercreditor or subordination agreement (including any Acceptable Intercreditor Agreement) contemplated hereby and entered into in connection with the commercial lending facility made available hereunder by the Administrative Agent and/or the Collateral Agent and a Loan Party, and, except for purposes of Section 9.02, the Notes.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.07, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Parties” means, collectively, Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” means the Initial Term Loan, Delayed Draw Term Loans, Incremental Term Loans, and any other loans made by any Lenders to a Borrower pursuant to this Agreement, any Incremental Facility Amendment, Extension Amendment or any Refinancing Amendment.

“Long-Term Debt” means any Indebtedness that, in accordance with IFRS, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time in the case of any Lenders of any other Class, Lenders holding Loans or unused Commitments of such Class representing more than 50% of the aggregate principal amount of all Loans and unused Commitments of such Class outstanding or in effect at such time; provided that, for the purpose of determining the Majority in Interest needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Affiliated Lender shall be disregarded except as expressly permitted under Section 9.04(g), (ii) if at any time there are five or more unaffiliated Lenders, “Majority in Interest ” shall include at least three unaffiliated Lenders, (iii) if at any time there are two or more unaffiliated Lenders, “Majority in Interest ” shall include at least two unaffiliated Lenders and (iii) to the extent that PGIM holds not less than 33.33% of the sum of the aggregate Total Outstandings at such time, “Majority in Interest” shall include PGIM.

“Make-Whole Amount” means an amount equal to the aggregate of (a) the sum of all interest payments (including interest at the Default Rate if an Event of Default has occurred and is continuing at the time the Make-Whole Amount becomes due) that would have accrued or been due on the Loans repaid from and including the date of payment until the one year anniversary of the Closing Date plus (b) an amount equal to 3.00% of the aggregate amount of Loans so repaid, and then such sum discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.

“Management Incentive Plan” means that certain management incentive plan as in effect on the Closing Date or as amended, amended and restated, supplemented or otherwise modified in accordance with Section 6.11.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Market Capitalization” means, with respect to any Restricted Payment permitted pursuant to Section 6.08(a)(xi), an amount, determined in good faith by the Borrowers, equal to (a) the total number of issued and outstanding shares of common stock (or equivalent) of the Public Company on the date of the declaration of such Restricted Payment, multiplied by (b) the arithmetic mean of the closing prices per share of such common stock (or equivalent) on the principal securities exchange on which such common stock (or equivalent) is traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means a material and adverse effect on (i) the business, assets, results of operations or financial condition of the Consolidated Group, taken as a whole, (ii) the remedies available to the Administrative Agent and the Lenders under the Loan Documents or (iii) the ability of the Borrowers and the other Loan Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means any Indebtedness (other than the Loans) of any member of the Consolidated Group with an outstanding principal amount exceeding $15,000,000 at any one time outstanding.

“Material Real Property” means any parcel of real property (or set of parcels operated as a single property) located in the United Kingdom or the United States and owned in fee by a Loan Party with a fair market value in excess of $10,000,000.

“Material Subsidiary” shall mean, at any date of determination, each Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Initial Term Loan and the Delayed Draw Term Loan, the 6th anniversary of the Closing Date (or if such anniversary is not a Business Day, the next preceding Business Day); provided that to the extent the maturity date under the PIK Facility Agreement has not been extended to a date that is 91 days following the Maturity Date (as determined pursuant to clause (a) hereof) then in effect on or prior to December 5, 2027, the Maturity Date will be deemed to be December 5, 2027 and (b) with respect to any Incremental Term Loan or Extended Term Loan, as provided in the respective documentation therefor, but, as to any specific Term Loan, as the maturity of such Term Loan shall have been extended by the holder thereof in accordance with the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MFN Adjustment” shall mean, with respect to any Indebtedness, that such Indebtedness is subject to the provisions of Section 2.20(c) as though such Indebtedness were incurred as an Incremental Facility.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust, deed to secure debt, or other real estate security document (including any English law governed debenture) in respect of an owned Real Property delivered by any Loan Party to the Collateral Agent from time to time, in form and in substance reasonably satisfactory to the Collateral Agent, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgaged Property” means any Material Real Property owned by a Loan Party that is subject to a Mortgage, in favor of the Collateral Agent, securing the Obligations.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds (excluding proceeds from business interruption insurance) received in respect of such event, including (x) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (y) in the case of a casualty, cash insurance proceeds, and (z) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (b) the sum of (i) all reasonable fees and expenses (including commissions, discounts, transfer taxes and legal, accounting and other professional and transactional fees) paid or payable by any member of the Consolidated Group to third parties in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of payments made or required to be made in respect of Indebtedness (other than the Loans), whether principal, interest, premium or otherwise, secured by such asset or which by applicable law be repaid out of the proceeds of such Disposition, casualty, condemnation or similar proceeding, (iii) the amount of all taxes (or Restricted Payments in respect of such taxes), including as a result of the repatriation of funds, paid (or reasonably estimated to be payable or accrued as a liability under IFRS) by the Consolidated Group or any affiliate thereof as a result of such event, (iv) the amount of any reserves established by the applicable member of the Consolidated Group to fund liabilities estimated to be payable as a result of such event (as determined in good faith by the applicable Responsible Officer of such member of the Consolidated Group) however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be receipt of Net Proceeds occurring on the date of such reduction, (v) in the case of any Disposition or casualty or condemnation or similar proceeding by a non-wholly owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of a Borrower or a wholly owned Subsidiary as a result thereof and (vi) any funded escrow established pursuant to the documents evidencing any such sale or Disposition to secure any indemnification obligations (or other liabilities associated with such Disposition) or adjustments to the purchase price associated with any such sale or disposition, however, the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be receipt of Net Proceeds occurring on the date of such reduction.

“New Midco” means Alloy Midco Limited, a private company limited by shares incorporated in Jersey with company number 130425, which will directly hold 100% of the shares in the Holdings.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Guarantor Debt Limitation” has the meaning set forth in Section 6.01.

“Non-Guarantor Investment Limitation” has the meaning set forth in the Section 6.04.

“Non-Loan Party” means any Subsidiary other than a Loan Party.

“Note” means a promissory note of the applicable Borrowers evidencing Loans made or held by a Lender, substantially in the form of Exhibit C.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 7.03(b).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower making such prepayment.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Administrative Agent, the Collateral Agent, the Lead Arranger, the Lenders or any of them, arising under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed in the related bankruptcy proceeding), prepayment premiums, fees (including fees and expenses which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such fees and expenses in the related bankruptcy proceeding), expenses, indemnification or otherwise; provided that for the avoidance of doubt, the “Obligations” of any Loan Party shall not include any Excluded Swap Obligations of such Loan Party nor any Second Lien Parallel Debt (as defined in the Intercreditor Agreement).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” of any Person means the charter, constitution, memorandum and articles of association, partnership agreement, articles and/or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction including any unanimous shareholder agreement or declaration).

“Other Applicable Indebtedness” has the meaning set forth in Section 2.11(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between the Recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than any such connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, and/or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future recording, stamp, court or documentary, intangible, recording, filing or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (i) Excluded Taxes, or (ii) Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Other Term Commitments” means, with respect to each Additional Refinancing Lender, the commitment, if any, of such Additional Refinancing Lender to make one or more Classes of Other Term Loans under any Refinancing Amendment, expressed as an amount representing the maximum principal amount of the Other Term Loans to be made by such Lender under such Refinancing Amendment, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or as otherwise set forth herein.

“Other Term Loans” means one or more Classes of Term Loans made pursuant to or that result from a Refinancing Amendment.

“Overnight Rate” means, for any day, the NYFRB Rate.

“Owned Real Property” has the meaning specified in Section 3.05(a).

“Owner Real Property Leases” has the meaning specified in Section 3.05(a).

“Parent Company” means any direct or indirect parent of Holdings (including, after the consummation of a Qualifying IPO, the Public Company).

“Parent Entity” means any holding companies established by any Equity Investor and that holds its investment, directly or indirectly in Holdings.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Parties” means, collectively, Holdings and the Borrowers.

“PATRIOT Act” has the meaning assigned to such term in Section 9.14.

“Payment” has the meaning assigned to such term in Section 8.13(a).

“Payment Notice” has the meaning assigned to such term in Section 8.13(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Permitted Acquisition” means any Acquisition by any member of the Consolidated Group if (i) subject to Section 1.12, no Event of Default has occurred and is continuing or would result therefrom, (ii) all actions required to be taken with respect to such acquired or newly formed Subsidiary (other than any Excluded Subsidiary) or such acquired assets (other than Excluded Property) under Section 5.12 and Section 5.14 will be taken in accordance therewith (to the extent required), (iii) such Permitted Acquisition shall not be hostile, (iv) subject to Section 1.12, after giving effect to such Permitted Acquisition (including the principal amount of all Indebtedness incurred or assumed in connection with such Permitted Acquisition that constitutes Consolidated Total Indebtedness and the maximum amount payable in cash in respect of any seller note or any earnout or similar contingent consideration in connection with such Permitted Acquisition), the Parties shall be in compliance, on a Pro Forma Basis, with the First Lien Net Leverage Ratio permitted under Section 6.06, (v) after giving effect to such Acquisition, the Loan Parties are in compliance with Section 6.13 and (vi) subject to Section 1.12, the aggregate consideration (including the principal amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition that constitutes Consolidated Total Indebtedness and the maximum amount payable in cash in respect of any seller note or any earnout or similar contingent consideration in connection with such Permitted Acquisition) for all Acquisitions of assets that will not or have not become Collateral or Persons that will not or have not become Guarantors in accordance with Section 5.12 or Section 5.14, shall not exceed in the aggregate at any time the Non-Guarantor Investment Limitation.

“Permitted Acquisition Debt” has the meaning assigned to such term in Section 6.01(a)(xxix).

“Permitted Encumbrances” means:

(a)             Liens imposed by law for taxes, assessments or other governmental charges or levies that are not yet due or delinquent, are not required to be paid pursuant to Section 5.05, or are being contested in compliance with Section 5.05 or for property taxes on property that is not Real Property Collateral that any member of the Consolidated Group has abandoned if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(b)            carriers’, warehousemen’s, supplier’s, construction contractor’s, workmen, mechanics’, materialmen’s, repairmen’s, carrier’s, landlords’ and other like Liens, and inchoate or statutory liens, rights of distress and charges, in each case imposed by law or contract, arising in the ordinary course of business and securing obligations (i) that are not yet due or (ii) (x) that are not overdue by more than thirty (30) days, (y) [reserved] or (z) are being contested in compliance with Section 5.05;

(c)             Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (and obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items);

(d)            Liens, pledges and deposits to secure the performance of (i) bids, government contracts, trade contracts (other than for borrowed money), leases, statutory obligations, deductibles, co-payment, co-insurance, retentions, premiums, reimbursement obligations or similar obligations to providers of insurance, self-insurance or reinsurance obligations, surety, stay, customs and appeal or similar bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) and other similar obligations, in each case incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in subclause (i) of this clause (d);

(e)            attachment or judgment Liens in respect of judgments or decrees that do not constitute an Event of Default under Section 7.01(j) and that have not been recorded against the Real Property Collateral;

(f)             easements, zoning restrictions, rights-of-way, encroachments, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that individually or in the aggregate do not materially interfere with the ordinary conduct of business of the applicable Loan Party (or Subsidiary thereof), and that no uncured default by any applicable Loan Party (or Subsidiary thereof) exists with respect thereto;

(g)            customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements;

(h)            Liens arising from Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”;

(i)             reservations, limitations, provisos and conditions expressed in any original grants from the Crown in respect of any property located in the United Kingdom or other grants of real or immovable property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(j)             Liens on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by any member of the Consolidated Group in connection with any letter of intent or purchase agreement for an acquisition, disposition or other transaction permitted hereunder; and

(k)            with respect to any Subsidiary that is not a U.S. Subsidiary or U.K. Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law not as a result of any action or inactions by Holdings or any Subsidiary.

“Permitted Refinancing” means modifications, replacements, restructurings, refinancings, refundings, renewals, amendments, restatements or extensions of all or any portion of Indebtedness (including any type of debt facility or debt security); provided that (a) the amount of such Indebtedness is not increased (unless the additional amount is permitted pursuant to another provision of Section 6.01) at the time of such refinancing, refunding, renewal or extension except by an amount not in excess of the existing unutilized commitments thereunder, accrued but unpaid interest thereon and a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Indebtedness) (as determined in good faith by the Borrowers), (b) the direct and contingent obligors of such Indebtedness shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension (other than to the extent any such additional obligors would have been permitted to be the obligor or guarantor of the Indebtedness being modified, replaced, refinanced refunded, restructured, renewed or extended or as otherwise permitted by Section 6.01), (c) to the extent such Indebtedness being so refinanced, refunded, renewed or extended is subordinated in right of payment and/or in right of Lien priority to any of the Secured Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of Lien priority (or, in the case of Lien subordination, not secured) to such Secured Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended (as determined in good faith by the Borrowers) or otherwise reasonably acceptable to the Administrative Agent or otherwise permitted under Section 6.01 or Section 6.02, and (d) other than with respect to Indebtedness under Section 6.01(a)(iv) or (v) [reserved], such refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, refunded, renewed or extended.

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and/or restructurings (including in connection with tax planning and corporate reorganizations (which corporate reorganizations shall include an amalgamation by a Loan Party with another Loan Party and a dissolution or wind-up of a Subsidiary of a Loan Party into such Loan Party such that all such Subsidiary’s property is transferred to such Loan Party)), so long as, after giving effect thereto, (a) the Loan Parties shall comply with Section 5.12 and (b) the value of the Guaranties, taken as a whole, and the security interest of the Secured Parties in the Collateral, taken as a whole, are not materially impaired (including by (x) a material portion of the value of the Guaranties that support all Secured Obligations immediately prior to such Permitted Reorganization no longer supporting all Secured Obligations or (y) a material portion of the assets that constitute Collateral for all Secured Obligations immediately prior to such Permitted Reorganization no longer constituting Collateral for all Secured Obligations) as a result of such Permitted Reorganization (it being understood that the value of the Guarantees or Collateral shall be determined in good faith by the Borrowers after taking into account the practical realization of such value, including, without limitation, in connection with the jurisdiction, location and corporate structure).

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PGIM” means PGIM, Inc., its Affiliates, and/or one or more accounts, funds, special purpose vehicles, trusts, partnerships, and/or other entities (including, in each case, any continuation fund or successor of any such entity) which, in each case, are directly or indirectly owned, managed, sub-managed, sponsored, controlled, advised and/or sub-advised by, or associated with, PGIM, Inc. or any of its Affiliates.

“PIK Facility Agreement” means the PIK facility agreement dated on or about March 3, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified) and made between, among others, Alloy Finco Limited, as the borrower, GLAS USA LLC, as the agent and GLAS Americas LLC, as the security agent.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate has any liability, contingent or otherwise.

“Platform” has the meaning assigned to such term in Section 5.01.

“Post Road Facility” means that certain master lease agreement dated as of December 27, 2022, (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time) by and among Post Road Equipment Finance SPV, LLC, as Lessor and Doncasters, Inc., Sothern Tool LLC and Certified Alloy Products, Inc., collectively as Lessee.

“Prepayment Event” means:

(a)            any Disposition (including pursuant to a Sale Leaseback transaction and by way of merger, amalgamation or consolidation) of any property or asset of any member of the Consolidated Group permitted pursuant to clause (k) of Section 6.05 resulting in aggregate Net Proceeds exceeding $10,000,000, in the aggregate for all such transactions during any fiscal year of Holdings (and it being understood that only such excess amount shall constitute Net Proceeds for such Prepayment Event); provided that so long as the ABL Agreement (or any Permitted Refinancing thereof) is in effect, and any asset sale proceeds received in respect of the Disposition of any ABL Priority Collateral are required to be applied to repay ABL Loans in accordance with the terms of the ABL Agreement (or such Permitted Refinancing thereof) to maintain compliance with the borrowing base thereunder, any such amount so required to repay the ABL Loans shall not be considered Net Proceeds for such “Prepayment Event” for any purpose under this Agreement.

(b)            the incurrence by any member of the Consolidated Group of any Indebtedness, other than Indebtedness permitted under Section 6.01 or otherwise permitted by the Required Lenders (other than Credit Agreement Refinancing Indebtedness); or

(c)            any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any member of the Consolidated Group with a fair market value immediately prior to such event, equal to or greater than $10,000,000; provided that so long as the ABL Agreement (or any Permitted Refinancing thereof) is in effect, any insurance proceeds received in respect of the ABL Priority Collateral the net proceeds of which are required to be applied to repay ABL Loans in accordance with the terms of the ABL Agreement (or such Permitted Refinancing thereof) shall not be considered a “Prepayment Event” for any purpose under this Agreement.

“Prepayment Premium” has the meaning assigned to such term in Section 2.11(h).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to the calculation of First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio, the amount of Consolidated EBITDA or Consolidated Total Assets or any other financial test or covenant or calculation of any ratio hereunder, for purposes of determining the permissibility of asset sales and for any other specified purpose hereunder, and for purposes of determining compliance with the Financial Covenant, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Specified Transactions (with any such incurrence or assumption of Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (and the application of the proceeds from any such asset sale or debt incurrence or assumption) that have occurred (x) during the relevant testing period for which such financial test or ratio is being calculated or (y) except when calculating the First Lien Net Leverage Ratio for the purposes of determining actual compliance (not compliance on a Pro Forma Basis) with the Financial Covenant, during the period immediately following the Applicable Date of Determination therefor and prior to or substantially simultaneously with the event for which the calculation of any such ratio on such date of determination is made, including pro forma adjustments arising out of events which are attributable to the Transactions or the proposed Specified Transaction, including giving effect to the pro forma adjustments specified in accordance with the definition of “Consolidated EBITDA,” using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Consolidated Group for the most recent Applicable Date of Determination, calculated as if the Transactions or such Specified Transaction, and all other Specified Transactions consummated during the relevant period, and any Indebtedness incurred, assumed or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred, assumed or repaid on the first day of such period and Consolidated Total Assets shall also be calculated after giving effect thereto; provided that, for purposes of the foregoing, (a) any such calculation made by reference to, or requiring pro forma compliance with, the Financial Covenant shall be made by reference to the Financial Covenant levels required under Section 6.06, as of the Applicable Date of Determination, (b) for purposes of determining the satisfaction of the condition to certain baskets that the Parties are in compliance with the Financial Covenant on a Pro Forma Basis for any period ending prior to the fiscal quarter of Holdings ending December 31, 2024, notwithstanding clause (a) of this proviso, such condition shall be deemed to be satisfied if (and only if) Parties are in compliance with the Financial Covenant on a Pro Forma Basis based on the financial covenant levels applicable for the fiscal quarter of Holdings ending December 31, 2024, and (c) to the extent any pro forma determination of any ratio test or compliance with the Financial Covenant required to be made under this Agreement in connection with the incurrence of any Incremental Facility, Incremental Equivalent Debt or other Indebtedness, such determination shall be made without including the proceeds of such incurred Incremental Facility, Incremental Equivalent Debt or other Indebtedness as Unrestricted Cash. If since the beginning of any relevant testing period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into any member of the Consolidated Group since the beginning of such testing period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio, the amount of Consolidated EBITDA or Consolidated Total Assets shall be calculated to give pro forma effect thereto in accordance with this definition.

Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrowers (including adjustments for costs and charges arising out of the Transactions or the proposed Specified Transaction and related restructurings and the “run-rate” cost savings and cost synergies resulting from the Transactions or such Specified Transaction that have been or are reasonably anticipated to be realizable (“run-rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such test period from such actions), and, in each case, including, but not limited to, (w) reduction in personnel expenses and managed compensation, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead, and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable); provided that (i) such amounts are reasonably identified and reasonably quantifiable, factually supportable and projected by the Borrowers in good faith to be reasonably anticipated to result from actions either taken or with respect to which substantial steps are expected to be taken and to be reasonably anticipated to be realizable, within eighteen (18) months after the date of such Transaction or Specified Transaction, as the case may be, (ii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period and (iii) the aggregate amount of all add-backs or adjustments on account of “run-rate” cost savings and cost synergies pursuant to this definition and any other add-backs or adjustments pursuant to this definition that are otherwise of the type described in clauses (e) or (h) of the definition of Consolidated EBITDA, together with any add-backs or adjustments pursuant to clauses (k) of the definition of Consolidated EBITDA and clause (c) of the definition of “Consolidated Net Income”, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (determined after giving effect to such add-back and all other adjustments).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrowers to be the rate of interest implicit in such Capital Lease Obligation in accordance with IFRS. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrowers may designate.

“Proceeds” has the meaning assigned thereto in the UCC.

“Projections” means the customary pro forma financial statements of the Consolidated Group after giving effect to the Transactions (but excluding the impacts of any purchase accounting adjustments) and customary forecasts of financial statements of the Consolidated Group for each year commencing with the first fiscal year following the Closing Date through the fiscal year of 2028.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means, following the consummation of a Qualifying IPO, the Person the common Equity Interests of which are publicly traded as a result of such Qualifying IPO (which may, for the avoidance of doubt, be a Person the common Equity Interests of which were publicly traded prior to such Qualifying IPO).

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to any Public Company’s status as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualifying IPO” means mean an underwritten public offering of the Equity Interests of Holdings or a Parent Company which generates cash proceeds of at least $50.0 million.

“Ratio Incremental Amount” has the meaning set forth in the definition of Incremental Cap.

“Real Property” means, at any time, any and all of the real property owned or leased by any Loan Party (or Subsidiary thereof), together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Collateral” means any Material Real Property that is encumbered or will be encumbered by a Mortgage pursuant to the terms of this Agreement, the U.S. Security Agreement or the U.K. Security Agreement, as the case may be.

“Real Property Leases” has the meaning specified in Section 3.05(a).

“Real Property Requirements” means each of the following agreements, instruments, documents, evidence or other items for each Real Property that is or is to be Real Property Collateral, in form and substance, and from providers, reasonably satisfactory to Collateral Agent, at the sole cost and expense of the Loan Parties, in each case to the extent available in the applicable jurisdiction:

(i)             evidence that the Mortgage for such Real Property has been duly executed, acknowledged and delivered by the applicable Loan Party (or Subsidiary thereof) to the Title Company and is in form suitable for filing or recording in all appropriate filing or recording offices that Collateral Agent may reasonably deem necessary or desirable, including the county in which the Real Property is located, in order to create or evidence a valid and subsisting perfected Lien on such Real Property and/or the rights described therein in favor of the Collateral Agent for the benefit of the Lenders, and that all filing and recording taxes and fees have been paid or otherwise provided for, and that such Mortgage has been submitted by the Title Company for recording in all such filing or recording offices;

(ii)            an American Land Title Association/National Society for Professional Surveyors survey, for which all fees and charges have been paid for by Borrowers (or the applicable Loan Party), in each case certified to Collateral Agent and the Title Company (sufficient for the Title Company to remove the standard survey exception from each Title Insurance Policy and issue standard survey related endorsements);

(iii)           a Title Insurance Policy issued by the Title Company, and all customary documents, certificates, affidavits and indemnities required by the Title Company as conditions to the issuance of the Title Insurance Policy;

(iv)           in the event that the title commitments, the surveys, or any other reports or documents relating to such Real Property reveal any issues, in Collateral Agent’s reasonable discretion and at any time during the term of this Agreement, which may materially and adversely affect the marketability, use, value, or insurability of any Real Property Collateral or the compliance by any Real Property Collateral with any applicable laws (including, without limitation, Environmental Laws), items reasonably necessary for the Loan Parties to correct or otherwise address such issues, to Collateral Agent’s reasonable satisfaction;

(v)            a customary zoning report, evidencing such Real Property’s compliance with all applicable requirements of Law, together with copies of each letter issued by the applicable Governmental Authority with respect thereto;

(vi)           if reasonably requested by the Collateral Agent, a Phase I Environmental Site Assessment prepared by a consultant selected by Borrower and if reasonably necessary based upon same, a Phase II Environmental Site Assessment;

(vii)         an appraisal of the Real Property;

(viii)        opinions of local counsel for the Loan Parties (and/or the Lenders, as applicable, based on custom in the applicable jurisdiction) in each jurisdiction in which the Real Property Collateral is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, and including such other matters as are customarily included in similar opinions; and

(ix)            flood insurance certifications, together with evidence that adequate flood insurance required to be maintained under this Agreement (if any) is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto naming Collateral Agent as additional insured, mortgagee and lender loss payee, as applicable, and evidence that the Loan Parties have taken all actions required under the Flood Laws and/or reasonably requested by Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Real Property Collateral.

“Recipient” means, as applicable, (a) the Administrative Agent or (b) any Lender.

“Redemption Notice” has the meaning assigned to such term in Section 6.08(b)(viii).

“Reference Time” with respect to any setting of the then-current Benchmark means if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting.

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrowers and the Administrative Agent (at the direction of the Required Lenders) executed by each of (a) Holdings, (b) the Borrowers, (c) the other Loan Parties, (d) to the extent the consent of the Administrative Agent is required for any Additional Refinancing Lender pursuant to Section 2.21, the Administrative Agent, (e) if such amendment directly and adversely affects the rights or duties of the Administrative Agent and/or the Collateral Agent, the Administrative Agent and/or the Collateral Agent, as applicable, and (f) each Additional Refinancing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21 and, in each case, acknowledged by the Administrative Agent (which acknowledgement shall not be unreasonably withheld, delayed or conditioned).

“Register” has the meaning assigned to such term in Section 9.04(b)(vi).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Indemnified Party” means, with respect to any Indemnitee, any controlling person or controlled affiliate of such Indemnitee, and any of the officers, directors, employees, agents, advisors or members of any of such Indemnitee or any of the foregoing; provided that each reference to a controlling person, controlled affiliate, officer, director, employee, agent, advisor or member in this sentence pertains to a controlling person, controlled affiliate, officer, director, employee, agent, advisor or member involved in the negotiation or syndication of the Facilities.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pumping, pouring, emptying, deposit, disposal, discharge, dispersal, escaping, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Relevant Governmental Body” means with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Credit Extension denominated in U.S. Dollars, Term SOFR.

“Required Lenders” means, as of any date of determination, subject to Section 2.22 and Section 9.02(e): (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.01 or the Commitments terminating or expiring, Lenders having Total Outstandings and Commitments representing more than 50% or more of the sum of the aggregate Total Outstandings and Commitments at such time, and (b) for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, Lenders having Total Outstandings representing more than 50% or more of the aggregate Total Outstandings at such time; provided that, (i) in the case of clauses (a) and (b) above, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Affiliated Lender shall be disregarded except as expressly permitted under Section 9.04(g), (ii) if at any time there are five or more unaffiliated Lenders, “Required Lenders” shall include at least three unaffiliated Lenders, (iii) if at any time there are two or more (but less than five) unaffiliated Lenders, “Required Lenders” shall include at least two unaffiliated Lenders and (iii) to the extent that PGIM holds not less than 33.33% of the sum of the aggregate Total Outstandings at such time, “Required Lenders” shall include PGIM.

“Required Super-Majority Lenders” means, as of any date of determination, subject to Section 2.22 and Section 9.02(e): (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.01 or the Commitments terminating or expiring, Lenders having Total Outstandings and Commitments representing more than 75% or more of the sum of the aggregate Total Outstandings and Commitments at such time, and (b) for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, Lenders having Total Outstandings representing more than 75% or more of the aggregate Total Outstandings at such time; provided that, (i) in the case of clauses (a) and (b) above, for the purpose of determining the Required Super-Majority Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Affiliated Lender shall be disregarded except as expressly permitted under Section 9.04(g), (ii) if at any time there are five or more unaffiliated Lenders, “Required Super-Majority Lenders” shall include at least three unaffiliated Lenders, (iii) if at any time there are two or more (but less than five) unaffiliated Lenders, “Required Super-Majority Lenders” shall include at least two unaffiliated Lenders and (iii) to the extent that PGIM holds not less than 33.33% of the sum of the aggregate Total Outstandings at such time, “Required Super-Majority Lenders” shall include PGIM.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, executive order, ordinance, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning as defined in Section 2.18(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, secretary, assistant secretary, or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in the form delivered on the Closing Date or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in any member of the Consolidated Group, or any option, warrant or other right to acquire any such Equity Interests in any member of the Consolidated Group, other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees, members, independent contractors or service providers of any member of the Consolidated Group and other than payments of intercompany indebtedness permitted under this Agreement.

“Retained Declined Proceeds” has the meaning set forth in Section 2.11(f).

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC Business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any member of the Consolidated Group (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC, the U.S. Department of State or the U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any applicable European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, (c) any government that is itself the subject or target of Sanctions (including, at the time of this Agreement, Venezuela), or (d) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) - (c) (as ownership and control may be defined by the relevant Sanctions).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, or (b) the United Nations Security Council, the European Union, any applicable European Union member states or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of the Applicable Date of Determination to (b) Consolidated EBITDA of the Consolidated Group for the period of four consecutive fiscal quarters of Holdings most recently ended on the Applicable Date of Determination.

“Secured Obligations” means the Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the U.S. Security Agreement, the U.K. Security Agreement, the German Security Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered by a Loan Party pursuant to Section 5.12 or Section 5.14 to secure the Secured Obligations.

“Shared Incremental Amount” means, as of any date of determination, (a) the greater of (x) $50,000,000 and (y) 50% of Consolidated EBITDA calculated on a Pro Forma Basis, minus (b) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt originally incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (d) of the definition of “Incremental Cap” hereunder, minus (c) the aggregate principal amount of Indebtedness incurred pursuant to Section 6.01(a)(vii) outstanding on such date.

“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvency Certificate” means the solvency certificate executed and delivered on behalf of Holdings by a Financial Officer or Chief Executive Officer of Holdings (in such capacity as an officer of such Borrower and not in any individual capacity) on the Closing Date.

“Solvent” means, with respect to the Consolidated Group, on a consolidated basis, that as of the date of determination: (a) the fair value of the assets of the Consolidated Group, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Consolidated Group, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Consolidated Group, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; (d) the Consolidated Group, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital; and (e) no member of the Consolidated Group has suspended making payments on any of its debts or commenced negotiations with one or more of its creditors (excluding any Credit Party in its capacity as such) with a view to rescheduling its indebtedness) by reason of actual or anticipated financial difficulties. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Jurisdictions” means any of (a) the United States of America or any State thereof or the District of Columbia, (b) Jersey, (c) the Federal Republic of Germany, and (d) United Kingdom or territory thereof.

“Specified Representations” means the representations and warranties made by Holdings, the Borrowers and, to the extent applicable, each other Guarantor, with respect to Holdings, the Borrowers and the Guarantors, as applicable, set forth in Section 3.01(a) (with respect to organization or incorporation and valid existence) and Section 3.01(b)(ii), Section 3.02, Section 3.03(b), Section 3.07(b), Section 3.14, Section 3.15, Section 3.17 (subject to a customary “certain funds” provision) and Section 3.18.

“Specified Transaction” means any (a) disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary or of any product line, business unit, line of business or division of any Borrower or any Subsidiary for which historical financial statements are available (including the termination or discontinuance of activities constituting a business), (b) Acquisition (including commencement of activities constituting a business), (c) Investment that results in a Person becoming a Subsidiary, (d) [reserved], (e) any incurrence, assumption or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), (f) the proposed incurrence (including assumption) of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness or other transaction or event in each case in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis or (g) any cost savings initiatives, operating expense reductions, other operating improvements and initiatives, restructurings, strategic initiatives and other initiatives.

“Subsequent Transaction” has the meaning assigned to such term in Section 1.12.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more subsidiaries of the parent and, in respect of any entity incorporated or established in Jersey, includes a subsidiary within the meaning of articles 2 and 2A of the Companies (Jersey) Law 1991. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Loan Party” means any Subsidiary (other than a Borrower) that has Guaranteed the Secured Obligations pursuant to the Guaranty; provided that, as of the Closing Date, for purposes of Article VI, “Subsidiary Loan Party” will include IVOSTUD GmbH, DONCASTERS Precision Castings-Bochum GmbH and Dundee Holdco GmbH; provided further that to the extent any foregoing Subsidiary shall not have become Guarantors on or prior to 45 days after the Closing Date pursuant to Section 5.17 hereof (or as such date may be extended pursuant to the terms thereof), “Subsidiary Loan Party” shall not include any such Subsidiaries until such Subsidiary shall have become a Guarantor pursuant to Section 5.17 hereof.

“Successor Company” has the meaning assigned to such term in Section 6.03(a).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase Agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement for any date, the amount(s) determined as the mark to market value(s) for such Swap Agreement, as determined by the Borrowers in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Borrowers. For purposes hereof, with respect to the Loan Parties, a positive Swap Termination Value denotes an amount payable to a Loan Party and a negative Swap Termination Value denotes an amount payable by a Loan Party.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under IFRS and (b) to claim depreciation on such property for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with IFRS, if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Target Person” has the meaning assigned to such term in Section 6.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, other charges or withholdings (including backup withholding) in the nature of taxation imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to any Person, such Person’s Initial Term Loan Commitment, Delayed Draw Term Loans Commitment, Incremental Term Commitment, Other Term Commitment or any combination thereof (as the context requires).

“Term Lender” means a Lender with an outstanding Term Commitment or an outstanding Term Loan.

“Term Loans” means, collectively, (a) the Initial Term Loans and any Incremental Term Loans constituting an increase in the amount of the Initial Term Loan, (b) the Delayed Draw Term Loan, and (c) unless the context otherwise requires, any Incremental Term Loans, any Other Term Loans and any Extended Term Loans.

“Term SOFR” means, with respect to any Term SOFR Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that, if the Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the date upon which (i) all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash and (ii) all Commitments have expired or been terminated.

“Title Company” means any nationally recognized title insurance company selected by or otherwise reasonably acceptable to Collateral Agent.

“Title Insurance Policy” means fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction issued by the Title Company in form and substance reasonably acceptable to Collateral Agent, together with customary endorsements, and in amounts not less than the fair market value of the owned Real Property subject to the insured Mortgage and otherwise reasonably acceptable to Collateral Agent, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as Collateral Agent may reasonably request.

“Topco” means Alloy Topco Limited, a private company limited by shares incorporated in Jersey with company number 130424, which will directly hold 100% of the shares in New Midco.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness as of the Applicable Date of Determination less (ii) the sum of (x) Unrestricted Cash and (y) solely to the extent (1) CCY Swap Agreements have been designated by the Borrowers and (2) the CCY Swap Termination Value is positive, the CCY Swap Termination Value to (b) Consolidated EBITDA of the Consolidated Group for the period of four consecutive fiscal quarters of Holdings most recently ended on the Applicable Date of Determination.

“Total Outstandings” means, at any time, the aggregate outstanding amount of all Term Loans.

“Transaction Costs” means all premiums, fees, costs and expenses incurred or payable by or on behalf of any member of the Consolidated Group in connection with the Transactions or in connection with the negotiation, execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, including to fund any original issue discount, upfront fees or legal fees and to grant and perfect any security interests.

“Transactions” means, collectively, (a) the execution and delivery of the Loan Documents, (b) the borrowing of the Initial Term Loans on the Closing Date, (c) the consummation of the Closing Date Refinancing, and (d) the payment of Transaction Costs.

“Treasury Rate” means, for any date on which the Make-Whole Amount is paid (the “Make-Whole Repayment Date”), the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two (2) Business Days prior to the Make-Whole Repayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Repayment Date to the first anniversary of the Closing Date; provided, however, that if the period from the Make-Whole Repayment Date to the first anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Make-Whole Repayment Date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Guarantor” means each Subsidiary Loan Party that is a U.K. Subsidiary.

“U.K. Plan” means a pension scheme which is fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004.

“U.K. Plan Event” means (i) any action or omission which is taken by any member of the Consolidated Group in relation to a U.K. Plan which has or is reasonably likely to have a Material Adverse Effect; (ii) any member of the Consolidated Group is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an "associate" of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer; or (iii) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any member of the Consolidated Group.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.K. Security Agreement” means the English law governed debenture dated as of the Closing Date among the U.K. Guarantors, Holdings and the Collateral Agent.

“U.K. Subsidiary” means any Subsidiary of Holdings that is incorporated under the laws of England and Wales.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uni-Pol Loans” means the loans set forth on Schedule 1.01, any renewals thereof on substantially the same terms and any Permitted Refinancing thereof in accordance with Section 6.01(a)(xxix).

“Union” has the meaning assigned to such term in Section 3.12(a).

“Unrestricted Cash” means, at any time, an aggregate amount equal to the sum of unrestricted and unencumbered (other than in favor of the Secured Parties and Liens described in clause (f) of Section 6.02) cash and Cash Equivalents of the Loan Parties .

“U.S.” and “United States” means the United States of America.

“U.S. Dollars” or “$” refers to the lawful money of the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the NYFRB is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Guarantors” means Subsidiary Loan Parties that are U.S. Subsidiaries.

“U.S. Loan Parties” means, collectively, the Borrowers and each U.S. Guarantor.

“U.S. Person” means any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means the U.S. Security Agreement dated as of the Closing Date among the U.S. Loan Parties and the Collateral Agent.

“U.S. Subsidiary” means any Subsidiary of Holdings that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“VAT” means value added tax imposed by the United Kingdom Value Added Tax Act 1994 and any tax of a similar nature levied in the United Kingdom or elsewhere, including any similar tax levied in addition to or in substitution for it.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” or “wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (x) directors’ qualifying shares or (y) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person. For the avoidance of doubt, “wholly owned Subsidiary” means a wholly owned Subsidiary that is a Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02           Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Loan Borrowing”).

Section 1.03            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (including pursuant to any permitted refinancing, extension, renewal, replacement, restructuring or increase (in each case, whether pursuant to one or more agreements or with different lenders or different agents), but subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (g) the phrase “for the term of this Agreement” and any similar phrases shall mean the period beginning on the Closing Date and ending on the Latest Maturity Date, the term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error, (h) all references to “knowledge” or “awareness” of any Loan Party or a Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Subsidiary and (i) all references to “in the ordinary course of business” of any member of the Consolidated Group means (x) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, such member of the Consolidated Group, or (y) generally consistent with the past or current practice of such member of the Consolidated Group and/or similarly situated companies where such member of the Consolidated Group’s businesses are located or performed.

Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04           Accounting Terms; IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parties and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Consolidated Group’s consolidated financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Parties, the Administrative Agent and the Required Lenders, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required or permitted by IFRS if (a) the Borrowers’ certified public accountants concur in such change or (b) the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof to reflect any such change.

Notwithstanding any other provision contained herein, (x) any liabilities or obligations in connection with any lease, concession or license of property (including capital leases, finance leases and operating leases) or the interest component thereof, as applicable, shall be calculated in accordance with the definition of IFRS and (y) interest on a Capital Lease Obligation shall be calculated in accordance with IFRS and shall be deemed to accrue at an interest rate determined in good faith by an Officer of the Consolidated Group to be the rate of interest implicit in such Capital Lease Obligation in accordance with the definition of IFRS.

Section 1.05          Pro Forma Calculations. With respect to any period during which the Transactions or any Specified Transaction occurs, for purposes of determining the Applicable Rate in respect of such period, calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio, Consolidated EBITDA, Consolidated Total Assets, Consolidated Total Indebtedness, Consolidated Secured Indebtedness, Consolidated First Lien Secured Indebtedness, or for any other purpose hereunder, such determinations and calculations with respect to such period shall be made on a Pro Forma Basis.

Section 1.06           Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five). For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.125, the ratio will be rounded up to 5.13.

Section 1.07           Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.08           Certifications; Provision of Information. All provisions of information, presentations, statements and certifications to be made hereunder by a director, officer or other representative of a Loan Party or other Subsidiary shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party or other Subsidiary, on such Loan Party’s or such Subsidiary’s behalf and not in such Person’s individual capacity, and without personal liability.

Section 1.09           Compliance with Article VI. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, restrictive agreement or prepayment of Indebtedness, as the case may be, meets the criteria of one or more than one of the categories of such transactions then permitted pursuant to any clause of any one Section in Article VI, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses under such same Section as determined by the Borrowers in their sole discretion at such time (it being understood and agreed that, except as otherwise expressly contemplated by Article VI, this Section 1.09 shall not permit any basket or covenant capacity permitted under one Section of Article VI to be reallocated to another Section of Article VI).

Section 1.10           Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.11            Currency Generally

(a)            The Borrowers shall determine in good faith the Dollar equivalent amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any basket. For purposes of determining compliance with any basket under Article VI with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such basket utilization occurs or other basket measurement is made (so long as such basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a basket previously made in reliance on such basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such basket. To the extent that the termination currency (howsoever defined or described) of a Swap Agreement is Dollars, the currency of any Indebtedness corresponding thereto shall also be Dollars.

(b)            For purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as applicable, (i) the amount of Indebtedness and cash and Cash Equivalents denominated in currencies other than Dollars shall reflect the currency translation effects, determined in accordance with IFRS, of hedging obligations permitted hereunder (other than any CCY Swap Agreement if such currency is a CCY Swap Agreement Currency) for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness and (ii) the amount of Indebtedness and cash and Cash Equivalents denominated in a currency other than Dollars will be converted to Dollars for purposes of calculating any First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as applicable, at the exchange rate as of the last day of the fiscal quarter for which such measurement is being made (after giving effect to the foregoing clause (i)) and (iii) solely to the extent any CCY Swap Agreements are outstanding in respect of a CCY Swap Agreement Currency as of the last day of the fiscal quarter for which such measurement is being made, the exchange rates used for determining Consolidated EBITDA for the relevant period for portions thereof denominated in any such CCY Swap Agreement Currency will be the exchange rate as of the last day of the fiscal quarter for which such measurement is being made (it being understood that the exchange rates used for calculating Consolidated EBITDA in any non-CCY Swap Agreement Currency or to the extent no CCY Swap Agreements have been designated by the Borrower, in each case for such period, will otherwise be computed in accordance with IFRS).

Section 1.12           Limited Condition Transactions. Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including the Financial Covenant, the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or Total Net Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated Total Assets or Consolidated EBITDA, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket or other condition, as a condition to (A) the consummation of any transaction (including in connection with any Acquisition (including a Permitted Acquisition), consolidation, business combination or similar Investment) or the assumption or incurrence of Indebtedness or incurrence of an Incremental Facility, (B) the making of any Restricted Payment if the declaration thereof is irrevocable or if the declaration thereof occurs after a Qualifying IPO and/or (C) the making of any voluntary prepayment, distribution, redemption, retirement, acquisition, cancellation or termination of any Junior Financing for which irrevocable notice of payment or redemption is required, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrowers, (1) in the case of any Acquisition (including a Permitted Acquisition), consolidation, business combination or similar Investment, any Disposition, any incurrence of Indebtedness or any transaction relating thereto, at the time of (or on the basis of the financial statements for the Applicable Date of Determination at the time of) either (at the election of the Borrowers) (x) the execution of the definitive agreement with respect to such Acquisition, consolidation, business combination, similar Investment or Disposition (or, solely in connection with an Acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) or (y) the consummation of such Acquisition, consolidation, business combination, Investment or Disposition or the incurrence of such Indebtedness, (2) in the case of any such Restricted Payment, at the time of (or on the basis of the financial statements for the Applicable Date of Determination at the time of) either (at the election of the Borrowers) (x) the declaration of such Restricted Payment if such Restricted Payment is actually made within sixty (60) days of such declaration or (y) the making of such Restricted Payment and (3) in the case of any such voluntary prepayment, distribution, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, in each case, for which irrevocable notice of payment, distribution, redemption, retirement, acquisition, cancellation or termination is required, at the time of (or on the basis of the financial statements for the Applicable Date of Determination at the time of) either (at the election of the Borrowers) (x) delivery of such irrevocable notice with respect to such voluntary prepayment, distribution, redemption, retirement, acquisition, cancellation or termination of any Junior Financing or (y) the making of such voluntary prepayment, distribution, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, in each case, after giving effect on a Pro Forma Basis to the relevant Acquisition (including a Permitted Acquisition), consolidation, business combination or similar Investment, Restricted Payment and/or voluntary prepayment, distribution, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, incurrence of Indebtedness or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and, at the election of the Borrowers, any other Acquisition (including a Permitted Acquisition), consolidation, business combination or similar Investment that has not been consummated but with respect to which the Borrowers have elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.12; provided that in the case of the foregoing clauses (1) through (3), such transaction is not contingent on the receipt of third-party financing. For the avoidance of doubt, (i) if the Borrowers shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction (each, a “Limited Condition Transaction”), then, until the Limited Condition Transaction Lapse Date, (A) any subsequent adverse change in such ratio, test or condition occurring after the time such election was made shall not affect the permissibility of such Limited Condition Transaction (but any subsequent improvement in the applicable ratio, test or amount may be utilized by any member of the Consolidated Group), (B) if the Loan Documents require the absence of a Default or Event of Default (or any type of default or event of default) as a condition to the permissibility of such Limited Condition Transaction, then such Limited Condition Transaction shall be permitted only if no Event of Default under Sections 7.01(a), 7.01(b), 7.01(h) or 7.01(i) shall have occurred and be continuing on the date of consummation of such Limited Condition Transaction and (C) in connection with any calculation of any other ratio, test or basket availability in each case not required to be entered into in connection with such Limited Condition Transaction subject to the election of the Borrowers (a “Subsequent Transaction”) following the date of such election and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or the date on which the Borrowers demonstrate to the Administrative Agent that they have elected not to pursue such Limited Condition Transaction) (such earlier date, the “LCT End Date”), for purposes of determining whether such Subsequent Transaction is permitted under any ratio, test or basket, such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions to be entered into in connection therewith (including any incurrence or assumption of any Incremental Facility or other Indebtedness) have been consummated (and, if such Subsequent Transaction is the making of a Restricted Payment, the making of any voluntary prepayment, distribution, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, assuming such Limited Condition Transaction and other transactions to be entered into in connection therewith (other than any incurrence or assumption of any Indebtedness) have not been consummated) and (ii) the provisions of this Section 1.12 shall also apply in respect of the incurrence of any Incremental Facility or Incremental Equivalent Debt.

Section 1.13           Fixed Amounts; Incurrence-Based Amounts. Notwithstanding anything to the contrary herein, unless the Borrowers otherwise notify the Administrative Agent, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or financial test (including the Financial Covenant, the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or Total Net Leverage Ratio test) (any such amount, or any other permitted revolving facility and any cap expressed as a percentage of Consolidated Net Income or Consolidated EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including any Financial Covenant, ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Borrowers elect otherwise, the Borrowers shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrowers prior to utilization of any amount under a Fixed Amount then available to the Borrowers. For the avoidance of doubt, this Section 1.13 shall not apply to any determination of actual compliance with Section 6.06.

Section 1.14           [Reserved].

Section 1.15           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.16           Jersey Terms. In each of the Loan Documents, where it relates to a person: (i) incorporated; (ii) established; (iii) constituted; (iv) formed; (v) which carries on, or has carried on, business; or (vi) that has immovable property, in each case, in Jersey, a reference to: (a) a winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), and any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991; (b) a composition, compromise, assignment or arrangement with any creditor includes, without limitation, a compromise or arrangement with any creditor of the type referred to in Article 125 of the Companies (Jersey) Law 1991 (c) a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés or any other person performing the same function of each of the foregoing; and (d) Collateral or a security interest includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation: and (d) any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any assets of such person (or the making of such declaration).

ARTICLE II

THE CREDITS

Section 2.01           Commitments.

(a)           Subject to the terms and express conditions set forth herein, each Term Lender severally (and not jointly) agrees to make an Initial Term Loan to the Borrowers on the Closing Date in U.S. Dollars in an aggregate principal amount equal to its Initial Term Loan Commitment amounts on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid in respect of the Initial Term Loan may not be reborrowed. The Initial Term Loan Commitments will terminate in full upon the making of the Loans referred to under this Section 2.01(a). The Initial Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b)          Subject to the terms and conditions set forth herein, and so long as the German Post-Closing Obligations have been satisfied, each Term Lender with a Delayed Draw Term Loan Commitment severally (and not jointly) agrees to make one or more term loans in U.S. Dollars (collectively, as drawn and outstanding, the “Delayed Draw Term Loans” and each, individually, a “Delayed Draw Term Loan”) to the Borrowers from time to time, from the Closing Date through the Delayed Draw Termination Date, which Delayed Draw Term Loans (i) shall be in a minimum amount of $20 million (or less, if such lesser amount represents the remaining amount of the aggregate amount of all Delayed Draw Term Loan Commitments), (ii) shall not exceed, for any such Lender, the Delayed Draw Term Loan Commitment of such Lender and (iii) shall not exceed, together with all other Delayed Draw Term Loans, in the aggregate, the total Delayed Draw Term Loan Commitment; provided that, there shall be no more than two (2) drawings under the Delayed Draw Term Loan and provided, further that, subject to the Borrowers’ right to elect to make a Limited Condition Transaction pursuant to Section 1.12, no Lender with a Delayed Draw Term Loan Commitment shall be obligated to fund a request for a Delayed Draw Term Loan unless, after giving pro forma effect to such Delayed Draw Term Loan and the use of proceeds thereof (excluding cash proceeds of any borrowings of such Delayed Draw Term Loans at such time), the First Lien Net Leverage Ratio is equal to or less than 5.30 to 1.00 as of the Applicable Date of Determination. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. The Delayed Draw Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein. Upon the funding of each Delayed Draw Term Loan, there shall commence an initial Interest Period with respect to such Borrowing, which Interest Period shall end on the last day of the Interest Period applicable to the Delayed Draw Term Borrowings as in effect immediately prior to the relevant Delayed Draw Term Loan funding date. The Administrative Agent is hereby authorized to take any and all action as may be reasonably necessary to ensure that the Delayed Draw Term Borrowings are included in the amount of each Delayed Draw Term Borrowing that has been made by the Borrowers and repayment of Delayed Draw Term Borrowings, in each case, on a pro rata basis (including, without limitation, applicable adjustments to amortization pursuant to Section 2.10).

Section 2.02           Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Subject to Section 2.14, Each Borrowing shall be comprised of Base Rate Loans or Term SOFR Loans or a combination thereof. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Borrowing of a Term SOFR Loan, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if not an integral multiple, the entire available amount) and not less than $20,000,000. At the time that each Borrowing of a Base Rate Loan is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $20,000,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of 10 Interest Periods outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)           Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Borrowing (in the case of such Term Loan), as the case may be.

Section 2.03           Requests for Borrowings. To request a Borrowing, the requesting Borrower shall notify the Administrative Agent of such request by delivery of a Loan Notice, in either case, (a) in the case of a Borrowing of a Term SOFR Loan, not later than 11:00 a.m. (i) three U.S. Government Securities Business Days before the date of the proposed Borrowing with respect to any Borrowing of Loans other than a Delayed Draw Term Loans and (ii) five U.S. Government Securities Business Days before the date of the proposed Borrowing with respect to any Borrowing of Delayed Draw Term Loans; and (b) in the case of a Borrowing of a Base Rate Loan, not later than 11:00 a.m. five U.S. Government Securities Business Days before the proposed Borrowing, provided that in each case of (a) and (b), the Loan Notice and requested Borrowing may be conditioned may be conditioned on the occurrence of the Closing Date or the occurrence of such Permitted Acquisition or other transaction, as applicable. Each such Loan Notice shall specify the following information in compliance with Section 2.02:

(i)              the Borrower that will be making such Borrowing;

(ii)             the Class of such Borrowing;

(iii)            the aggregate principal amount of such Borrowing;

(iv)            the date of such Borrowing, which shall be a Business Day;

(v)             the currency and Type of such Borrowing;

(vi)            in the case of a Borrowing of a Term SOFR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)           the location and number of the applicable Borrowers’ account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be comprised of Base Rate Loans. If no Interest Period is specified with respect to any requested Borrowing of a Term SOFR Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Loan Notice in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount and currency of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04          [Reserved]

Section 2.05          [Reserved]

Section 2.06           Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 1:00 p.m. on the Business Day specified in the applicable Loan Notice to the account of the Administrative Agent for the applicable currency most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by wire transfer of the amounts so received, in like funds received, to an account of the applicable Borrower, in each case designated by the applicable Borrower in the applicable Loan Notice.

(b)           [Reserved].

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.07           Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Loan Notice or designated by Section 2.03 and, in the case of a Borrowing of a Term SOFR Loan, shall have an initial Interest Period as specified in such Loan Notice or designated by Section 2.03. The Borrowers shall have the option on the last Business Day of any Interest Period to (i) convert all of the outstanding principal amount of Loans of one Type into a Borrowing of another Type and (ii) continue the outstanding principal amount of any SOFR Loans as SOFR Loans for an additional Interest Period; provided that Borrowings resulting from conversions pursuant to this Section shall be limited in number as provided in this Agreement.

(b)           To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by delivery of a Loan Notice by the time that a Loan Notice would be required under Section 2.03. Each such Loan Notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Notice substantially in the form of Exhibit A and signed by the applicable Borrower.

(c)           Each Loan Notice shall specify the following information in compliance with Section 2.03:

(i)              the Borrowing to which such Loan Notice applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)             the effective date of the election made pursuant to such Loan Notice, which shall be a Business Day;

(iii)            the Type of the resulting Borrowing; and

(iv)            if the resulting Borrowing is a Borrowing of a Term SOFR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Loan Notice requests a Borrowing of a Term SOFR Loan but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of a Loan Notice, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the applicable Borrower fails to deliver a timely Loan Notice with respect to a Borrowing of a Term SOFR Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to a Borrowing of a Base Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as such Event of Default is continuing, no outstanding Borrowing may be elected, converted or continued as a Term SOFR Loan.

Section 2.08          Termination and Reduction of Commitments.

(a)           Voluntary

(i)            The Borrowers may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class, provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000.

(ii)            The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments of any Class delivered by the Borrowers may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or any other specified event, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(b)           Mandatory

(i)            The Initial Term Loan Commitment of each Term Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Term Loans to the Borrowers pursuant to Section 2.01(a).

(ii)            Upon the funding of any Delayed Draw Term Loans, the Delayed Draw Term Loan Commitments of each Lender with a Delayed Draw Term Loan Commitment shall be automatically and permanently reduced by the aggregate principal amount of such drawn Delayed Draw Term Loans. The aggregate Delayed Draw Term Loan Commitment shall automatically terminate on the Delayed Draw Termination Date.

Section 2.09          Repayment of Loans; Evidence of Debt.

(a)          Subject to Section 2.28, the Borrowers, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Initial Term Loan or Delayed Draw Term Loan, as applicable, of such Lender as provided in Section 2.10.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender to the Borrowers, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder to the Borrowers, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e)          Any Lender may request that Loans of any Class made by it be evidenced by a Note. In such event, the applicable Borrowers shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns; provided that, except as set forth in Section 4.01(a) the delivery of any such Note shall not be a condition precedent to the Closing Date or any Acquisition or Investment. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by such Note (and ownership shall at all times be recorded in the Register).

(f)           All computations of interest for Base Rate Loans (to the extent determined by reference to the Prime Rate), shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(g)          The Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Benchmark Replacement Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.10           Amortization of Loans.

(a)           Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders (a) on the last Business Day of each March, June, September and December, commencing with June 30, 2024, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (in each case, which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11) and (b) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date. In connection with any Incremental Term Loans that constitute part of the same Class as the Initial Term Loans, the Borrowers and the Administrative Agent (at the direction of the Required Lenders) shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding Initial Term Loans comprising part of such Class continue to receive a payment that is not less than the same Dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans, as applicable; provided, that if such Incremental Term Loans are to be “fungible” with the Initial Term Loans notwithstanding any other conditions specified in this Section 2.10(a), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrower and the Administrative Agent to provide that the Incremental Term Loans will be (or will be deemed to be) “fungible” with the Initial Term Loans.

(b)           Delayed Draw Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders (A) on the last Business Day of each March, June, September and December, commencing with the last Business Day of the second full fiscal quarter in which Delayed Draw Term Loans are outstanding, an aggregate amount equal to 0.25% of the aggregate original principal amount of all outstanding Delayed Draw Term Loans (as such repayment amount shall be reduced as a result of the application of prepayments in accordance with the order of priority determined under Section 2.11) and (B) on the Maturity Date for the Delayed Draw Term Loans, the aggregate principal amount of all Delayed Draw Term Loans outstanding on such date; provided that the amount of any such payment set forth above shall be adjusted to account for the addition of any extension pursuant to Section 2.24 to contemplate (A) the reduction in the aggregate principal amount of any Delayed Draw Term Loans that were converted in connection with the incurrence of such extended Term Loans and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Extension Amendment increasing the amount of Delayed Draw Term Loans. In connection with any advance of Delayed Draw Term Loans, notwithstanding any other conditions specified in this Section 2.10(b)), the amortization schedule for additional Delayed Draw Term Loans may provide for amortization in such other percentage(s) to be agreed by Borrowers and the Administrative Agent to provide that the Delayed Draw Term Loans will be (or will be deemed to be) a single “fungible” Class of Term Loans with the Initial Term Loans or the previously incurred Delayed Draw Term Loans, as applicable.

Section 2.11           Prepayment of Loans.

(a)           The Borrowers shall have the right at any time and from time to time, without premium or penalty (but subject to Section 2.16), upon prior written notice pursuant to delivery of a Notice of Loan Prepayment to the Administrative Agent to prepay any Borrowing of any Class in whole or in part, as selected and designated by the Borrowers or the applicable Borrower; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three U.S. Government Securities Business Days prior to any date of prepayment of Term SOFR Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any such prepayment of Term SOFR Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000 (or, if less, the entire principal amount thereof then outstanding); (iii) any such prepayment of Base Rate Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000 (or, if less, the entire principal amount thereof then outstanding); and (v) any such prepayment of a Term Loan shall be applied to reduce the remaining scheduled principal repayments of such Term Loan as directed by the Borrowers (or the applicable Borrower) or as otherwise provided in any Extension Amendment, any Incremental Facility Amendment or Refinancing Amendment (or, in the absence of direction from the Borrowers, to the remaining scheduled principal amortization payments of such Term Loans in direct order of maturity). Each such notice shall specify the applicable Borrower, the date, currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the applicable Borrowers, the applicable Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other specified event, in which case such notice of prepayment may, subject to Section 2.16, be revoked by the applicable Borrowers (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Any prepayment of any Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.22, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)          Subject to Section 2.11(e), following the end of each fiscal year of the Borrowers, commencing with the fiscal year ending December 31, 2024, within five (5) Business Days after financial statements have been (or are required to be) delivered pursuant to Section 5.01(a) and the related Compliance Certificate has been (or is required to be) delivered pursuant to Section 5.01(c) (the “ECF Payment Date”), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to (i) 50% of Excess Cash Flow if the First Lien Net Leverage Ratio as of the end of such period is greater than 3.50 to 1.00, (ii) 25% of Excess Cash Flow if the First Lien Net Leverage Ratio is greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00 and (iii) 0% of Excess Cash Flow if the First Lien Net Leverage Ratio is less than or equal to 3.00 to 1.00, provided that any voluntary prepayments of (1) any Term Loan made in accordance with Section 2.11(a) (so long as such prepayments are applied to the remaining scheduled principal repayments of such Term Loan on a pro rata basis)(or, in the case of the first ECF Payment Date after the Closing Date, January 1, 2025), or (2) any other Indebtedness permitted to be incurred under this Agreement to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Facilities (without regard to the control of remedies) in the form of term loans and revolving loans to the extent the related revolving commitments are permanently reduced by the amount of such prepayments made since the immediately preceding ECF Payment Date (or, in the case of the first ECF Payment Date after the Closing Date, January 1, 2025) except in each case of clauses (1) and (2), to the extent any such prepayment was funded with (x) the proceeds of Indebtedness of any member of the Consolidated Group (other than borrowings under any revolving credit facility or intercompany Indebtedness (to the extent such intercompany Indebtedness is not funded with any Indebtedness of any member of the Consolidated Group (other than revolving credit facilities))), (y) Other Term Loans the proceeds of which are applied to prepay the Term Loans refinanced with such Other Term Loans or (z) any Cure Amount, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis prior to the making of such Excess Cash Flow prepayment; provided, further, that at the option of the Borrowers, no prepayment under this Section 2.11(b) shall be required unless Excess Cash Flow exceeds $10,000,000 (and, in such case, only such amount in excess of such amount shall be required to be prepaid); provided, further, that if at the time that any such prepayment would be required, any member of the Consolidated Group is also required to prepay, repurchase or offer to prepay or repurchase any Indebtedness that is secured on a pari passu basis (without regard to the control of remedies) with the Secured Obligations pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid or repurchased or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”) with any portion of the Excess Cash Flow prepayment amount, then the Borrowers may apply such portion of the Excess Cash Flow prepayment amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time) to the prepayment of the Term Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(b) shall be reduced accordingly; it being understood that (1) the portion of such Excess Cash Flow prepayment amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such Excess Cash Flow prepayment amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow prepayment amount shall be allocated to the Term Loans in accordance with the terms hereof and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(c)            Subject to Section 2.11(e), unless the Required Lenders otherwise agree,

(i)            in the event and on each occasion that any Net Proceeds are received by or on behalf of any member of the Consolidated Group in respect of any Prepayment Event (other than as described in clause (ii) below), the Borrowers shall, within ten (10) Business Days in the case of any Prepayment Event referenced in paragraph (a) and paragraph (c) of the definition thereof and one (1) Business Day in the case of a Prepayment Event referenced in paragraph (b) of the definition thereof, after such Net Proceeds are received, prepay the Term Loans on a pro rata basis (except, as to Extended Term Loans, Incremental Term Loans and Other Term Loans, which may be prepaid on a less than pro rata basis if and to the extent set forth in the applicable Extension Amendment, Incremental Facility Amendment or Refinancing Amendment) in each case in an aggregate amount equal to 100% of the amount of such Net Proceeds (subject to reduction as set forth below); provided that in the case of any such event described in clause (a) and clause (c) of the definition of the term “Prepayment Event,” if any member of the Consolidated Group applies the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds (or eighteen (18) if any such member of the Consolidated Group commits to apply such Net Proceeds within such twelve (12) month period pursuant to a contractual arrangement (including pursuant to a letter of intent or commitment letter)) to reinvest such proceeds in the business of any member of the Consolidated Group (including in connection with any permitted Investment, Consolidated Capital Expenditures or otherwise (other than working capital except short term capital assets)), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of the twelve (12) month (or, eighteen (18) month, if committed to be so applied) period following receipt of such Net Proceeds, at the end of which period a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further that if, at the time that any such prepayment in respect of any Prepayment Event referenced in paragraph (a) of the definition thereof would be required hereunder, any member of the Consolidated Group is also required to prepay, repay or repurchase (or offer to prepay, repay or repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the applicable Net Proceeds on a pro rata basis to the prepayment of the Term Loans and to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the applicable Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(c) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii)            in the event and on each occasion that any Net Proceeds are received by or on behalf of any member of the Consolidated Group in respect of any Prepayment Event referenced in paragraph (a) of the definition thereof involving the sale of assets in excess of $50,000,000 (in one or a series of transactions), the Borrowers shall, within ten (10) days in the case of such Prepayment Event, after such Net Proceeds are received, prepay the Term Loans on a pro rata basis (except, as to Extended Term Loans, Incremental Term Loans and Other Term Loans, which may be prepaid on a less than pro rata basis if and to the extent set forth in the applicable Extension Amendment, Incremental Facility Amendment or Refinancing Amendment) in each case in an aggregate amount equal to 100% of the amount of such Net Proceeds (subject to reduction as set forth below); provided that if any member of the Consolidated Group applies 50% of the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds (or eighteen (18) if any such member of the Consolidated Group commits to apply such Net Proceeds within such twelve (12) month period pursuant to a contractual arrangement (including pursuant to a letter of intent or commitment letter)) to reinvest such proceeds in the business of any member of the Consolidated Group (including in connection with any permitted Investment, Consolidated Capital Expenditures or otherwise (other than working capital except short term capital assets)), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of the twelve (12) month (or, eighteen (18) month, if committed to be so applied) period following receipt of such Net Proceeds, at the end of which period a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further that if, at the time that any such prepayment in respect of any Prepayment Event referenced in paragraph (a) of the definition thereof would be required hereunder, any member of the Consolidated Group is also required to prepay, repay or repurchase (or offer to prepay, repay or repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the applicable Net Proceeds on a pro rata basis to the prepayment of the Term Loans and to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the applicable Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(c) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(d)

(i)            In connection with any mandatory prepayment from (x) Net Proceeds of any property of any Subsidiary or (y) Excess Cash Flow attributable to any Subsidiary (collectively, such Net Proceeds and such Excess Cash Flow are “Foreign Proceeds”), if the repatriation of cash to such Borrower by such Subsidiary in the amount of such Foreign Proceeds is (1) prohibited or delayed by applicable local law or would conflict with the fiduciary duties of such Subsidiary’s directors, or would result in, or would reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Subsidiary (in each case as determined in good faith by the Borrowers) (provided that the Borrowers and their respective Subsidiaries shall, for a period of one month, take all commercially reasonable actions available under local law to permit such repatriation) or (2) would reasonably be expected to result in material adverse tax consequences (including any material withholding tax) to any member of the Consolidated Group (as determined in good faith by the Borrowers), then, at the election of the Borrowers, such mandatory prepayment in the amount of such Foreign Proceeds shall not be required to be made hereunder until and to the extent such repatriation of cash can be made without being subject to either of the foregoing clauses (1) or (2).

(ii)            In connection with any mandatory prepayment from (x) Net Proceeds of any property of any Subsidiary that is not a wholly owned Subsidiary or (y) Excess Cash Flow attributable to any Subsidiary that is not a wholly owned Subsidiary (collectively, such Net Proceeds and such Excess Cash Flow are “Subject Proceeds”), if the distribution of cash in the amount of the Subject Proceeds by such non-wholly owned Subsidiary to the holders of its Equity Interests is prohibited or delayed by any material Organizational Document of such non-wholly owned Subsidiary (as determined in good faith by the Borrowers), then, at the election of the Borrowers, such mandatory prepayment in the amount of such Subject Proceeds shall not be required to be made hereunder until and to the extent such distribution of cash is permitted to be made by such non-wholly owned Subsidiary.

(e)           The Borrowers will promptly notify the Administrative Agent of the amount of any mandatory prepayment due under Section 2.11(d). The Administrative Agent will promptly notify each Lender holding the applicable Class of Term Loans of the contents of the Borrowers’ prepayment notice and of such Lender’s pro rata share of the prepayment. Each such Term Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 2.11(d) by providing notice to the Administrative Agent at or prior to the time of such prepayment; provided that for the avoidance of doubt, no Lender may reject any prepayment made with the proceeds of Credit Agreement Refinancing Indebtedness. Any Declined Proceeds remaining thereafter shall be retained by the Borrowers (“Retained Declined Proceeds”).

(f)           Each mandatory prepayment of the Term Loans by the Borrowers pursuant to Section 2.11(d) shall be applied to the Class or Classes of Term Loans being refinanced as directed by the Borrowers and shall be applied pro rata to Term Lenders within each such Class, based upon the outstanding principal amounts owing to each such Term Lender under each such Class of Term Loans on a pro rata basis (except, as to Extended Term Loans or Term Loans made pursuant to an Incremental Facility Amendment or a Refinancing Amendment, as otherwise set forth in such Extension Amendment, Incremental Facility Amendment or a Refinancing Amendment which may be prepaid on a less than pro rata basis). Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under Section 2.11(b) and (d) shall be subject to Section 2.16, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(g)           [Reserved].

(h)          Notwithstanding anything to the contrary herein, all prepayments of the Initial Term Loans or any Delayed Draw Term Loans made or required to be made prior to the third anniversary of the Closing Date (whether voluntary or mandatory, as applicable, and whether upon acceleration of the Obligations, the commencement of any bankruptcy or insolvency proceeding, or otherwise, but in any event excluding ordinary course amortization payments made pursuant to Section 2.10, or Excess Cash Flow mandatory prepayment made pursuant to Section 2.11(b)) shall be subject to an additional premium (the “Prepayment Premium”), to be paid to Administrative Agent for the benefit of Applicable Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Initial Term Loans or Delayed Draw Term Loans, as applicable, as determined as of the date of prepayment or acceleration, equal to (1) if such payment is made prior to the first anniversary of the Closing Date, the Make-Whole Amount and (2) if such payment is made following the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date, the aggregate principal amount of such prepayment multiplied by (i) three percent (3.0%), with respect to prepayments made after the Closing Date but prior to the second anniversary of the Closing Date, and (ii) one percent 1.0%, with respect to prepayments made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date; provided that, no Prepayment Premium shall apply in the event of any prepayments in connection with a Qualifying IPO. It is understood and agreed that upon the occurrence of any acceleration of the Obligations for any reason, the applicable Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Initial Term Loans or Delayed Draw Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein and added to the principal amount thereof. The applicable Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power or judicial proceed), deed in lieu of foreclosure or by any other means. THE BORROWERS AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH SUCH ACCELERATION. The Borrowers and the other Loan Parties expressly agree that (u) the applicable Prepayment Premium is reasonable and is the product of an arms’ length transaction between sophisticated business people, ably represented by counsel, (v) the applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (w) there has been a course of conduct between the Lenders and the Borrowers and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the applicable Prepayment Premium, (x) the Borrowers and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this clause (h), (y) their agreement to pay the applicable Prepayment Premium is a material inducement to the Lenders to make the Initial Term Loans or Delayed Draw Term Loans and (z) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of an acceleration of the Obligations.

Section 2.12          Fees.

(a)           The Borrowers shall pay to the Administrative Agent for the account of each Lender having a Delayed Draw Term Loan Commitment, a commitment fee equal to 1.50% per annum times the average daily balance of the undrawn portion of the Delayed Draw Term Loan Commitment held by such Lender during each fiscal quarter or portion thereof from the date that is 90 days following the Closing Date to the Delayed Draw Termination Date. The Delayed Draw Term Loan ticking fee shall begin to accrue on such 90th day following the Closing Date and be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date following the 90th day following the Closing Date and on the Delayed Draw Termination Date.

(b)          Each Borrower agrees to pay to each of the Administrative Agent and the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between any of the Parties and the Administrative Agent and the Collateral Agent, respectively.

(c)          All fees payable hereunder shall be paid in U.S. Dollars by the Borrowers on the dates due, in Same Day Funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13           Interest.

(a)           The Loans comprising each Borrowing of a Base Rate Loan shall bear interest at the Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Borrowing of a Term SOFR Loan shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under any of Section 7.01(a), 7.01(h) or 7.01(i), the overdue portion of any principal amount of all Loans and, to the extent permitted by applicable Law, any overdue interest payments on the Loans or any overdue premium, fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall bear interest (including post-petition interest in any proceeding under any Debtor Relief Law) from the date of such Event of Default, payable on demand at a rate that is 2.00% per annum (the “Default Rate”) plus the interest rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 (including the Applicable Rate); provided that no Default Rate shall accrue on the Loans of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)          Accrued interest on each Loan shall be payable in the same currency as the applicable Loan and in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

Section 2.14          Alternate Rate of Interest.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)              the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR and such Interest Period; or

(ii)             the Administrative Agent is advised by the Majority in Interest of any Class of Lenders that prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Term SOFR and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing and such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Loan Notice in accordance with the terms hereof, (A) for Loans denominated in U.S. Dollars, any Loan Notice that requests the conversion of a Term SOFR Borrowing and any Loan Notice that requests a Term SOFR Borrowing shall instead be deemed to be a Loan Notice, for a Base Rate Borrowing. Furthermore, if any Term SOFR Loan, is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term SOFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers delivers a new Loan Notice in accordance with the terms hereof, (A) for Loans denominated in U.S. Dollars, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

(b)          Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority in Interest of each affected Class.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)           The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term SOFR Borrowing, conversion to or continuation of Term SOFR Loans to be made, converted or continued and, failing that, the Borrowers will be deemed to have converted any request for a Term SOFR Borrowing denominated in Dollars into a request for a Borrowing of or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.15           Increased Costs.

(a)           If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.15(c));

(ii)             impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender; or

(iii)            subject any Lender to any additional Taxes of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except, in each case, for Indemnified Taxes indemnifiable under Section 2.17 and any Excluded Taxes);

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making, converting to, continuing or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) of the Borrowers or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of materially reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to the Borrowers to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital and liquidity adequacy), then from time to time the applicable Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)             [Reserved].

(d)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(e)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16             Break Funding Payments. In the event of (a) the payment by any Borrower of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto or the relevant interest payment date or payment period (including as a result of an Event of Default), (b) the conversion by any Borrower of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto or the relevant interest payment date or payment period, (c) the failure by any Borrower to borrow, convert into, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto or the relevant interest payment date or payment period as a result of a request by any Borrower pursuant to Section 2.19 or Section 9.02(c). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any costs incurred more than 120 days prior to the date of the event giving rise to such costs.

Section 2.17          Taxes.

(a)           Each payment by or on account of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any Requirement of Law. If any applicable withholding agent (including any Loan Party) is so required to deduct or withhold Taxes (as determined in the good faith discretion of an applicable withholding agent), then:

(i)              the Loan Party shall promptly upon becoming aware of such requirement to make the deduction or withholding (or that there is any change in the rate or the basis of the deduction or withholding) notify the Administrative Agent accordingly;

(ii)             the Loan Party or Administrative Agent (as applicable) shall so deduct or withhold and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with any applicable law; and,

(iii)            to the extent such withholding or deduction is made on account of Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that, after any required withholding or the making of any required deductions (including deductions and withholdings applicable to any additional amounts payable under this Section 2.17), the applicable Recipient receives the amount it would have received had no such withholding or deduction been made.

(b)          Without limiting the provisions of subsection (a) above, each applicable Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          As promptly as possible after any payment of Taxes by a Loan Party with respect to a Recipient to a Governmental Authority in accordance with Section 2.17(a) and Section 2.17(b), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d)          The applicable Loan Parties shall indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient, or required to be withheld or deducted from a payment to a Recipient, in connection with any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph (d) shall be paid within 30 days after the Recipient (or the Administrative Agent, on behalf of such Recipient) delivers to the applicable Loan Party a certificate setting forth the basis and a calculation of the amount of Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)          Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to U.S. backup withholding or information reporting requirements, or any other U.S. or non-U.S. withholding requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i), (e)(ii), and (e)(iii) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the applicable Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this clause (e). If any form or certification previously delivered pursuant to this clause (e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the applicable Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Without limiting the generality of the foregoing:

(i)            With respect to the Borrowers, each Lender that is not a U.S. Person and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 9.04 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Requirement of Law, execute and deliver to the Borrowers and Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, two (2) properly completed and executed copies of United States IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Documents, two (2) properly completed and executed copies of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed copies of IRS Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” that is related to a Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed copies of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each beneficial owner; or (E) other applicable forms, certificates or documents prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(ii)            With respect to the Borrowers, each Lender that is a U.S. Person and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 9.04 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall provide to the Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), a properly completed and executed copy of IRS Form W-9 or any successor form certifying as to such Lender’s or Administrative Agent’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by the Borrowers or Administrative Agent.

(iii)            With respect to the Borrowers, if a payment made to any Lender would be subject to any withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrowers and Administrative Agent as may be necessary for the Administrative Agent and the Borrowers to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i). Solely for purposes of this clause (iv), “FATCA” shall include any amendments after the date of this Agreement.

(iv)            Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)           If any Recipient determines, in its sole discretion (exercised in good faith), that it has received a refund of any Indemnified Taxes (whether in cash or applied as a credit against any Cash Taxes payable) as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid by any Loan Party pursuant to this Section 2.17), it shall promptly pay to the indemnifying party an amount equal to such refund and any additional amounts paid under this Section 2.17 in respect of the Taxes giving rise to such refund (but only to the extent of indemnity payments made, and additional amounts paid, under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the written request of such Recipient, shall repay to such Recipient the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)          The Administrative Agent shall deliver to the Borrowers on or prior to the date on which the Administrative Agent becomes an Administrative Agent under this Agreement executed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax.

(h)          For the avoidance of doubt, all amounts expressed to be payable under a Loan Document by any Loan Party to a Lender which (in whole or in part) constitute consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, if VAT is or becomes chargeable on any supply made by any Lender to any Loan Party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must, on request, promptly provide an appropriate VAT invoice to that Loan Party).

(i)           Where a Loan Document requires a Loan Party to reimburse or indemnify a Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

Section 2.18           Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Each Borrower shall make each payment or prepayment required to be made by it under any Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.15, Section 2.16, Section 2.17 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m.), on the date when due, in Same Day Funds, free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the applicable Borrower hereunder shall be made to the applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Any amounts received after 2:00 p.m., in the case of payments in U.S. Dollars, may in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office, except that payments pursuant to Section 2.12(c), Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in U.S. Dollars.

(b)            If at any time insufficient funds from the Borrowers are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due by the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties from the Borrowers, and (ii) second, towards payment of principal then due by the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            If, other than as provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans of the applicable Class, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (v) any payment or prepayment made by or on behalf of the any Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Lender), (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or the termination of any Lender’s commitment and non-pro rata repayment of Loans pursuant to Section 2.19(b), (y) [reserved], or (z) in connection with a transaction pursuant to an Extension Offer, Refinancing Amendment or Incremental Facility Amendment or amendment in connection with Credit Agreement Refinancing Indebtedness. For the avoidance of doubt, this Section shall not limit the ability of any member of the Consolidated Group to pay principal, fees, premiums and interest with respect to Credit Agreement Refinancing Indebtedness, Extended Term Loans, or Incremental Term Loans following the effectiveness of any Refinancing Amendment, any Extension Offer or Incremental Facility Amendment on a basis different from the Loans of such Class that will continue to be held by Lenders that were not Additional Refinancing Lenders, Extending Lenders or Additional Lenders, as applicable.

(d)            Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) such Borrower has not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.18(d) shall be conclusive, absent manifest error.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a) or (b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19             Mitigation Obligations; Replacement of Lender

(a)            If any Lender requests compensation under Section 2.15 or Section 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender (to the extent applicable to such Borrower) in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.15 or Section 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender ceases to make Term SOFR Loans as a result of any of the conditions in Section 2.14 or Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (and such Lender shall be obligated) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, other than in the case of a Defaulting Lender, such Lender’s pro rata share of accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

(c)            Any Lender being replaced pursuant to Section 2.19(b) or Section 9.02(c) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption (including any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 2.16 as a consequence of such assignment) and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

Section 2.20             Incremental Loans.

(a)            At any time and from time to time after the Delayed Draw Termination Date and prior to the Latest Maturity Date, so long as the German Post-Closing Obligations have been satisfied, subject to the terms and express conditions set forth herein, the Borrowers may by no less than three (3) Business Days’ prior notice to the Administrative Agent (or such lesser number of days reasonably acceptable to the Administrative Agent), request to add one or more new credit facilities to this Agreement (each, an “Incremental Facility”), consisting of one or more additional tranches of term loans (including new delayed draw commitments) or an increase to an existing Class of term Loans (including delayed draw term loans) under this Agreement (each, an “Incremental Facility”), so long as (i) the aggregate principal amount of all Incremental Facilities, when taken together with the aggregate principal amount of all outstanding Incremental Equivalent Debt, does not exceed the Incremental Cap as in effect at the time of determination; (ii) subject to Section 1.12, immediately before and after giving effect to each Incremental Facility Amendment, no Event of Default has occurred and is continuing or would result therefrom; (iii) [reserved]; (iv) the representations and warranties in Article III of this Agreement and the other Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in all respects) on and as of the date of the incurrence of such Incremental Facility (although any representations or warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects (or in all respects, as applicable) as of the respective date or for the respective period, as the case may be); provided that, in the case of any Limited Condition Transaction, the requirement with respect to representations and warranties shall be as agreed between the Borrowers and the applicable Additional Lender providing such Incremental Facility; (v) no existing Lender shall be required to participate in any such Incremental Facility without its consent; and (vi) each Incremental Facility shall be in a minimum principal amount of $5,000,000 or multiples of $1,000,000 in excess thereof. Each Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, all of the other Obligations hereunder, subject to Section 2.28.

(b)            Each Incremental Facility (i) if made a part of an existing Class of Term Loans, (x) shall have terms identical to those applicable to such Class of Term Loans (other than with respect to upfront, arrangement, structuring or similar fees or original issue discount applicable to such Class of Term Loans) and (y)(A) such Incremental Facility shall have the same amortization schedule then applicable to such Class of Term Loans; provided that, unless otherwise agreed by the Borrowers, the first such amortization payment in respect of any Incremental Facility shall be the first full fiscal quarter following incurrence and (B) the amortization schedule for such Class of Term Loans shall be amended by the Administrative Agent and the Borrowers to increase the amortization payment for all Lenders holding such Class of Term Loans on a pro rata basis to the extent necessary to maintain, solely in respect of the outstanding amount of such Class of Term Loans held by each Lender immediately prior to such Incremental Facility (on a dollar basis and after giving effect to any pro rata application of such amortization payments to such Class of Term Loans), the principal amount of the amortization payments to which such Lenders were entitled before such recalculation or (ii) if consisting of an additional tranche of Term Loans shall have such terms as determined by the Borrowers and the lenders providing such Incremental Facility; provided, that, (A) no Subsidiary shall be a borrower or a guarantor with respect to such Incremental Facility unless such Subsidiary is a Loan Party (or substantially concurrently with the incurrence thereof becomes a Loan Party), and such Incremental Facility shall be secured on a pari passu basis with the Liens securing the Secured Obligations, (B) the obligations in respect thereof shall not be secured by Liens on the assets other than assets constituting Collateral, (C) the final maturity of any such Incremental Facility shall be no earlier than the Latest Maturity Date then in effect, (D) no Incremental Facility shall have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of any of the then outstanding Term Loans, as applicable (without giving effect to amortization for periods where amortization has been eliminated as a result of a prepayment of such Term Loans), (E) any Incremental Facility may provide for the ability to participate on a pro rata basis or less than pro rata basis but not a greater than pro rata basis (other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Facility) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(d), (F) the pricing, interest rate margins, discounts, premiums, rate floors and fees applicable to any Incremental Facility shall be determined by the Borrowers and the Lenders providing such Incremental Term Loans, (G) other terms may differ and shall be determined by the Borrowers and the lenders providing such Incremental Term Loans; provided, however, the covenants and events of default of such Incremental Term Loans, if not consistent with the terms of this Agreement and the other Loan Documents shall not be materially more restrictive to Holdings, the Borrowers and the Subsidiaries (as determined in good faith by the Borrowers), when taken as a whole, than the terms of this Agreement and the other Loan Documents, unless (x) the Lenders receive the benefit of such more restrictive terms pursuant to an amendment executed by the Borrowers and the Administrative Agent (it being understood that no consent of any such Lender shall be required to receive the benefit of such more restrictive terms) or (y) any such provisions apply after the Latest Maturity Date then in effect and (H) each Incremental Facility shall be denominated in U.S. Dollars and evidenced by this Agreement.

(c)            If, for any Incremental Term Loan that is secured on a pari passu basis with the Initial Term Loans and Delayed Draw Term Loans, the Applicable Rate (which shall be deemed to (i) include (x) for purposes of this sentence only, all upfront or similar fees or original issue discount based on a four year average life or, if less, the remaining life to maturity payable to all Lenders providing such Loans, as applicable and (y) a floor with respect to Term SOFR greater than 2.00% but (ii) exclude any arrangement, commitment, structuring and underwriting fees and any amendment fees payable to the Lenders or their Affiliates or any Lenders under the Incremental Facility or their Affiliates) relating to such Incremental Term Commitment exceeds the Applicable Rate relating to the relevant Initial Term Loans and Delayed Draw Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Rate relating to the relevant Initial Term Loans and Delayed Draw Term Loans shall be adjusted to be equal to the Applicable Rate relating to such Incremental Term Commitment minus 0.50.

(d)            Each notice from the Borrowers pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Any additional bank, financial institution, existing Lender or other Person that elects to provide Commitments under an Incremental Facility shall be an Eligible Assignee that is reasonably satisfactory to the Borrowers and, to the extent such consent would be required for an assignment of Loans or Commitments of the same (or similar) Class pursuant to Section 9.04, the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if such Additional Lender is not already a Lender, it shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers and such Additional Lender (in the case of this Agreement and, as appropriate, any other Loan Document, as applicable) (and to the extent it directly and adversely affects the rights or duties of the Administrative Agent, and/or the Collateral Agent, the Administrative Agent, and/or the Collateral Agent, as applicable), and acknowledged by the Administrative Agent (which acknowledgement shall not be unreasonably withheld, delayed or conditioned). No Lender shall be obligated to provide any Commitments under an Incremental Facility, unless it so agrees. Commitments in respect of any Incremental Facilities shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (iv) of the first proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction (or waiver) on the date thereof of the express conditions in respect of such Incremental Facility Amendment to be mutually agreed upon by the Additional Lenders and the Borrowers. The proceeds of any Loans under an Incremental Facility will be used, directly or indirectly, by the applicable Borrower for working capital and/or general corporate purposes and/or any other purposes not prohibited hereunder (including Restricted Payments, Acquisitions and other Investments). This Section 2.20 shall supersede any provisions in Section 2.11, Section 2.18 and Section 9.02 to the contrary.

Section 2.21            Refinancing Facilities.

At any time after the Closing Date, the Borrowers may obtain from any existing Lender or any other Person reasonably satisfactory to the Administrative Agent, (any such existing Lender or other Person being called an “Additional Refinancing Lender”) Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement in the form of Other Term Loans or Other Term Commitments or pursuant to a Refinancing Amendment; provided that (i) such Credit Agreement Refinancing Indebtedness may be secured only by assets consisting of Collateral, (ii) the other terms and conditions of such Credit Agreement Refinancing Indebtedness (excluding pricing and optional prepayment or redemption terms) are substantially similar to, or less favorable (including for the avoidance of doubt any amortization, maturity, fee and prepayment provisions) to the Additional Refinancing Lenders, taken as a whole, than those applicable to the Credit Agreement Refinanced Debt (except for covenants or other provisions applicable only to periods after the latest final maturity date of the applicable Credit Agreement Refinanced Debt or to the extent such provisions are added for the benefit of all the Lenders hereafter (it being understood that no consent of any such Lender shall be required to receive the benefit of such provisions)), (iii) delivery of customary opinions, authorizing resolutions, reaffirmations and other customary certificates (including as to the satisfaction of the conditions precedent in Section 4.02 at the time such Other Term Commitments become effective), in each case of the type and scope delivered on the Closing Date, (iv) any Credit Agreement Refinancing Indebtedness shall be denominated in U.S. Dollars, (v) with respect to Other Term Loans or Other Term Commitments, any Affiliated Lender providing an Other Term Commitment shall be subject to the same restrictions set forth in Section 9.04 as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans, and (vi) the Administrative Agent shall enter into an Acceptable Intercreditor Agreement with respect thereto. The effectiveness of any Refinancing Amendment shall be subject to such express conditions as are mutually agreed with the participating Additional Refinancing Lenders. Each Class of Credit Agreement Refinancing Indebtedness (other than in connection with an extension of the maturity of Term Loans) incurred under this Section 2.21 shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000, provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of the applicable Credit Agreement Refinanced Debt. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or reasonably advisable to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, or reasonably advisable or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section. This Section 2.21 shall supersede any provisions in Section 2.18 and Section 9.02 to the contrary.

Section 2.22            Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) or any Default Rate of interest pursuant to Section 2.13(c), in each case, for any period during which that Lender is a Defaulting Lender.

(b)            Defaulting Lender Cure. If the Borrowers and the Administrative Agent (at the direction of the Required Lenders) agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentage, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23            [Reserved].

Section 2.24            Extensions of Term Loans.

(a)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of Term Loans of the applicable Class with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and offered on the same terms to each such Lender, each Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate, premiums or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule, optional prepayment terms, required prepayment dates and participation in prepayments in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans, as so extended, as well as the Initial Term Loan or Delayed Draw Term Loans (not so extended), being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted), so long as the following terms are satisfied (or waived):

(i)             [reserved]

(ii)            except as to interest rates, fees, premiums, amortization, voluntary prepayments, AHYDO Catch-Up Payments and final maturity (which shall, subject to the immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrowers and set forth in the relevant Extension Offer), the Term Loans (whether an Initial Term Loan or Delayed Draw Term Loans, as applicable) of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have covenants and events of default that, if not consistent with the terms of the applicable Term Loans, shall not be materially more restrictive to Holdings, the Borrowers and the Subsidiaries (as determined in good faith by the Borrowers), when taken as a whole, than the terms of the applicable Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms pursuant to an amendment executed by the Borrowers and the Administrative Agent (it being understood that no consent of any such Lender shall be required to receive the benefit of such more restrictive terms) or (y) any such provisions apply after the Maturity Date of the Class of Term Loans for which such Extension Offer was made,

(iii)            the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date of the Class of Term Loans for which such Extension Offer was made and at no time shall the Term Loans (including Extended Term Loans) have more than six different maturity dates,

(iv)            the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby (without giving effect to amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans),

(v)             the Extended Term Loans may participate on a pro rata basis or less than pro rata basis in any voluntary or mandatory prepayment of any Class of Term Loans hereunder,

(vi)            if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders of such Class shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrowers pursuant to such Extension Offer, then the Class of Term Loans of such Term Lenders of such Class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer,

(vii)           all documentation in respect of such Extension shall be consistent with the foregoing, and

(viii)          any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b)            With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and may be waived by the Borrowers) of the Class of Term Loans of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.24.

(c)            Extended Term Loans shall be established pursuant to an Extension Amendment executed by the Borrowers, the Administrative Agent, the Extending Lenders; provided that, except to the extent expressly contemplated by this Section 2.24 and notwithstanding anything to the contrary set forth in Section 9.02, each Extension Amendment shall (i) be consistent with the provisions set forth in this Section 2.24, (ii) be reasonably satisfactory to the Administrative Agent, (iii) include representations (x) as to the accuracy of representations and warranties set forth in Article III of this Agreement and in the other Loan Documents in all material respects (without duplication of materiality qualifiers) immediately before and after giving effect to such Extension Amendment and the transactions contemplated thereby (except to the extent such representation or warranty relates to an earlier date, in which case such representation or warranty shall be deemed made as of such earlier date) and (y) that no Default or Event of Default shall have occurred and be continuing as of the effective date of such Extension Amendment or after giving effect to such Extension Amendment and the transactions contemplated thereby, (iv) be subject to any applicable Minimum Extension Condition (unless waived by the Borrowers) and (v) to the extent reasonably requested by the Administrative Agent, be subject to receipt by the Administrative Agent of (x) customary board resolutions and officers’ certificates consistent with those delivered on the Closing Date, (y) customary opinions of counsel to the Loan Parties consistent with those delivered on the Closing Date (other than changes to legal opinions resulting from a change in law, change in fact or change in counsel’s form of opinion reasonably acceptable to the Administrative Agent) and (z) supplemental or reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each such Extension Amendment be reasonably acceptable to the Administrative Agent and shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent and, to the extent applicable, the Collateral Agent, to enter into amendments to this Agreement and the other Loan Documents with the Borrowers and other Loan Parties as may be necessary or advisable in order to establish new Classes in respect of Term Loans so extended and such technical amendments as may be necessary, advisable or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.24. No Lender shall be required to participate in any Extension.

(d)           In connection with any Extension, the Borrowers shall provide the Administrative Agent at least 5 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

(e)            For the avoidance of doubt, each Lender shall be deemed to have declined any Extension unless such Lender shall expressly agree to such Extension in accordance with this Section 2.24. The Commitments of any such non-extending Lender shall terminate on the then-applicable Maturity Date therefor and all Loans and funded participations of any such non-extending Lender, together with all other Obligations in respect thereof, shall be due and payable in full on the then-applicable Maturity Date therefor.

Section 2.25            Illegality.

(a)            If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund or charge interest with respect to Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to take deposits of U.S. Dollars in the applicable interbank market, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, (i) any obligation of such Lender to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the (A) applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Loans or, in the case of Term SOFR Loans convert such Loans to Base Rate Loans, either on the last day of the Interest Period applicable thereto or the relevant interest payment date or last day of the relevant payment period, if such Lender may lawfully continue to maintain such Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b)            If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund, hold a commitment or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the applicable Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the applicable Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 2.26            [Reserved.]

Section 2.27            Appointment of Borrowers for Notices, Etc. Doncasters Finance hereby irrevocably appoints Doncasters to act as its agent for the purpose of delivering notices, requests, elections, certificates, approvals, consents and other communications on behalf of the Borrowers under this Agreement and the other Loan Documents and agrees that the Administrative Agent, the Collateral Agent and the Lenders may accept, and be permitted to rely on, any notice, request, election, certificate, approval, consent or other communication executed and/or delivered by Doncasters on behalf of Doncasters Finance or all Borrowers (including Loan Notices and Notices of Loan Prepayments). For the avoidance of doubt, the foregoing shall be without prejudice to the ability of Doncasters Finance to execute and/or deliver any notice, request, election, certificate, approval, consent or other communication under this Agreement or any other Loan Document on its own behalf.

Section 2.28            Joint and Several Liability of Borrowers. Each Borrower is jointly and severally liable for all of the Secured Obligations, regardless of which Borrower actually receives the proceeds or other benefits of the Loans or other Credit Extensions or the manner in which the Borrowers, the Administrative Agent or any Lender accounts therefor in their respective books and records.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants to the Lenders that:

Section 3.01             Organization; Powers. Other than as set forth on Schedule 3.01, each of the Parties and each Material Subsidiary is (a) duly organized or incorporated, validly existing and, to the extent such concept is applicable in the corresponding jurisdiction, in good standing under the laws of the jurisdiction of its organization, incorporation or establishment, (b) has all requisite organizational or constitutional power and authority to (i) own, pledge, mortgage, and operate its assets and properties and to carry on its business as now conducted and (ii) to execute, deliver and perform its obligations under each Loan Document to which it is a party, and (c) is qualified to do business, and is in good standing, in every jurisdiction where it does business, except in the case of clauses (a), (other than with respect to any Borrower), (b) and (c), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The centre of main interests (as that term is referred to in Article(l) of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings) of each German Guarantor is situated in its jurisdiction or incorporation.

Section 3.02            Authorization; Enforceability. The execution, delivery and performance of this Agreement (and the lending transactions contemplated hereby to occur on the Closing Date) has been duly authorized by all necessary corporate, shareholder or other organizational action by each of the Parties, and constitutes, and each other Loan Document to which any Loan Party is a party has been duly authorized by all necessary corporate, shareholder or other organizational action by such Loan Party, and each Loan Document constitutes a legal, valid and binding obligation of each of the Parties or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, defenses of set-off or counterclaim, the principle that security expressed to be fixed security may take the effect of floating security, and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to the Loan Documents and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.

Section 3.03            Governmental Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties of the Loan Documents to which such Loan Parties are a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, in each case, as of the Closing Date, (ii) filings and registrations of charges necessary to perfect Liens created under the Loan Documents and to release existing Liens (if any) and (iii) those consents, approvals, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Organizational Document of any Loan Party, (c) will not violate any Requirement of Law applicable to the members of the Holding Company Group, (d) after giving effect to the Transactions, will not violate or result in a default under any indenture, agreement or other instrument in each case constituting Material Indebtedness binding upon any member of the Holding Company Group or its assets, or give rise to a right thereunder to require any payment to be made by any member of the Holding Company Group or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, in each case, as of the Closing Date, and (e) will not result in the creation or imposition of any Lien on any material asset of any member of the Holding Company Group, except Liens created under the Loan Documents and Liens permitted under Section 6.02; except in the cases of clauses (a), (c) and (d) above where such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04            Financial Condition; No Material Adverse Change.

(a)            The Historical Financial Statements (to the knowledge of the Parties) (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Persons expressed to be covered thereby as of the date thereof and the results of operations, cash flows and changes in equityholders’ equity for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and, in the case of unaudited financial statements, subject to the absence of footnotes and to normal year-end audit adjustments.

(b)            Since December 31, 2023, no Material Adverse Effect has occurred, and no event, circumstance, change, effect or condition that would reasonably be expected to have a Material Adverse Effect has occurred.

(c)            Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Loan Documents.

Section 3.05            Properties.

(a)           As of the date of this Agreement, Schedule 3.05 sets forth a correct and complete list of all Real Property owned by each Loan Party (or any Subsidiary thereof) (collectively, the “Owned Real Property”), all leases, subleases, and licenses of Real Property and other similar agreements regarding the right to occupy Real Property by each Loan Party (or any Subsidiary thereof) as lessee, sublessee, licensee or similar capacity (together with each amendment, modification, restatement or supplement thereto, collectively, the “Real Property Leases”), and all leases, subleases, and licenses of Real Property and other similar agreements regarding rights to occupy Real Property by each Loan Party or any of its Subsidiaries as lessor, sublessor, licensor or similar capacity (together with each amendment, modification, restatement or supplement thereto collectively, the “Owner Real Property Leases”), with the current location of each such Real Property by street address, including the county, state and, where applicable, each lessee, licensee, sublessee or other occupant thereof.

(b)            Each applicable Loan Party (or Subsidiary thereof) has marketable fee simple title (or the equivalent thereof in the applicable jurisdiction) to the Owned Real Property and the valid and enforceable right to use, pledge, and mortgage such Owned Real Property, and valid leasehold interests in the Real Property Leases, in each case free and clear of all Liens, other than those permitted by Section 6.02. Each Real Property Lease and each Owner Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of each Loan Party (or Subsidiary thereof, as applicable) party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. No Loan Party (nor Subsidiary thereof, as applicable), nor to the knowledge of any Loan Party (or Subsidiary thereof, as applicable), any other Person, is in default under any Real Property Lease or under any Owner Real Property Lease, and to the knowledge of any Loan Party (or Subsidiary thereof, as applicable) no event has occurred and no circumstance exists which, if not remedied, would result in a default that would reasonably be expected to have a Material Adverse Effect. No party to any Real Property Lease or any Owner Real Property Lease has exercised any termination rights with respect thereto.

(c)            There do not exist any material actual or threatened in writing condemnation or eminent domain proceedings that affect any Real Property or any material part thereof, and no Loan Party (nor any Subsidiary thereof) has received any written notice of the intention of any Governmental Authority or other Person to take or use any Material Real Property or any material part thereof or interest therein. No Loan Party (nor any Subsidiary thereof) owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any real estate or any portion of or interest in the Real Property. No Loan Party (nor any Subsidiary thereof) has received written notice of any material default or violation under any declarations, restrictive covenants or easement agreements (reciprocal or otherwise), in each case affecting any Real Property Collateral, that has not been cured. The Owned Real Property has either direct access to public roads or streets or access to public roads or streets. The Real Property, including, without limitation, all building and improvements, systems, equipment, and structural components, are in good condition, order and repair in all material respects (excepting ordinary wear and tear).

(d)            Each of the Loan Parties and each of its Subsidiaries has good and defensible title to, valid leasehold interests in, or rights to use, all of its respective personal property material to its business as currently conducted (i) except in cases where the failure to have such interest would not reasonably be expected to result in a Material Adverse Effect and (ii) free of all Liens, other than those permitted by Section 6.02.

(e)            Each member of the Holding Company Group exclusively owns or has the valid and enforceable right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted, except where failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The conduct of the businesses of each member of the Holding Company Group and such entity’s use of owned Intellectual Property have not and do not infringe, misappropriate, or violate, any third-party Intellectual Property, except where such infringement, misappropriation nor violation of the foregoing would not reasonably be expected to have a Material Adverse Effect. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property owned by any member of the Holding Company Group or the validity or effectiveness of any Intellectual Property of any member of the Holding Company Group, nor does any Party know of any such claim, and, to the knowledge of the Parties, the use of any Intellectual Property by any member of the Holding Company Group or the granting of a right or a license in respect of any Intellectual Property from any member of the Holding Company Group does not infringe on the rights of any Person. To the knowledge of any Loan Party, no Person is infringing any Intellectual Property owned by a member of the Holding Company Group.

Section 3.06             Litigation and Environmental Matters.

(a)            Other than as set forth on Schedule 3.06, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened in writing against any member of the Holding Company Group which is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            Other than as set forth on Schedule 3.06 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no member of the Holding Company Group (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is knowingly contaminated by Hazardous Materials) in each case, in a manner that has given or would reasonably be expected to give rise to Environmental Liability, (iii) has become subject to any Environmental Liability, or (iv) has received written notice of any actual or alleged violation of Environmental Law or any Environmental Liability.

Section 3.07             Compliance with Laws.

(a)            Each member of the Holding Company Group is in compliance with all Requirements of Law applicable to it or its property, except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and

(b)            the pension schemes of each Subsidiary of Parent incorporated in England and Wales are funded to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

Section 3.08             Investment Company Status. No Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09             Taxes. Each member of the Holding Company Group (a) has timely filed or caused to be filed all U.S. federal, state and non-U.S. Tax returns and reports required to have been filed by it, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all U.S. federal, state and non-U.S. Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable or required to have been paid for it, required to have been paid by it, except (x) any Taxes the failure of which to pay would not reasonably be expected to result in a Material Adverse Effect or (y) any Taxes that are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been provided in accordance with IFRS.

Section 3.10             ERISA.

(a)            Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with ERISA and the Code; (ii) no Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan within the meaning of Section 412 of the Code; (iii) no ERISA Event has occurred nor is reasonably expected to occur; (iv) no Loan Party has engaged in a nonexempt prohibited transaction as described in Sections 406 of ERISA or 4975 of the Code; (v) no Loan Party or any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which have become due which are unpaid; (vi) no Loan Party or any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which have become due which are unpaid; and (vii) except as required by Section 4980B of the Code or any other applicable law, no Loan Party maintains an employee welfare benefit plan (as defined in Section 3(l) of ERISA), which provides health and welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or coverage after a participant’s termination of employment.

(b)            Neither it nor any of its Subsidiaries is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and (ii) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

(c)            Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event or U.K. Plan Event has occurred or is reasonably expected to occur.

(d)            The Parties are not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Parties’ entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement.

Section 3.11             Disclosure. (a) All written information and written data that has been or will be made available to the Administrative Agent by the Holding Company Group when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections have been prepared in good faith based upon assumptions that are believed by the Holding Company Group to be reasonable at the time such Projections are so furnished to the Administrative Agent; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Holding Company Group, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.

Section 3.12             Labor and Employment Matters.

(a)            Except as set forth on Schedule 3.12(a), (i) none of the Parties or any of their respective Subsidiaries are party to or subject to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”); (ii) during the past five (5) years, no Union or group of employees of any of the Parties or any of their respective Subsidiaries has sought to organize any employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any of the Parties or any of their respective Subsidiaries, or filed a petition for recognition with any Governmental Authority; and (iii) as of this date, no Collective Bargaining Agreement is being negotiated by any of the Parties or any of their respective Subsidiaries. Except as would not reasonably be expected to result, individually or in the aggregate, a Material Adverse Effect, during the past five (5) years there have been no actual or threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to any of the Parties or any of their respective Subsidiaries.

(b)            Except as would not be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) during the past three (3) years, none of the Parties or their respective Subsidiaries materially failed to take reasonable action to investigate or remedy any material allegations involving a senior executive of the Parties or their respective Subsidiaries relating to discrimination, harassment (including sexual harassment), or retaliation, (ii) to the knowledge of the Loan Parties, there are no material allegations of sexual harassment pending against a senior executive of the Parties or their respective Subsidiaries, and (iii) to the knowledge of the Loan Parties, no senior executive of the Parties or their respective Subsidiaries has engaged in any conduct, is being investigated for any conduct, or aided or assisted any other Person to engage in any conduct or cover-up of such conduct, that could reasonably be expected to cause or that has caused any material damage to the reputation or business of any of the Parties or their respective Subsidiaries, including, but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

Section 3.13             Subsidiaries; Loan Parties. As of the Closing Date, Schedule 3.13 sets forth the name of and the ownership by the Borrowers and the Subsidiaries in each Subsidiary and identifies each Subsidiary that is a Loan Party and/or Excluded Subsidiary as of the Closing Date.

Section 3.14             Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions, the Consolidated Group, when taken as a whole, is Solvent.

Section 3.15             Federal Reserve Regulations.

(a)            None of Holdings or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)            No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.16             Use of Proceeds. The proceeds of the Initial Term Loan and the Delayed Draw Term Loan, as the case may be, will be used in accordance with Section 5.11; provided that the proceeds of any Incremental Facility may be used for working capital and general corporate purposes of Holdings and its Subsidiaries and as otherwise agreed by the Borrowers and the lenders thereof to the extent not otherwise prohibited under the Loan Documents.

Section 3.17             Security Documents. Subject to the Intercreditor Agreement, the Security Documents, upon execution and delivery by the parties thereto, are effective to create in favor of the Collateral Agent for the benefit of the applicable Secured Parties legal, valid and enforceable (subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, defenses of set-off or counterclaim, the principle that security expressed to be fixed security may take the effect of floating security, and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to the Loan Documents and (b) any filings, notices and registrations and other perfection requirements necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (which filings or recordings shall be made to the extent required by any Security Document)) first priority Liens on, and security interests in, the Collateral (other than the ABL Priority Collateral) and a second priority Lien on the ABL Priority Collateral, subject to Liens permitted pursuant to Section 6.02 and, (i) when all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Security Document (which filings, notices or recordings shall be made to the extent required by any Security Document), (ii) when Mortgages and other filings in appropriate form are recorded in the appropriate recordation office in the location specified in such Mortgage(s), and (iii) upon the taking of possession or control by the Collateral Agent of such Collateral, with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute perfected first priority Lien on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than ABL Priority Collateral) and a second priority Lien on such ABL Priority Collateral, as the case may be, subject to Liens permitted pursuant to Section 6.02.

Section 3.18            Anti-Money Laundering Laws; Anti-Corruption Laws; Sanctions; Ex-Im Laws

(a)            No member of the Holding Company Group, nor any director or officer thereof, nor, to the knowledge of the Loan Parties and their Subsidiaries, any employee, agent, Affiliate or representative thereof, is a Sanctioned Person or located, organized or resident in Venezuela or Russia. No member of the Holding Company Group is currently, or has in the past five (5) years, engaged in any activities, dealings or transactions directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country, in either case in violation of Sanctions.

(b)            Each member of the Holding Company Group and their respective officers and directors, and, to the knowledge of the Loan Parties and their Subsidiaries, their employees, Affiliates, representatives and agents, has been for the past five (5) years in compliance in all material respects, and is in compliance in all material respects with Anti-Money Laundering Laws and Ex-Im Laws, and is in compliance in all respects with Sanctions and Anti-Corruption Laws.

(c)             [Reserved].

(d)           There are no, and have not been within the past five (5) years any, actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority, pending against or, to the knowledge of the Loan Parties or their Subsidiaries, threatened in writing involving Anti-Money Laundering Laws, Ex-Im Laws, Anti-Corruption Laws or Sanctions. During the past five (5) years, no member of the Holding Company Group has made any voluntary disclosure to a Governmental Authority relating to an actual or potential violation of Anti-Money Laundering Laws, Ex-Im Laws, Anti-Corruption Laws or Sanctions.

(e)            The representations in this Section 3.18 shall not be given to or by any Person if and to the extent that it would violate or expose such Person or any of its directors, officers, agents or employees to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96 and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).

Section 3.19            Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.20            Covered Entities. No Loan Party is a Covered Entity.

Section 3.21            Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE IV

CONDITIONS

Section 4.01            Closing Date.

The Agreement and the obligations of the Lenders to make the extensions of credit to be made hereunder on the Closing Date shall not become effective until the date on which each of the following express conditions is satisfied (or waived by the Administrative Agent, acting at direction of the Required Lenders):

(a)            The Administrative Agent (or its counsel) shall have received: (i) from each of the Parties either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission (including Adobe pdf file) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, together with all Schedules hereto and (ii) (A) from each of the Loan Parties executed counterparts of the Guaranty, (B) from each U.S. Loan Party executed counterparts of the U.S. Security Agreement, (C) from each U.K. Guarantor and Holdings executed counterparts of the applicable U.K. Security Agreement, (D) [reserved] (E) duly executed Intercreditor Agreement, (F) from the Borrowers, (1) a Note executed by the applicable Borrower for each Lender that requests such a Note at least five (5) Business Days in advance of the Closing Date and (2) the Fee Letters executed by the Borrowers and the other parties party thereto, (G) with respect to each Loan Party, UCC-1 financing statements in a form appropriate for filing in the state of organization of such Loan Party, and (H) short-form filings with the United States Patent and Trademark Office or United States Copyright Office in respect of any registered copyrights, patents or trademarks of the Loan Parties in the United States constituting Collateral; provided that if any assignments in such offices need to be filed as a result of the Transactions or corporate reorganizations occurring prior to the Closing Date, such Intellectual Property shall not be subject to this Section 4.01(a) but shall instead be a condition subsequent to this Agreement.

(b)            The Administrative Agent shall have received customary written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (A) Paul Hastings LLP, as New York counsel to the Loan Parties, (B) Carey Olsen Jersey LLP, as Jersey counsel to the Loan Parties and (C) Akin Gump LLP, as English counsel to the Lenders.

(c)            The Administrative Agent shall have received: (i) a copy of each Organizational Document of the Loan Parties, and to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and, to the extent applicable in the relevant jurisdiction, incumbency certificates of the officers of the Loan Parties executing the Loan Documents to which they are party as of the Closing Date; (iii) resolutions of the board of directors (to the extent applicable in the relevant jurisdiction), of the supervisory board (to the extent applicable) or similar governing body and, to the extent applicable in the relevant jurisdiction, the holders of the issued shares of each Loan Party approving and authorizing, among other things, the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Closing Date, certified as of the Closing Date by such Loan Party as being in full force and effect without modification or amendment; (iv) a good standing certificate, certificate of status or equivalent (to the extent applicable in the relevant jurisdiction) from the applicable Governmental Authority of the Loan Parties’ jurisdictions of incorporation, organization or formation dated a recent date on or prior to the Closing Date; (v) in respect of the U.K. Guarantors, a certificate of that U.K. Guarantor (A) confirming that borrowing or guaranteeing, as appropriate, the Term Commitment would not cause any guaranteeing or similar limit to be exceeded, (B) attaching copies of the documents referred to in paragraphs (i) and (ii) above; (C) including a specimen signature of each person authorized to sign the Loan Documents; and (D) certifying that each copy document relating to it in this paragraph (c) is correct, complete and in full force and effect as at a date no earlier than the Closing Date and (vi) in respect of Holdings, a copy of the consent issued by the Jersey Financial Services Commission pursuant to the Control of Borrowing (Jersey) Order 1958.

(d)            The Administrative Agent shall have received all fees and other amounts due and payable by any Loan Party on or prior to the Closing Date, including fees under the Fee Letters and, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Parties under any Loan Document, provided that any amounts other than fees to be paid must be invoiced at least two (2) Business Days prior to the Closing Date and may be offset against the proceeds of the Initial Term Loan.

(e)            The Initial Lead Arranger shall have received copies of the Historical Financial Statements (which the Initial Lead Arranger acknowledges receipt of each).

(f)            The Administrative Agent shall have received a notice (which notice may be in the form of a Loan Notice or such other form or method as approved by the Administrative Agent) setting forth the deposit account of the Borrowers to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of the initial Loans to be funded hereunder on the Closing Date, together with a customary funding indemnification letter to the extent any such Loan will be a Term SOFR Loan.

(g)            the Closing Date Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the funding of the Initial Term Loan on the Closing Date.

(h)            The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty by its terms is qualified by materiality or Material Adverse Effect, in which case such representation and warranty (as so qualified) shall be true and correct in all respects), in each case on and as of the date of Closing Date (or true and correct in all material respects as of a specified date, if earlier).

(i)              The Administrative Agent shall have received a Solvency Certificate.

(j)              The Administrative Agent shall have received a certificate from the Borrowers certifying as to the satisfaction of the conditions precedent set forth in Sections 4.01(g) and (h).

(k)            The Administrative Agent shall have received certificates of insurance listing the Administrative Agent as (x) lender loss payee for the property casualty insurance policies of Holdings and its Subsidiaries, and (y) additional insured with respect to the liability insurance of Holdings and its Subsidiaries; provided that, after the Borrowers’ use of commercially reasonable efforts, in the event that any of the certificates or endorsements set forth in clauses (x) or (y) are not available on or prior to the Closing Date, such insurance certificates and endorsements shall instead be a condition subsequent to this Agreement.

(l)             The Administrative Agent and the Initial Lead Arranger shall have received (i) all documentation and other information about Holdings, the Borrowers and their Subsidiaries as has been reasonably requested in writing at least three (3) Business Days prior to the Closing Date by the Administrative Agent or the Initial Lead Arranger that they reasonably request in connection with “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act, and (ii) Beneficial Ownership Certifications with respect to the Borrowers pursuant to the requirements of 31 C.F.R. § 1010.230 reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Initial Lead Arranger.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto, the Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the Administrative Agent or such Lender, as the case may be.

Section 4.02            Each Credit Extension.

The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following express conditions:

(a)            Except as expressly set forth in Sections 2.20 and 1.15 with respect to Incremental Term Commitments, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty by its terms is qualified by materiality or Material Adverse Effect, in which case such representation and warranty (as so qualified) shall be true and correct in all respects), in each case on and as of the date of such Credit Extension (or true and correct in all material respects as of a specified date, if earlier).

(b)            Except as expressly set forth in Sections 2.20 and 1.15 with respect to Incremental Term Commitments, at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.

(c)            In the case of any Borrowing of Delayed Draw Term Loans, immediately before and immediately after giving effect to such Borrowing, the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 5.30 to 1.00;

(d)            Except as expressly set forth herein, the Administrative Agent shall have received a Loan Notice meeting the requirements of Section 2.03.

Except as expressly set forth herein, each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Notwithstanding the foregoing, the only representations and warranties the accuracy of which shall be a condition to the availability of any Credit Extension made in connection with a Limited Condition Transaction shall be (x) the representations made by the vendor(s) or the seller(s) identified in the definitive documentation for the applicable Acquisition as are material to the interests of the Lenders, but only to the extent the Parties (or one of the affiliates of the Parties) have the right to terminate their (or their Affiliates’) obligations under such definitive documentation or decline to consummate such Acquisition as a result of a breach of such representations in such definitive documentation and (y) the Specified Representations (as conformed for the applicable Acquisition).

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Closing Date and until the Termination Date, each of Holdings (solely with respect to Sections 5.01 (final three paragraphs only), 5.04, 5.05, 5.08, 5.09 and 5.14), and the Borrowers covenants and agrees with the Lenders that:

Section 5.01            Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent which will furnish to the Lenders:

(a)            commencing with fiscal year ending December 31, 2023, within 120 days after the end of each fiscal year of Holdings (and in the case of the fiscal year of Holdings ending December 31, 2023, on or prior to October 1, 2024), the audited consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such year for Holdings and its Subsidiaries (but for the avoidance of doubt, for the fiscal year ending December 31, 2023, such financial statements of Holdings and its Subsidiaries may commence on or at any time before the Closing Date), and related notes thereto, setting forth, commencing with the audited financial statements for the second full fiscal year following the Closing Date, in each case in comparative form the figures for the previous fiscal year, which shall be accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (it being agreed PricewaterhouseCoopers or any other firm of like standing appointed by Holdings to act as its statutory auditor are reasonably acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except to the extent any qualification results solely from (i) a current maturity of this Agreement or any other Indebtedness, or (ii) any actual or prospective Event of Default resulting from any actual or prospective breach of the Financial Covenant ) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance in all material respects with IFRS (except as otherwise disclosed in such financial statements), together with an unaudited consolidating balance sheet and related consolidating statements of income and cash flows as of the end of such fiscal year for Holdings and a customary management discussion and analysis of the financial condition and results of operations for such period;

(b)            within 60 days after the end of the first three fiscal quarters of each fiscal year of Holdings, commencing with the fiscal quarter ending March 31, 2024, the unaudited consolidated balance sheet and related consolidated statements of income and cash flows of Holdings and its Subsidiaries as of the end of such fiscal quarter, setting forth, commencing with the unaudited quarterly financial statements for the first full fiscal quarter following the one year anniversary of the Closing Date, in comparative form the figures for the corresponding period or periods of the previous fiscal year, in each case, which shall be certified by the chief executive officer, chief financial officer, treasurer or controller of Borrowers as fairly representing in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance in all material respects with IFRS (except as otherwise disclosed in such financial statements), subject only to the absence of footnotes and normal year-end adjustments and a customary management discussion and analysis of the financial condition and results of operations for such period;

(c)            concurrently with the delivery of any financial statements under paragraphs (a) and (b) of this Section 5.01, Compliance Certificate (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) commencing with the Compliance Certificate delivered under paragraph (b) for the fiscal quarter ending March 31, 2024, setting forth reasonably detailed calculations demonstrating compliance or non-compliance with the Financial Covenant, (iii) [reserved] and (iv) in the case of the delivery of financial statements commencing with the financial statements to be delivered under paragraph (a) above for the fiscal year ending December 31, 2024, setting forth reasonably detailed calculations demonstrating Excess Cash Flow for such fiscal year and the amount (if any) required to be prepaid pursuant to Section 2.11(b);

(d)            not later than 5 Business Days after the delivery of the financial statements under paragraph (a) above to the extent any of the Parties has knowledge thereof, an officer’s certificate of a Responsible Officer of the Borrowers stating whether any material change in IFRS or in the application thereof has occurred since the date of the then most recently delivered audited financial statements that would affect the compliance or non-compliance with the Financial Covenant or any other requirement in this Agreement, and, if any such change has occurred, specifying the effect of such change on the financial statements most recently delivered under paragraph (a) above;

(e)            concurrently with the delivery of the financial statements required by clause (a) above (commencing with the fiscal year ending December 31, 2024), a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrowers for its internal use consistent in scope with the financial statements provided pursuant to Section 5.01(a) setting forth the principal assumptions upon which such budget is based, it being understood and agreed that any financial or business projections furnished by any Loan Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance;

(f)             after the delivery of the financial statements required to be delivered pursuant to clause (b) above, at the request of the Administrative Agent (at the direction of the Required Lenders) and upon reasonable prior notice, Borrowers shall hold a conference call (at a mutually agreeable time) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal quarter and the financial condition of Holdings and its Subsidiaries;

(g)            promptly (and in any event not later than five (5) Business Days thereafter) upon the delivery thereof, copies of any information regarding the business, legal, financial or corporate affairs of any member of the Holding Company Group made available to all Equity Investors via posting to such Equity Investors via IntraLinks or another similar secured electronic system;

(h)            promptly following any reasonable request therefor, (i) such other financial information regarding any member of the Holding Company Group as the Administrative Agent may reasonably request (or any Lender may request through the Administrative Agent), to the extent such information is customarily prepared and readily available and (ii) information and documentation reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) in connection with “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act, and the Beneficial Ownership Regulation; provided that no member of the Holding Company Group will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by (x) law or (y) fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the case of binding agreements with respect to clause (ii)(y), such member of the Holding Company Group shall use commercially reasonable efforts to obtain waivers and to otherwise provide such information that does not violate such obligations and in the case of clauses (ii)(y) and (iii), shall notify the Administrative Agent as to the scope of the information that is not being provided under the applicable exception; and

(i)             to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of Beneficial Owners identified in such certification.

Notwithstanding the foregoing, following a Qualifying IPO, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to the financial statements of Holdings and its Subsidiaries by furnishing the Parent Company’s Form 10-K or 10-Q (or any reasonably equivalent publicly available filing in another jurisdiction), as applicable, filed with the SEC (or any reasonably equivalent authority in such other jurisdiction), accompanied with the other information and materials required to be delivered by such applicable paragraphs, to the extent not included in such Form 10-K or 10-Q (or any reasonably equivalent publicly available filing in another jurisdiction), as applicable; provided that (i) if (1) such financial statements relate to any Parent Company and (2) either (I) such Parent Company (or any other Parent Company that is a subsidiary of such Parent Company) has any material third party Indebtedness and/or material operations (as determined by the Borrowers in good faith and other than any operations that are attributable solely to such Parent Company’s direct or indirect ownership of Holdings and its subsidiaries) or (II) there are material differences between the financial statements of such Parent Company and its consolidated subsidiaries, on the one hand, and Holdings and its Subsidiaries, on the other hand, such Form 10-K or Form 10-Q (or any reasonably equivalent publicly available filing in another jurisdiction) shall be accompanied by consolidating information (which need not be audited) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrowers as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(a), such statements shall be certified without qualification with respect to the scope of the audit or going concern by auditors of recognized national standing or other auditors reasonably acceptable to the Administrative Agent in a manner that satisfies the applicable requirements set forth in Section 5.01(a) as if the references to Holdings therein were references to such Parent Company.

All financial statements and other documents, reports or other materials required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which any Party posts such documents, or provides a link thereto, on such Party’s publicly available website or (ii) on which such documents are posted on such Party’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Parties shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents (other than pursuant to clauses (a) and (b) of this Section 5.01) to the Administrative Agent and (B) the Parties shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parties with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

The Parties hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secured electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parties or their Subsidiaries (or following a Qualifying IPO, material non-public information with respect to the Parent Company and its Subsidiaries), or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parties further acknowledge and agree that (x) all Borrower Materials will be treated as private and may contain material nonpublic information with respect to the Parties or their securities for purposes of the United States federal and state laws; and (y) the Administrative Agent will treat all Borrower Materials as being suitable only for posting on a portion of the Platform not designated “PUBLIC”, “Public Investor”, “Public Lender” or a like term. Furthermore, the Parties shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parties or any of their respective securities for purposes of foreign, United States federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. “Agent Parties” shall mean the Administrative Agent or any of its Related Parties.

Section 5.02            Notices of Material Events. The Borrowers will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of a Responsible Officer of any of the Borrowers obtaining knowledge of any of the following:

(a)            the occurrence of any Default or Event of Default, in each case, except to the extent the Administrative Agent shall have furnished the Borrowers written notice thereof;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Responsible Officer of any of the Parties, threatened in writing against any member of the Holding Company Group which is reasonably expected to result, after giving effect to the coverage and policy limits of applicable insurance policies, in a Material Adverse Effect;

(c)            the occurrence or threat of any strike, lockout, boycott, or other forms of organized labor disruption with respect to any of the Parties or any of their Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d)            the occurrence of any ERISA Event, Foreign Plan Event or U.K. Plan Event, that would reasonably be expected to result in a Material Adverse Effect, or any other event that would reasonably be expected to result in a Material Adverse Effect; and

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Documents required to be delivered pursuant to this Section 5.02 may be delivered electronically in accordance with Section 5.01.

Section 5.03            [Reserved].

Section 5.04            Existence; Conduct of Business. The Parties will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence (except as otherwise permitted hereunder) and (b) the rights, licenses, permits, privileges, franchises, Intellectual Property necessary to conduct its business, except, in the case of clauses (a) (other than with respect to the Parties) and (b), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder. Each Borrower will cause each German Guarantor to maintain its centre of main interest (as that term is referred to in Article 3(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings) in its jurisdiction of incorporation.

Section 5.05            Payment of Taxes. Each of the Parties will, and will cause each Subsidiary to, pay, discharge, or otherwise satisfy all of its obligations and liabilities, including all Tax liabilities, before the same shall become delinquent or in default, except where (a)(i) any such payment is being contested in good faith by appropriate proceedings diligently conducted and (ii) such Loan Party or Subsidiary has set aside on its books adequate reserves or other appropriate provision with respect thereto in accordance with IFRS or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06            Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, keep and maintain all tangible real property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted; provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder.

Section 5.07            Insurance. The Loan Parties will, and will cause each Subsidiary to, (a) maintain, with financially sound and reputable insurance companies, insurance with respect to its assets, properties and business, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly-situated Persons engaged in the same or similar business) and against such risks (but including in any event (i) public liability, (ii) flood insurance to the extent required under this Agreement, and (iii) property insurance on the Real Property Collateral) as is required by any Governmental Authority having jurisdiction with respect thereto and as is (i) customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations as reasonably determined by management of the Borrowers and (ii) considered adequate by the Borrowers and (b) cause the Administrative Agent and its successors and assigns to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled. Notwithstanding the foregoing, the Loan Parties shall (1) maintain flood insurance on all Mortgaged Property that is in a “special flood hazard area”, from such providers, on such terms and in such amounts as required by applicable law or as otherwise required by the Lenders, which ever is greater, and (2) promptly upon request of the Collateral Agent or any Lender, deliver to the Collateral Agent or such Lender, as applicable, evidence of such flood insurance in form and substance reasonably acceptable to the Collateral Agent or such Lender, including, without limitation, evidence of annual renewals of such insurance. In addition, each Loan Party will, and will cause each Subsidiary to, take all actions required under the Flood Laws, and as requested by the Collateral Agent, to assist in ensuring that each Lender is in material compliance with the Flood Laws applicable to the Real Property Collateral, including, but not limited to, providing the Collateral Agent and the Lenders with the address and/or GPS coordinates of each structure on any owned Real Property that will be subject to a Mortgage, and, to the extent required, using commercially reasonable efforts to obtain flood insurance for such property, structures and contents prior to such property, structures and contents becoming Real Property Collateral, and thereafter using commercially reasonable efforts to maintain such flood insurance in full force and effect for so long as required by the Flood Laws.

Section 5.08            Books and Records; Inspection and Audit Rights. The Parties will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all material financial transactions in relation to its business and activities. The Parties will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties (provided that no invasive testing or sampling of environmental media, e.g., sampling of soil or groundwater) shall be permitted without the Loan Parties’ prior consent), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested, provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than once during any fiscal year absent the existence of an Event of Default and only one such time shall be at the Parties’ expense, provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of the Parties at any time during normal business hours and upon reasonable advance notice, and provided, further, that representatives of any Lender, at the option of such Lender and at such Lender’s expense, may accompany the representatives of the Administrative Agent in connection with the exercise of such rights under this Section 5.08. Notwithstanding anything to the contrary in this Section 5.08, no member of the Holding Company Group will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by (x) law or (y) fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the case of binding agreements with respect to clause (ii)(y), the applicable member of the Holding Company Group shall use commercially reasonable efforts to obtain waivers and, in the cases of clauses (ii)(y) and (iii) shall notify the Administrative Agent as to the scope of the information that is not being provided under the applicable exception.

Section 5.09            Compliance with Laws. The Parties will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (with the exception of Sanctions and Anti-Corruption Laws which shall be complied with in all respects). This Section 5.09 and following Section 5.10 shall not be interpreted or applied in relation to any Borrower, any Loan Party, any member of the Holding Company Group, any Lender, Administrative Agent or Collateral Agent to the extent that the obligations under this Section 5.09 and following Section 5.10 would: (i) violate or expose such person or any of its directors, officers, agents or employees to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96 and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)); or (ii) prevent or prohibit such Person or any of its directors, officers, agents or employees from engaging in business, transactions, activities or other conduct pursuant to a general or specific license from OFAC, any license or authorization from HM’s Treasury, the European Union, or any European Union Member State, or any other registration, authorization, permit, license exemption, or license from any other applicable Governmental Authority.

Section 5.10            Anti-Money Laundering Laws; Anti-Corruption Laws; Sanctions; Ex-Im Laws. Each Loan Party will implement and maintain in effect policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with Anti-Money Laundering Laws, Anti-Corruption Laws, Ex-Im Laws and Sanctions (subject to Section 5.09).

Section 5.11            Use of Proceeds.

(a)            The proceeds of the Initial Term Loan will be used by the Borrowers directly or indirectly, to (i) finance the consummation of the Transactions, (ii) to pay the Transaction Costs (including to fund OID or upfront fees in connection with the Initial Term Loan and Delayed Draw Term Loans), (iii) provide working capital and to fund general corporate purposes and (iv) to repay amounts under the PIK Facility Agreement up to an amount equal to $50,000,000.

(b)            The proceeds of the Delayed Draw Term Loan will be used by the Borrowers directly or indirectly to (i) fund Permitted Acquisitions and other similar Investments permitted hereunder (including to pay earnouts, seller notes, holdbacks and other deferred payments in connection therewith (whether funded on or at the closing of such transaction)), and (iv) to repay amounts under the PIK Facility Agreement up to an amount equal to $50,000,000, and, in each case with respect to clauses (i) and (ii), to pay fees, costs and expenses and deferred costs and charges, in each case, related thereto or incurred in connection therewith.

Section 5.12            Execution of Guaranty and Security Documents after the Closing Date.

(a)            Subject to Section 5.15(b), (c) and (d), in the event that any Person becomes a Subsidiary after the date hereof (other than any Subsidiary for so long as it is an Excluded Subsidiary) or any Subsidiary (including any Electing Guarantor) ceases to be an Excluded Subsidiary, the Parties will promptly (and in no event later than 60 days thereafter or such later date as the Administrative Agent may agree in its reasonable discretion) cause such Subsidiary to execute and deliver to the Administrative Agent a joinder to the Guaranty and the Security Documents or joinders thereto with respect to the applicable Specified Jurisdiction and to take all such further actions (including, unless the Administrative Agent otherwise agrees, the delivery of a legal opinion substantially consistent with the scope of the legal opinion delivered on the Closing Date in connection with the execution of such joinders, accessions, other security agreement, other instrument and/or other documents) and execute all such further documents and instruments as required by the U.S. Security Agreement, the U.K. Security Agreement or the German Security Agreement, each other Security Document and any other security agreement, other instrument or document required in respect of any Specified Jurisdiction to secure the Secured Obligations for the benefit of the Secured Parties (including all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document, including the filing of UCC, or other Specified Jurisdiction as may be reasonably requested by the Administrative Agent and in all events to exclude Excluded Property). In addition, as and to the extent provided in the Security Documents (subject to all applicable exceptions and limitations therein and herein), the Parties shall deliver to the Collateral Agent all certificates, if any, representing Equity Interests of such Subsidiary (in each case, accompanied by undated stock powers, duly endorsed in blank) as required thereunder. Under no circumstance will any Loan Party be required to execute any Security Documents governed by the laws of any jurisdiction other than a Specified Jurisdiction.

(b)            Subject to Section 5.15(b), (c) and (d), in the event that any Person becomes a Subsidiary after the date hereof (other than any Subsidiary for so long as it is an Excluded Subsidiary), concurrently with the execution and delivery of counterparts to the Guaranty and the applicable Security Documents pursuant to Section 5.12(a), such Subsidiary shall deliver to the Administrative Agent, (i) certified copies of such Subsidiary’s Organizational Documents or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Subsidiary, and (ii) a certificate executed on behalf of such Subsidiary by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents.

(c)            If, at any time, (x) [reserved] or (y) material adverse tax consequences could (in the reasonable determination of the Borrowers in consultation with the Administrative Agent (at the direction of the Required Lenders)) reasonably be expected to result (i) from any Security Document executed and delivered by any Subsidiary of Holdings that is (x) a CFC or (y) a CFC Holding Company with respect to a guarantee in excess of 65% of the outstanding voting Equity Interests of any such CFC or CFC Holding Company, the Collateral Agent shall release such Subsidiary from any such Security Document, or (ii) from any Lien granted under any Loan Document in respect of the Equity Interests in any Subsidiary of Holdings that is (x) a CFC or (y) a CFC Holding Company with respect to a guarantee in excess of 65% of the outstanding voting Equity Interests of any such CFC or CFC Holding Company, such Lien shall be released. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d)            The Administrative Agent shall not enter into any mortgage charging real property located in the United States after the Closing Date until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Party of such notice; and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

Section 5.13            Additional Collateral. If any Material Real Property is acquired by any Loan Party (or Subsidiary thereof) after the Closing Date (other than Excluded Property), then such Loan Party (or applicable Subsidiary) will (i) promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, cause such Material Real Property to be subjected to a Lien securing the Obligations and (ii) take, and cause each applicable Loan Party (or applicable Subsidiary) to take, such actions as shall be necessary or reasonably requested by the Collateral Agent (at the direction of the Required Lenders) to grant and perfect such Liens, including the filing and recording of financing statements, fixture filings, Mortgages, and other documents and such other actions or deliveries of the type required by this Agreement, and including the Real Property Requirements with respect to any such Material Real Property, all at the expense of the Loan Parties.

Section 5.14            Environmental Matters . The Parties shall, and shall cause each Subsidiary to: (a) comply, and shall cause its properties and operations to comply, with all applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; (b) not dispose of or otherwise Release any Hazardous Materials on, under, about or from any property owned or operated by any member of the Holding Company Group except in compliance with applicable Environmental Laws, except where the disposal or Release, individually or in the aggregate, would not reasonably be expected to result in Material Adverse Effect; (c) timely obtain or file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Holding Company Group’s properties and facilities, which failure to obtain or file would reasonably be expected to have a Material Adverse Effect; (d) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any Hazardous Material on, under, about or from any of the Holding Company Group’s properties or facilities, which failure to commence and diligently prosecute to completion would reasonably be expected to have a Material Adverse Effect; and (e) establish and implement such policies of environmental audit and compliance as required by Environmental Law to determine and assure that each member of the Holding Company Group’s obligations under this Section 5.14 are timely satisfied, which failure to establish and implement would be expected to have a Material Adverse Effect.

Section 5.15            Further Assurances.

(a)            Subject to Section 5.12 and Sections 5.15(b), (c) and (d) and the terms, conditions and provisions of the Security Documents applicable to such Loan Party, the Parties shall, and shall cause the other Loan Parties to, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any jointly identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time, and in order to carry out more effectively the purposes thereof, in each case, to the extent required by this Agreement and the Security Documents.

(b)            Notwithstanding anything in this Agreement or any Security Document to the contrary and subject in each case to the Agreed Security Principles: (i) neither the Administrative Agent nor the Collateral Agent shall take, and the Loan Parties shall not be required to grant, a security interest in any Excluded Property; (ii) any security interest required to be granted or any action required to be taken, including to perfect such security interest, shall be subject to the same exceptions and limitations as those set forth in the Security Documents; (iii) no Loan Party shall be required, nor shall the Administrative Agent or Collateral Agent be authorized to perfect any pledges, charges, assignments and security interests in any Collateral by any means other than (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s), and equivalent filings or actions in any other Specified Jurisdiction (including with Companies House in England and Wales), (B) filings of short-form Intellectual Property security agreements in United States government offices (and any equivalent offices in Specified Jurisdictions, if applicable) with respect to applied for, registered or issued Intellectual Property constituting Collateral as expressly required by the Loan Documents, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of (1) intercompany notes in a principal amount in excess of $4,000,000 individually or $10,000,000 in the aggregate, (2) stock certificates of the members of the Consolidated Group and (3) other instruments issued to any Loan Party with a value in excess of $4,000,000 individually or $10,000,000 in the aggregate, (D) necessary perfection steps with respect to commercial tort claims over $4,000,000 individually or $10,000,000 in the aggregate, (E) recording of Mortgages with respect to Material Real Property, (F) perfection steps in respect of intellectual property, bank accounts, insurance policies, the assignment of other contractual rights and any other Collateral as set out in the U.K. Security Agreements and German Security Agreement, and (G) other than as expressly required by Section 5.12(a) or (b), no Loan Party shall be required to take any action outside the Specified Jurisdictions to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than a Specified Jurisdiction); (iv) [reserved]; (v) as to any action to perfect the security interest granted under the Security Documents in Collateral consisting of (or otherwise held in) any deposit account or securities account, no Loan Party shall have any obligation under any Loan Document to enter into any deposit account control agreement or securities account control agreement with respect to such accounts (other than notices to the depository banks as required under the U.K. Security Agreement and/or the German Security Agreement); (vi) no Loan Party shall be required to enter into any source code escrow arrangement (or be obligated to register Intellectual Property); (vii) no Loan Party shall be required to send notices to account debtors or other contractual third parties prior to the occurrence of an Event of Default and (viii) no Loan Party shall be required to enter into any security documents governed by the laws of a jurisdiction other than a Specified Jurisdiction.

(c)            Neither the Administrative Agent nor the Collateral Agent shall obtain or perfect a security interest in any assets of any Loan Party as to which the Borrowers and the Administrative Agent (at the direction of the Required Lenders) have agreed in writing shall determine that the cost of obtaining or perfecting such security interest is excessive in relation to the benefit to the Lenders of the security afforded thereby (such comparison to be determined in a manner consistent with any such determination made in connection with the Closing Date) or would otherwise violate applicable law.

(d)            Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its reasonable discretion, grant extensions of time for the satisfaction of any of the requirements under Section 5.12 and Section 5.14 in respect of any particular Collateral or any particular Subsidiary.

Section 5.16            Designation of Subsidiaries. The Borrowers may designate (or re-designate) any Subsidiary that is an Excluded Subsidiary as an Electing Guarantor. The Borrowers may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) each of the Borrowers shall not change the designation of any particular Subsidiary (whether as an Excluded Subsidiary or an Electing Guarantor) more than twice during the term of this Agreement, (ii) no Electing Guarantor may be redesignated as an Excluded Subsidiary if, after giving effect to such redesignation, an Event of Default has occurred and is continuing or would result therefrom, (iii) such designation or redesignation shall constitute an Investment by the applicable member of the Consolidated Group therein at the date of designation or redesignation in an amount equal to the fair market value (as determined in good faith by the Parties) of the Investments held by such member of the Consolidated Group in such Electing Guarantor immediately prior to such designation or re-designation and such Investments must otherwise be under Section 6.04 and (iv) any Investment, Indebtedness or Liens of such Subsidiary (after giving effect to such designation or redesignation) shall be deemed to be incurred at the time of such designation or redesignation by such Electing Guarantor and such incurrence must otherwise be permitted hereunder.

Section 5.17            Post-Closing Covenant. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.17 or such later date as the Administrative Agent (at the direction of the Required Lenders) agrees to (and, for the avoidance of doubt subject to Section 5.15(b), (c) and (d)), take the actions and deliver the documents specified on Schedule 5.17. Regardless of whether the time periods shall have extended pursuant to the terms hereof, to the extent the German Post-Closing Obligations shall not have been satisfied on or prior to the 90th day after the Closing Date, the “Applicable Rate”, from the 91st day following the Closing Date until the date on which the German Post-Closing Obligations are duly satisfied, shall be increased to (a) 7.50% per annum for Term SOFR Loans and (b) 6.50% per annum for Base Rate Loans.

Section 5.18            German ABL Accounts. With respect to the collection of German WCF Receivables, Holdings and the Borrowers shall cause each German Guarantor to undertake as follows:

(a)            it shall instruct each account debtor to make all payments with respect to the ABL Priority Security (as defined in the ABL Agreement) into a German ABL Controlled Account;

(b)            it will promptly pay all proceeds of German WCF Receivables so received into a German ABL Controlled Account (but pending such payment will not commingle such amounts with any other funds); and

(c)            if any account debtor makes a payment owed to a German Guarantor into any account which is not a German ABL Controlled Account, it will promptly (i) transfer the relevant amounts to a German ABL Controlled Account and (ii) direct the relevant account debtor to make future payments to a German ABL Controlled Account.

ARTICLE VI

NEGATIVE COVENANTS

From and after the Closing Date and until the Termination Date, each of Holdings and the Borrowers covenants and agrees with the Lenders that:

Section 6.01            Indebtedness; Certain Equity Securities.

(a)            Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness created under the Loan Documents, including any Incremental Facility Amendment, Extension Amendment or Refinancing Amendment, and any Permitted Refinancings of any of the foregoing;

(ii)           Indebtedness of any member of the Consolidated Group to another member of the Consolidated Group or to Holdings, provided that (A) such Indebtedness shall be permitted by Section 6.04 or Section 6.14 and (B) Indebtedness of any Loan Party to a Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations Section 7.01 on subordination terms reasonably acceptable to the Administrative Agent and the Borrowers; provided, further, that Indebtedness incurred by any Subsidiary that is not a Loan Party owed to any Loan Party (unless set forth on Schedule 6.04) shall be subject to the Non-Guarantor Investment Limitation;

(iii)          Guarantees by any member of the Consolidated Group of Indebtedness of another member of the Consolidated Group, provided that (A) the Indebtedness so Guaranteed is otherwise permitted by this Section, (B) such Guarantees shall be permitted by Section 6.04 and (C) if Indebtedness being guaranteed is subordinated in right of payment to the Obligations under the Loan Documents, such Guarantees permitted under this clause (iii) shall be subordinated in right of payment to the Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations provided, further, that Indebtedness of any Subsidiary that is not a Loan Party Guaranteed by any Loan Party (unless set forth on Schedule 6.04) shall be subject to the Non-Guarantor Investment Limitation;

(iv)         (A) Indebtedness incurred to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) (unless set forth on Schedule 6.01), when taken together with Indebtedness incurred under Section 6.01(a)(xxiii), at any one time outstanding shall not exceed the greater of (x) $20,000,000 and (y) 20% of Consolidated EBITDA computed on a Pro Forma Basis;

(v)          Indebtedness of any Person acquired or assumed in connection with an Acquisition (“Acquired Indebtedness”) or permitted Investment or any assets acquired in connection therewith; and any Permitted Refinancing thereof, provided that (i) such Indebtedness is not created in anticipation of such Acquisition or Investment, (ii) subject to Section 1.13, the aggregate principal amount of such Indebtedness acquired or assumed under this clause (v) does not exceed at any time the greater of (x) $20,000,000 and (y) 20% of Consolidated EBITDA computed on a Pro Forma Basis, and any Permitted Refinancing thereof, and (iii) subject to Section 1.12, the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to any such Indebtedness does not exceed the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness;

(vi)         [reserved];

(vii)        other Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of (x) $15,000,000 and (y) 15% of Consolidated EBITDA computed on a Pro Forma Basis; provided, that aggregate principal amount outstanding at any time of Indebtedness incurred under this clause (vii), clause (xii) and clause (xxix) below by any Subsidiary that is not a Loan Party (unless set forth on Schedule 6.01) shall not exceed the greater of (x) $30,000,000 and (y) 30% of Consolidated EBITDA computed on a Pro Forma Basis (the “Non-Guarantor Debt Limitation”);

(viii)       Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice;

(ix)          Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business or consistent with past practice or consistent with industry standards;

(x)           Indebtedness in respect of Swap Agreements not entered into solely for speculative purposes;

(xi)          unsecured Indebtedness owing to current and former employees, officers, members, independent contractors, service providers or directors/managers (or any spouses, ex-spouses, descendants, family or estates or lenders of any of the foregoing) incurred in connection with the repurchase of Equity Interests that have been issued to such Persons to the extent such repurchase is permitted under Section 6.08;

(xii)         Indebtedness of any Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of all such Subsidiaries that are not Loan Parties outstanding at any time pursuant to this clause (xii) (unless set forth on Schedule 6.01) shall not exceed the greater of (x) $15,000,000 and (y) 15% of Consolidated EBITDA computed on a Pro Forma Basis; provided further, that the aggregate amount of Indebtedness incurred under this clause (xii) by any Subsidiary that is not a Loan Party (unless set forth on Schedule 6.01) shall be subject to the Non-Guarantor Debt Limitation;

(xiii)         Indebtedness with respect to financial accommodations of the nature described in the definition of “Cash Management Obligations,” and other Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(xiv)        Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(xv)         Indebtedness arising from agreements providing for indemnification, purchase price adjustments or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement (including, for the avoidance of doubt, guarantees by any member of the Consolidated Group of any such Indebtedness of another member of the Consolidated Group);

(xvi)        Indebtedness to the seller of any business or assets permitted to be acquired by any member of the Consolidated Group under this Agreement (including, for the avoidance of doubt, guarantees by any member of the Consolidated Group of any such Indebtedness of another member of the Consolidated Group); provided any seller notes shall be subordinated in right of payment to the Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders) and the Borrowers; provided, further that, if any seller note matures on or prior to the Latest Maturity Date applicable to the Loans and/or Commitments, the aggregate amount shall not exceed the greater of (x) $5,000,000 and (y) 5% of Consolidated EBITDA computed on a Pro Forma Basis;

(xvii)       the incurrence of Indebtedness under the ABL Agreement up to an amount not to exceed the greater of $110,000,000 and 100% of Consolidated EBITDA computed on a Pro Forma Basis and any Permitted Refinancings thereof;

(xviii)      endorsement of instruments or other payment items for deposit in the ordinary course of business;

(xix)        to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any member of the Consolidated Group;

(xx)          Guarantees of any member of the Consolidated Group primarily guaranteeing performance of contractual obligations of another member of the Consolidated Group to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(xxi)        Indebtedness (other than Indebtedness for borrowed money) supported by any letter of credit, in each case, in an amount not to exceed the face amount of such letter of credit;

(xxii)       obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(xxiii)      [reserved];

(xxiv)      [reserved];

(xxv)       so long as the German Post-Closing Obligations have been satisfied, Incremental Equivalent Debt and any Permitted Refinancing thereof;

(xxvi)      [reserved];

(xxvii)     Indebtedness of any Joint Venture or Indebtedness of any Subsidiary incurred on behalf of any Joint Venture or any Guarantees by any Subsidiary of Indebtedness of any Joint Venture and, in each case, any Permitted Refinancing thereof, in an aggregate outstanding principal amount for all such Indebtedness not to exceed the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA computed on a Pro Forma Basis;

(xxviii)    Indebtedness outstanding as of the Closing Date, which shall be (unless in an aggregate committed or principal amount not in excess of $10,000,000 and $1,000,000 individually) described on Schedule 6.01 annexed hereto (other than Indebtedness incurred described in Section 6.01(a)(xvii)), and any Permitted Refinancing thereof; provided that with respect to the Uni-Pol Loans, any Permitted Refinancing thereof shall not be with respect to an amount of Uni-Pol Loans in excess of $10,000,000 (with any such Uni-Pol Loans the subject of a Permitted Refinancing to be selected by the Borrowers), any Permitted Refinancing thereof shall not be with respect to any UniPol Loans that were paid off or intended to be paid off with advances made pursuant to Section 6.04(y) and any such Uni-Pol Loans not subject to a Permitted Refinancing shall be permitted to be renewed as provided in the definition thereof;

(xxix)       the incurrence or issuance of (I) Indebtedness or Disqualified Equity Interests of the Borrowers or Indebtedness, Disqualified Equity Interests or preferred stock of a Subsidiary, incurred or issued to finance an acquisition or investment (or other purchase of assets) or (II) Indebtedness, Disqualified Equity Interests or preferred stock (A) of Persons that are acquired by the Borrowers or any Subsidiary or merged into, amalgamated or consolidated with the Borrowers or a Subsidiary in accordance with the terms of this Agreement or (B) that is assumed by the Borrowers or any Subsidiary in connection with such acquisition or investment (or other purchase of assets) (and not, for the avoidance of doubt, created in contemplation of the applicable investment or acquisition), in each case under this clause (i), in an aggregate outstanding principal amount or liquidation preference, together with any Permitted Refinancing in respect of any of the foregoing (excluding any amounts under the Incremental Cap), in an unlimited amount so long as:

a.	with respect to Indebtedness secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations (without regard to control of remedies), the First Lien Net Leverage Ratio for the Applicable Date of Determination preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater 5.00 to 1.00;

b.	with respect to Indebtedness that is secured by Liens on the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the Obligations (and that, for the avoidance of doubt, has not been incurred pursuant to clause c. below), the Secured Net Leverage Ratio for the Applicable Date of Determination preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater 6.00 to 1.00, or

c.	with respect to Indebtedness that is (i) secured by Liens on property that does not constitute Collateral or (ii) not secured, or any Disqualified Equity Interests or preferred stock, in each case, either, in each case, as elected by the Borrower, the Total Net Leverage Ratio for the Applicable Date of Determination preceding the date on which such Indebtedness is incurred or such Disqualified Equity Interests or preferred stock is issued (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater 6.50 to 1.00 (any Indebtedness, Disqualified Equity Interests or preferred stock incurred or issued pursuant to clause (xxix), “Permitted Acquisition Debt”), in each case, determined on a Pro Forma Basis; provided that, if such Indebtedness is incurred (and not assumed) by the Borrowers or a Guarantor, such Permitted Acquisition Debt (I) shall not mature earlier than the Latest Maturity Date and (II) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans or Delayed Draw Term Loans, whichever is lengthier, on the date of incurrence of such Indebtedness; provided that the aggregate amount of Permitted Acquisition Debt incurred under this clause (xxix) by any Subsidiary that is not a Loan Party (unless set forth on Schedule 6.01) shall be subject to the Non-Guarantor Debt Limitation; and

(xxx)        Indebtedness pursuant to the Post Road Facility and the Close Brothers Facility in an aggregate amount not to exceed $11,000,000 in the aggregate.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness, Disqualified Equity Interests or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

(b)            Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, issue any Disqualified Equity Interests, except to the extent Holdings, such Borrower or such Subsidiary otherwise utilizes a basket for Indebtedness that is permitted to be incurred under Section 6.01(a) (and such usage shall reduce the availability of such basket).

Section 6.02            Liens. Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)            Liens created pursuant to any Loan Document (including Liens on Collateral to secure the Secured Obligations);

(b)            Permitted Encumbrances;

(c)            any Lien on any property or asset of any member of the Consolidated Group existing on the Closing Date and, with respect to all such Liens securing Indebtedness, such Liens (x) secure Indebtedness in an aggregate committed or principal amount not in excess of $1,000,000 or (y) are described on Schedule 6.02 annexed hereto;

(d)            any Lien existing on any property or asset prior to the acquisition thereof by any member of the Consolidated Group or existing on any property or asset of any Person that became or becomes a Subsidiary after the Closing Date prior to the time such Person became or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of such acquisition or such Person becoming a Subsidiary as the case may be, (ii) such Lien shall not apply to any other property or asset of any member of the Consolidated Group (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property of the same type subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of such after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations and unused commitments (and to the extent such obligations and commitments constitute Indebtedness, such Indebtedness is permitted hereunder) that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and fees and expenses associated therewith);

(e)            Liens on fixed or capital assets acquired, developed, constructed, restored, replaced, rebuilt, maintained, upgraded or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred) by any Loan Party or any Subsidiary thereof; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement and that is permitted by Section 6.01(a)(iv), or to extend, renew or replace such Indebtedness and Indebtedness that is permitted by Section 6.01(a)(v) or Section 6.01(a)(xxx), as applicable, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement (provided that this clause (ii) shall not apply to any Indebtedness permitted by Section 6.01(a)(v) or Section 6.01(a)(xxx), as applicable, or any Lien securing such Indebtedness) and (iii) such Liens shall not apply to any other property or assets of any member of the Consolidated Group (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(f)            Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon, (ii) in favor of a banking or other financial institution arising as a matter of law or contract encumbering deposits or other funds maintained with a financial institution (including netting arrangements or the right of set off) and which are within the general parameters customary in the banking industry or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(g)            Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(h)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(i)             the filing of UCC financing statements solely as a precautionary measure or required notice in connection with operating leases or consignment of goods;

(j)             other than with respect to Real Property Collateral, Liens not otherwise permitted by this Section to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby at any time does not exceed the greater of (x) $15,000,000 and (y) 15% of Consolidated EBITDA computed on a Pro Forma Basis;

(k)            other than with respect to Real Property Collateral, Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party;

(l)             Liens (i) attaching solely to cash advances and cash earnest money deposits in connection with Investments permitted under Section 6.04, (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder, or (iii) securing Cash Management Obligations;

(m)            any Lien resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

(n)            Liens on the assets of any Subsidiary that is a Non-Loan Party securing Indebtedness or other obligations of such Subsidiary (or of another Subsidiary that is a Non-Loan Party) permitted under Section 6.01(a);

(o)            precautionary or purported Liens evidenced by the filing of UCC financing statements, or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business (provided that no default exists thereunder) and/or (ii) the sale of accounts receivable in the ordinary course of business to the extent permitted by Section 6.05 (other than Section 6.05(n)) for which a UCC financing statement, or similar financing statement under applicable Requirements of Law is required;

(p)            Liens securing reimbursement obligations permitted by Section 6.01 in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents, goods covered thereby and proceeds thereto;

(q)            Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto in the ordinary course of business;

(r)             Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements;

(s)             subject to the Intercreditor Agreement, Liens with respect to Indebtedness permitted under Section 6.01(a)(xvii) and Liens securing Swap Obligations, secured on a pari passu basis with the Indebtedness permitted under Section 6.01(a)(xvii);

(t)             Liens granted pursuant to a security agreement between any member of the Consolidated Group and a licensee of Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the licensee of such licensee in a bankruptcy, reorganization or similar proceeding with respect to such member of the Consolidated Group;

(u)            Liens in respect of Incremental Equivalent Debt referred to in Section 6.01(a)(xxv);

(v)            Liens on the Equity Interests in or assets of a Joint Venture securing Indebtedness referred to in Section 6.01(a)(xxvii) with respect to such Joint Venture;

(w)            Liens in respect of servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with governmental authorities pertaining to the use or development of real property, in each case which do not and will not (i) affect the priority of any Mortgage and (ii) interfere in any material respect with the ordinary conduct of the Consolidated Group, taken as a whole;

(x)             licenses or sublicenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of the Consolidated Group, taken as a whole, provided in each case that no default exists thereunder;

(y)            Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(z)             Liens of bailees in the ordinary course of business;

(aa)           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Consolidated Group, provided in each case that no default exists thereunder and that same do not affect the priority of the Mortgage;

(bb)          utility and similar deposits in the ordinary course of business;

(cc)          purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by any member of the Consolidated Group in Joint Ventures;

(dd)         [Reserved];

(ee)          Liens that are contractual rights of set-off and other customary Liens (i) relating to the establishment of depository, brokerage, custody or clearing relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness for borrowed money, (ii) relating to pooled deposit or sweep accounts of any member of the Consolidated Group to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Consolidated Group or (iii) relating to purchase orders and other agreements entered into by any member of the Consolidated Group in the ordinary course of business;

(ff)            the modification, replacement, renewal or extension of any Lien permitted by Section 6.02(a), (c), (d), (e), (o), (u) or (v); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is not prohibited by Section 6.01; and

(gg)          Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business.

Section 6.03            Fundamental Changes.

(a)            Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, merge into, consolidate or amalgamate with any other Person, or permit any other Person to merge into, consolidate or amalgamate with it, except that: (i) any Subsidiary (other than a Borrower or Holdings) may merge into or consolidate or amalgamate with Holdings or a Borrower as long as Holdings or such Borrower is the surviving or resulting entity, except as provided in clause (vi) hereof, (ii) any Subsidiary (other than a Borrower or Holdings) may merge into or consolidate or amalgamate with any other Subsidiary that is a Subsidiary Loan Party (as long as (A) (1) a Subsidiary Loan Party is the continuing, surviving or resulting entity, (2) such continuing, surviving or resulting entity becomes a Subsidiary Loan Party substantially concurrently with the consummation of such transaction and complies with Section 5.12 and Section 5.14, (3) [reserved] or (4) the disposition of such Subsidiary Loan Party would otherwise be permitted under Section 6.05 (other than Section 6.05(l)) or such Subsidiary Loan Party would otherwise be permitted to be to redesignated as an Excluded Subsidiary immediately prior to such transaction (and shall be deemed to be so disposed or redesignated) and (B) a U.S. Subsidiary that is a Subsidiary Loan Party may not merge into or consolidate with a non-U.S. Loan Party unless such U.S. Guarantor is the continuing, surviving or resulting entity), (iii) any Subsidiary that is not a Loan Party may merge into or consolidate or amalgamate with (A) any other Subsidiary that is not a Subsidiary Loan Party or (B) (subject to clause (ii) above) any other Subsidiary that is a Subsidiary Loan Party, (iv) any Borrower or any Subsidiary may consummate any Investment permitted by Section 6.04 (other than Section 6.04(aa)) (whether through a merger, consolidation, amalgamation or otherwise), provided that (A) the surviving or resulting entity shall be subject to the requirements of Section 5.12 and Section 5.14 (to the extent applicable) and, in the case of a merger, consolidation or amalgamation involving a Loan Party (other than a U.S. Loan Party), deliver ancillary documents to the Administrative Agent confirming that it is subject to all of the Obligations hereunder and (B) if any Borrower is a direct party involved in such merger, consolidation or amalgamation for such transaction, such Borrower shall be the continuing, surviving or resulting entity, except as provided in clause (vi) hereof, (v) any Subsidiary may consummate any sale, transfer or other disposition permitted pursuant to Section 6.05 (other than Section 6.05(l)) (whether through a merger, consolidation, amalgamation or otherwise), provided that the surviving or resulting entity shall be subject to the requirements of Section 5.12 and Section 5.14 (to the extent applicable) and, in the case of a merger, consolidation or amalgamation involving a Loan Party (other than a U.S. Loan Party), deliver ancillary documents to the Administrative Agent confirming that it is subject to all of the Obligations hereunder and (vi) in each of the preceding clauses (i) or (iv) of this paragraph (a), in the case of any merger, consolidation or amalgamation directly involving any Borrower as a party for such merger, consolidation or amalgamation, if the Person continuing, surviving or resulting from such merger, consolidation or amalgamation is not such Borrower (any such Person, the “Successor Company”), then (A) such Successor Company shall be approved by the Administrative Agent (at the direction of the Required Lenders), (B) no Default and Event of Default shall have occurred and be continuing or would result therefrom, (C) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (D) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to such documentation as may be reasonably required by the Administrative Agent and in connection therewith shall deliver items of the type described in Section 4.01(a)(ii)(E), (F) or (G), as applicable, Section 4.01(b) and Section 4.01(c), (E) the Successor Company shall take such actions and deliver such items reasonably required by the Administrative Agent to cause the Collateral Agent to have a first priority perfected security interest (subject to Liens permitted under Section 6.02) in all Collateral of the Successor Company, (F) each Guarantor shall have confirmed (pursuant to such documentation, including amendments to Security Documents), reasonably acceptable to the Administrative Agent that its Guaranty and its grant of Liens under the Security Documents shall guaranty and secure the Secured Obligations after giving effect to the Successor Company assuming all of the obligations of such Borrower and shall deliver such documentation as may be reasonably required by the Administrative Agent (including any items of the type described in Section 4.01(b) and (c) in connection therewith) and (in the case of Holdings) all certificates representing Equity Interests of the Successor Company, (G) deliver all documentation and other information about the Successor Company as has been requested in writing by the Administrative Agent or any Lender in connection with “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act, and Beneficial Ownership Certifications with respect to the Successor Company and (H) the Successor Company shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the applicable Security Documents; provided, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for such Borrower under this Agreement.

(b)            Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, liquidate or dissolve, except that: (i) any Subsidiary that is a Subsidiary Loan Party may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to any Loan Party (other than Holdings); provided that if the transferor is a Subsidiary that is a U.S. Loan Party, the transferee shall be a U.S. Loan Party (other than Holdings), (ii) any Subsidiary that is not a Subsidiary Loan Party may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to any member of the Consolidated Group, (iii) [reserved], (iv) any member of the Consolidated Group may change its legal form and (v) any Subsidiary may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to any Person in order to effect a substantially concurrent Investment permitted pursuant to Section 6.04 (other than Section 6.04(aa)), a transaction permitted pursuant to clause (a) above, or a sale, transfer or other disposition permitted pursuant to Section 6.05 (other than Section 6.05(l)).

Section 6.04            Investments. Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, make or own any Investments, except:

(a)            Investments comprised of cash and Cash Equivalents and of assets that were Cash Equivalents when such Investment was made;

(b)            Permitted Acquisitions;

(c)            any Investment by any member of the Consolidated Group existing on the Closing Date and, with respect to all such Investments, such Investments (x) are in an amount not in excess of $1,000,000 or (y) are described on Schedule 6.04 annexed hereto;

(d)            (i) Investments made by any Loan Party in any Loan Party (other than Investments in Holdings, except to the extent constituting Investments made by Holdings) and (ii) Investments made by any Loan Party in any Subsidiary that is not a Loan Party; provided that the aggregate outstanding amount of all Investments made after the Closing Date pursuant to clause (d)(ii), (unless set forth on Schedule 6.04) shall be subject to the Non-Guarantor Investment Limitation;

(e)            [reserved];

(f)            Investments made by any Subsidiary that is not a Loan Party in (x) any other Subsidiary that is not a Loan Party or (y) any Loan Party (other than Holdings); provided that to the extent that any such Investments under clause (y) constitute loans or advances made to any Loan Party, such loans or advances shall be subordinated in right of payment to the Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders) and the Borrowers;

(g)            non-cash loans or advances to employees, partners, officers and directors of any member of the Consolidated Group in connection with such Person’s purchase of Equity Interests of such member of the Consolidated Group (or a Parent Company) or in connection with the exercise of options in respect thereof;

(h)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i)             Investments in respect of Swap Agreements not entered into solely for speculative purposes, Cash Management Agreements and Cash Management Services;

(j)             Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with any member of the Consolidated Group (including in connection with an Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Subsidiary or such consolidation, amalgamation or merger;

(k)             Investments resulting from pledges or deposits described in the definition of the term “Permitted Encumbrance” or otherwise permitted as a Lien pursuant to Section 6.02;

(l)             Investments received in connection with the disposition of any asset in accordance with and to the extent permitted by Section 6.05 (other than Section 6.05(d));

(m)            receivables or other trade payables owing to any member of the Consolidated Group if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as such member of the Consolidated Group deems reasonable under the circumstances;

(n)            Investments resulting from Liens permitted under Section 6.02;

(o)            Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(p)            Investments in members of the Consolidated Group in connection with any Permitted Reorganization;

(q)            other Investments (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount at any time outstanding not to exceed the sum of the greater of (x) $15,000,000 and (y) 15% of Consolidated EBITDA computed on a Pro Forma Basis; provided, that any Investment made under this clause (q) (unless set forth on Schedule 6.04) in a Subsidiary that is not a Loan Party shall be subject to the Non-Guarantor Investment Limitation;

(r)             [reserved];

(s)            Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;

(t)             the acquisition of additional Equity Interests of Subsidiaries from minority shareholders (it being understood that to the extent that any Subsidiary that is not a Loan Party is acquiring Equity Interests from minority shareholders then this clause (t) shall not in and of itself create, or increase the capacity under, any basket for Investments by Loan Parties in any Subsidiary that is not a Loan Party);

(u)            Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(v)            Investments in Equity Interests in any Subsidiary resulting from any sale, transfer or other disposition by any member of the Consolidated Group permitted by Section 6.05, including as a result of any contribution from any parent or distribution to any Subsidiary of such Equity Interests;

(w)           contributions to a “rabbi” trust pursuant to a deferred compensation plan of any member of the Consolidated Group for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Borrower;

(x)             loans or advances to officers, partners, directors, consultants and employees of any member of the Consolidated Group for (A) relocation, entertainment, travel expenses, drawing accounts and purchases of tools in a manner consistent with past practices in the ordinary course of business and similar expenditures and (B) for other purposes not to exceed the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA computed on a Pro Forma Basis;

(y)            advances to Jiangyin Uni-pol Vacuum Casting India Pvt Limited in an amount not to exceed $23,000,000 for the sole purpose of paying off the Uni-Pol Loans;

(z)             other Investments in an aggregate amount not to exceed the Available Amount at such time, so long as, subject to Section 1.12, (i) no Event of Default exists or would result from the making of such Investment and (ii) both before and immediately after giving effect to such Investment, the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 5.30 to 1.00;

(aa)           Investments consisting of Indebtedness, Liens, Restricted Payments, fundamental changes and dispositions permitted under Section 6.01 (other than Section 6.01(a)(ii) and 6.01(a)(iii)), Section 6.02, Section 6.03 (other than Section 6.03(a)(iv), (a)(vi) and (b)(v)), Section 6.05 (other than Section 6.05(b) and Section 6.05(d)) and Section 6.08 (other than Section 6.08(b)(ix)), respectively;

(bb)          Loans repurchased by any member of the Consolidated Group pursuant to and in accordance with Section 9.04, so long as such Loans are immediately cancelled;

(cc)          cash or property distributed from any Subsidiary that is not a Loan Party may be contributed to other Subsidiaries that are not Loan Parties and in connection with a contribution therewith, may pass through any Borrower to Holdings (but not Holdings) and/or any intermediate Subsidiaries, so long as all part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder;

(dd)          Investments to the extent that payment for such Investments is made solely with Equity Interests (other than any Disqualified Equity Interests) of Holdings, or proceeds of equity contributions in the form of Qualified Equity Interests initially made to Holdings after the Closing Date (to the extent subsequently contributed to Holdings or a Borrower and other than any proceeds that increase the Cure Amount or the Available Amount), in each case, that have not increased the Cure Amount or the Available Amount;

(ee)           Guarantee obligations of any member of the Consolidated Group in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ff)            (i) loans and advances to Holdings, any Parent Company or any Parent Entity in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in accordance with Section 6.08 (other than Section 6.08(b)(ix)) or (ii) other Investments in lieu of and not in excess of the amount of (after giving effect to any other such Investments or payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness pursuant to Section 6.08(b)(vii)) Restricted Payments to the extent permitted to be made in accordance with Section 6.08(a)(x);

(gg)          asset purchases (including purchases of inventory, supplies and materials) and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business; and

(hh)          Guarantees by any member of the Consolidated Group of leases (other than Capital Lease Obligations), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business, or of deferred purchase price, earn-out, purchase price adjustments, indemnity and other obligations in connection with Permitted Acquisitions, in each case to the extent the underlying obligation is otherwise not prohibited hereunder.

Notwithstanding anything herein to the contrary, (a) Investments in Subsidiaries that are non-Loan Parties shall not exceed the sum of (i) in the case of an Investment in Subsidiaries that are non-Loan Parties on the Closing Date, the amount invested in such Subsidiaries as of the Closing Date and (ii) (unless set forth on Schedule 6.04) an amount equal to the greater of (A) $30,000,000 and (B) 30% of Consolidated EBITDA as of the Applicable Date of Determination calculated on a Pro Forma Basis after giving effect to each proposed Investment at any one time outstanding, in each case, determined as of the date such Investment is made (such cap, the “Non-Guarantor Investment Limitation”).

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.04 (other than Section 6.04(b)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 6.04(b). In addition, to the extent an Investment is permitted to be made by any member of the Consolidated Group directly in any Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution directly or indirectly to Holdings and further advanced or contributed by Holdings to a Loan Party or other Subsidiary for purposes of ultimately making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 6.04 as if made by the applicable Subsidiary directly to the Target Person).

Notwithstanding anything herein to the contrary, in no event shall any member of the Consolidated Group make an Investment consisting of the transfer of any Intellectual Property of a Loan Party that is material to the business of any member of the Consolidated Group to any Subsidiary that is not (x) if the transferor is Holdings, a Borrower or a Subsidiary that is a U.S. Subsidiary, a U.S. Loan Party and (y) otherwise, a Loan Party.

Section 6.05            Asset Sales. Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interests owned by it, nor will Holdings or any Borrower permit any Subsidiary to issue any additional Equity Interests in such Subsidiary (other than (i) any Subsidiary issuing directors’ qualifying shares and (ii) any other Subsidiary issuing Equity Interests to any other member of the Consolidated Group), except:

(a)            sales, transfers, licenses, leases and other dispositions of (i) inventory or services, equipment sold pursuant to customer contracts or similar arrangements or of immaterial assets in the ordinary course of business, (ii) obsolete, worn-out, uneconomic, negligible, damaged or surplus property or property that is no longer economically practical or commercially desirable to maintain or used or useful in its business, whether now or hereafter owned or leased or acquired in connection with an Acquisition, (iii) cash, Cash Equivalents and other investment securities in the ordinary course of business, (iv) accounts in the ordinary course of business for purposes of collection and (v) other assets to the extent that the aggregate value of such assets sold during any fiscal year of Holdings is equal to an amount not to exceed the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA computed on a Pro Forma Basis or less;

(b)            sales, transfers, licenses, leases and other dispositions to any member of the Consolidated Group (including by contribution, disposition, dividend or otherwise); provided that (i) (A) if the transferor of such property is a U.S. Loan Party, then the transferee thereof must be a U.S. Loan Party (other than Holdings) and (B) if the transferor of such property is a U.K. Guarantor or German Guarantor, then the transferee thereof must be a Loan Party (other than Holdings) or (ii) to the extent constituting a Disposition to a Subsidiary that is not a Loan Party, such Disposition (w) is in the ordinary course of business, (x) is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 6.04 or (y) to the extent constituting an Investment, such Investment must be a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 6.04;

(c)            sales, transfers and other dispositions of trade or accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(d)            sales, transfers, licenses, leases and other dispositions of property to the extent that such sales, transfers, licenses, leases and other dispositions of property constitute Investments permitted by Section 6.04 (other than Section 6.04(l)) hereunder or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than any Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold for fair market value (as reasonably determined in good faith by the Borrowers));

(e)            leases or licenses or subleases or sublicenses entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Consolidated Group taken as a whole;

(f)             licenses or sublicenses of intellectual property (including software) in the ordinary course of business or pursuant to a research or development or other similar agreement in which the counterparty to such agreement receives a license to Intellectual Property (including software) that result from such agreement as contemplated in the applicable agreement;

(g)            dispositions resulting from any casualty or insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any member of the Consolidated Group;

(h)            the abandonment or other disposition of Intellectual Property, whether now or hereafter owned, licensed, sublicensed, leased or otherwise acquired in connection with an Acquisition or other permitted Investment that is, in the reasonable good faith judgment of Borrowers, no longer economically practicable or commercially desirable to maintain or used or useful in the business of the Consolidated Group;

(i)             Disposition of assets identified on Schedule 6.01 in connection with the funding of additional amounts pursuant to the Post Road Facility and the Close Brothers Facility;

(j)             dispositions from and after the Closing Date of non-core or obsolete assets acquired in connection with any Acquisition or other permitted Investments;

(k)            sales, transfers, leases, licenses and other dispositions by any member of the Consolidated Group of assets since the Closing Date so long as (i) such disposition is for fair market value (as reasonably determined in good faith by such member of the Consolidated Group), (ii) at the time of execution of a binding agreement in respect of such sale, transfer or other disposition, no Event of Default has occurred and is continuing and at the time of consummation of such sale transfer or other disposition, no Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, (iii) if the assets sold, transferred or otherwise disposed of have a fair market value in excess of the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA computed on a Pro Forma Basis, at least 75% of the consideration (other than (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of any member of the Consolidated Group and the valid release of such member of the Consolidated Group, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by any member of the Consolidated Group from the transferee that are converted by any member of the Consolidated Group into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Disposition, (C) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition, to the extent that each member of the Consolidated Group is released from any Guarantee or other credit support in respect of payment of such Indebtedness in connection with such Disposition, (D) consideration consisting of Indebtedness of Holdings (other than Indebtedness that is contractually subordinated in right of payment to the prior payment of all Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent and the Borrowers) received after the Closing Date from Persons who are not members of the Consolidated Group and (E) in connection with an asset swap, all of which shall be deemed “cash”) received is cash or Cash Equivalents or Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed $4,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and all of the consideration received is at least equal to the fair market value of the assets sold, transferred or otherwise disposed of and (iv) at the time of execution of a binding agreement in respect of such sale, transfer or other disposition and immediately after giving effect thereto, the Borrowers shall be in compliance with the Financial Covenant calculated on a Pro Forma Basis (other than, in the case of this clause (iv), for assets not to exceed a fair market value of $5,000,000 during the term of this Agreement);

(l)             sales, transfers and other dispositions permitted by Section 6.03 (other than Section 6.03(a)(v) or (b)(v));

(m)            the sale or exchange of specific items of property, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of property that are the functional equivalent of the item of property so sold or exchanged;

(n)            the incurrence of Liens permitted hereunder;

(o)            sales or dispositions of Equity Interests of any Subsidiary (other than the Borrowers) in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(p)            de minimis amounts of equipment provided to employees;

(q)            sales, transfers and other dispositions of Excluded Property if the aggregate value of such Excluded Property sold is equal to or less than an amount equal to the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA computed on a Pro Forma Basis;

(r)             Restricted Payments made pursuant to Section 6.08;

(s)            [reserved];

(t)             the unwinding of any Cash Management Agreement or Swap Agreement pursuant to its terms;

(u)            sales, transfers or other dispositions of Investments in Joint Ventures or any Subsidiary that is not a wholly owned Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in Joint Venture arrangements and similar binding agreements;

(v)            any member of the Consolidated Group may (i) terminate or otherwise collapse its cost sharing agreements with any member of the Consolidated Group and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to any member of the Consolidated Group provided that (A) if the transferor is a U.S. Loan Party then the transferee shall be a U.S. Loan Party (other than Holdings) and (B) if the transferor is a U.K. Guarantor or other non-U.S. Loan Party then the transferee shall be a Loan Party (other than Holdings), (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by any member of the Consolidated Group provided that if such Indebtedness is owed to a Loan Party then such action shall be deemed an Investment by such Loan Party in the obligor on such Indebtedness in an amount equal to such Indebtedness, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees, of any member of the Consolidated Group or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(w)           Dispositions constituting any part of a Permitted Reorganization; and

(x)            Dispositions made with the approval (or to obtain the approval) of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Borrowers to consummate any acquisition or other Investment permitted hereunder.

Notwithstanding anything herein to the contrary, in no event shall any member of the Consolidated Group sell, transfer, lease or otherwise dispose any Intellectual Property that is material to the business of the members of the Consolidated Group to any Subsidiary that is not (x) if the transferor is Holdings, a Borrower or a Subsidiary that is a U.S. Subsidiary, a U.S. Loan Party and (y) otherwise, a Loan Party.

Section 6.06            Financial Covenant. The Borrowers shall not permit the First Lien Net Leverage Ratio as of the Applicable Date of Determination to be greater than the ratio set forth below in respect of such period set forth below (the “Financial Covenant”) (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.01(a) and (b), as applicable, with respect to such Applicable Date of Determination):

Period	First Lien Net Leverage Ratio
Applicable Date of Determination ending December 31, 2024, through and including the Applicable Date of Determination ending September 30, 2025	7.00 to 1.00
Applicable Date of Determination ending December 31, 2025 and each Applicable Date of Determination ending thereafter	5.00 to 1.00

Section 6.07            [Reserved].

Section 6.08            Restricted Payments; Certain Payments of Indebtedness.

(a)            Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, make any Restricted Payment, except that:

(i)            Subsidiaries of Holdings may make Restricted Payments so long as, if the Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by such Person, such Restricted Payment is made ratably among the holders of its Equity Interests (or in a greater proportion to any member of the Consolidated Group that holds Equity Interests of such Subsidiary as compared to any holder of such Equity Interests that is not a member of the Consolidated Group);

(ii)           any member of the Consolidated Group may make Restricted Payments with respect to its Equity Interests payable solely in shares of its Qualified Equity Interests (so long as, if the Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by Holdings, such Restricted Payment is made ratably among the holders of its Equity Interests (or in a greater proportion to the member(s) of the Consolidated Group that hold Equity Interests of such Subsidiary as compared to any holder of such Equity Interests that is not a member of the Consolidated Group));

(iii)          each of Holdings and the Borrowers may make Restricted Payments in respect of (A) overhead, legal, accounting and other professional fees and expenses of Holdings, Parent Company or any Parent Entity (including, after the consummation of a Qualifying IPO, Public Company Costs), (B) fees and expenses related to any public offering or private placement of Equity Interests or debt securities of Holdings, Parent Company or any Parent Entity whether or not consummated, (C) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (and any Parent Company’s or Parent Entity’s) existence and its (or any Parent Company or Parent Entity’s indirect) ownership of Holdings or a Borrower, (D) payments permitted by Section 6.09(d), (f), (h), (i), (k), and (l), (E) in the case of Holdings, any income Tax for which a Parent Company is liable which is attributable to or payable by such Parent Company to the extent referable to acting as a direct or indirect holding company of Holdings or any of its Subsidiaries, (F) [reserved] and (G) customary fees, salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings, Parent Company or any Parent Entity, in each case in order to permit Holdings, Parent Company or any Parent Entity to make such payments;

(iv)         each of Holdings and the Borrowers may make payments (or may make Restricted Payments to Holdings, Parent Company or any Parent Entity, the proceeds of which will be used to make payments) at such times and in such amounts as are necessary to make payments of or on account of (1) director’s and consultant’s fees, monitoring, advisory, refinancing, exit or management or similar fees or transaction fees and (2) reimbursement of out-of-pocket costs, expenses and indemnities, in each case to any Equity Investor or any of its Affiliates, in each case solely to the extent that if Holdings or a Borrower were obligated to make such payment directly and such payment would be permitted by Section 6.09;

(v)           the Subsidiaries of Holdings may make a Restricted Payment in connection with the acquisition of additional Equity Interests in any Subsidiary from minority shareholders (it being understood that to the extent that any Subsidiary that is not a Loan Party is acquiring Equity Interests from minority shareholders then this clause (v) shall not in and of itself create, or increase the capacity under, any basket for Investments by Loan Parties in, or Restricted Payments by Loan Parties to, any Subsidiary that is not a Loan Party);

(vi)          any member of the Consolidated Group may make repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options when such Equity Interests represents a portion of the exercise price thereof;

(vii)        [reserved];

(viii)       any member of the Consolidated Group may make Restricted Payments (A) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments (other than pursuant to Section 6.04(aa)), and (B) to satisfy indemnity and other obligations in respect of Permitted Acquisitions or other permitted Investments;

(ix)          any member of the Consolidated Group may make Restricted Payments necessary to consummate transactions permitted pursuant to Section 6.03 and to make Investments permitted pursuant to Section 6.04 (other than pursuant to Section 6.04(aa));

(x)           each of Holdings, the Borrowers and their respective Subsidiaries may make additional Restricted Payments in an aggregate amount in reliance of this clause (x) when taken together with amounts paid in reliance of Section 6.08(b)(vi) not to exceed the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA computed on a Pro Forma Basis;

(xi)          any member of the Consolidated Group may make additional Restricted Payments to the extent that such Restricted Payments are (a) made with net proceeds received by Holdings after the Closing Date from the issuance or sale of Qualified Equity Interests of Holdings or proceeds of an equity contribution on Qualified Equity Interests made to Holdings after the Closing Date (in each case, to the extent subsequently contributed to a Borrower and other than with any proceeds that have increased Cure Amount or the Available Amount) or (b) dividends on any Holdings’ or a Parent Company’s common stock (or equivalent) following the consummation of a Qualifying IPO of up to the greater of (1) 6.00% per annum of the net proceeds received by or contributed to the Borrowers in or from all public offerings of any Holdings’ or a Parent Company’s common stock (or equivalent) (including from a Qualifying IPO), other than public offerings with respect to any such common stock (or equivalent) registered on Form S-4 or Form S-8, and (2) an amount equal to 6.00% per annum of the Market Capitalization;

(xii)          Holdings and the Borrowers may make Restricted Payments to any Parent Company or Parent Entity the proceeds of which shall be used to pay customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement, so long as the proceeds of such offering were intended to be contributed to the Borrowers or such offering was otherwise related to the business of the Borrowers;

(xiii)         any member of the Consolidated Group may make Restricted Payments to (a) pay (or fund the payment by Holdings of) cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Acquisition, Investment or other transaction otherwise permitted hereunder and (b) honor any conversion request by a holder of convertible Indebtedness (to the extent such conversion request is paid solely in shares of Qualified Equity Interests of Holdings) and make cash payments (or fund the making of such payment by Holdings of) in lieu of fractional shares in connection with any such conversion and may make payments (or fund the making of such payment by Holdings of) on convertible Indebtedness in accordance with its terms;

(xiv)        any member of the Consolidated Group may make Restricted Payments to purchase or fund the purchase of Holdings’, Parent Company’s or any Parent Entity’s Equity Interests from present or former consultants, directors, managers, members, independent contractors, service providers, officers or employees of any Parent Entity, any Parent Company or any member of the Holding Company Group, or their respective estates, descendants, family, lenders, spouses or former spouses, upon the death, disability or termination of employment or other services of, or involuntary transfer (whether due to divorce, bankruptcy, judicial order, legal process or otherwise) of the Equity Interests of, such consultant, director, manager, member, independent contractor, service provider, officer or employee or pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, member, independent contractor, service provider, officer or consultant of any member of the Holding Company Group, provided that the aggregate amount of payments under this clause (xiv) subsequent to the Closing Date (net of proceeds received by the Borrowers from any equity contribution on Qualified Equity Interests made to Holdings (other than any Cure Amount or proceeds that have increased the Available Amount)) subsequent to the date hereof in connection with resales or any stock or common stock options so purchased shall not exceed an amount equal to the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA computed on a Pro Forma Basis (increasing to the greater of (x) $15,000,000 and (y) 15% of Consolidated EBITDA computed on a Pro Forma Basis following a Qualifying IPO) (with unused amounts in any fiscal year being carried over to the immediate subsequent fiscal year) per fiscal year, plus, the amount actually received by any member of the Consolidated Group (following the death of any such consultant, director, manager, member, officer or employee) after the date hereof from any key-man life insurance policies; provided that the cancellation of Indebtedness owing to Holdings or any of its Subsidiaries in connection with a repurchase of any such Equity Interests and the redemption or cancellation of such Equity Interests without cash payment will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(xv)         [reserved];

(xvi)        [reserved];

(xvii)       each of Holdings and the Borrowers may make Restricted Payments in an aggregate amount not to exceed the Available Amount at such time; provided that immediately before and immediately after giving effect to such Restricted Payments (1) no Default exists or would result from the making of such Restricted Payment and (2) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 4.00 to 1.00;

(xviii)      each of Holdings, the Borrowers and their respective Subsidiaries may make additional Restricted Payments constituting any part of a Permitted Reorganization; provided that any Restricted Payment received by Holdings in connection with the foregoing shall be recontributed to a Borrower as part of such Permitted Reorganization;

(xix)        any member of the Consolidated Group may forgive or cancel any Indebtedness owed to any member of the Consolidated Group issued for repurchases of Holding’s Equity Interests pursuant to Section 6.08(a)(xiv);

(xx)         [reserved];

(xxi)        (i) payment of a dividend to the borrower under the PIK Facility Agreement on the Closing Date to repay the facility under the PIK Facility Agreement in an aggregate principal amount not to exceed $50,000,000 plus accrued and unpaid interest thereon and (ii) payment of a one or more dividends to the borrower under the PIK Facility Agreement using the Delayed Draw Term Loan proceeds to repay the facility under the PIK Facility Agreement in an aggregate amount not to exceed $50,000,000; provided that in the case of this clause (ii), (x) such Restricted Payment is made within 6 months of the applicable drawing of Delayed Draw Term Loans and (y) both before and immediately after giving effect to such Restricted Payments the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 5.30 to 1.00;

(xxii)       each of Holdings, the Borrowers and their respective Subsidiaries may make Restricted Payments under the Management Incentive Plan as set forth in the Management Incentive Plan as in effect on the Closing Date; and

(xxiii)      Each of Holdings, the Borrowers and their Subsidiaries may make Restricted Payments to pay regularly-scheduled cash interest on the PIK Facility Agreement, in an annual amount not to exceed $4,000,000 in the first fiscal year following the Closing Date, and thereafter increasing by 14% per annum (inclusive of any amounts that have previously increased the amount in this clause (xxiii)).

(b)            Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to make any voluntary payment or other distribution (whether in cash, securities or other property), of or in respect of principal or interest, or such payment by way of the purchase, redemption, retirement, acquisition, cancellation or termination, in each case prior to the final scheduled maturity thereof, of any Junior Financing (each a “Junior Financing Prepayment”) except:

(i)            payment of regularly scheduled interest and principal payments (and fees, indemnities and expenses payable) as, and when due in respect of any such Indebtedness to the extent permitted by any subordination or intercreditor provisions in respect thereof;

(ii)           the Permitted Refinancing of Junior Financing to the extent such Permitted Refinancing is permitted by Section 6.01;

(iii)          so long as no Event of Default pursuant to Section 7.01(h) or Section 7.01(i) has occurred and is continuing or would result therefrom, payments of intercompany Indebtedness permitted under Section 6.01 to the extent permitted by any subordination provisions in respect thereof;

(iv)          the conversion, exchange, redemption, repayment or prepayment of such Indebtedness into, for or with, as applicable, Equity Interests of any member of the Consolidated Group (other than Disqualified Equity Interests of any member of the Consolidated Group), except to the extent permitted under Section 6.01(b) or Equity Interests of Holdings, any Parent Company or any Parent Entity (other than Disqualified Equity Interests);

(v)          AHYDO Catch-Up Payments relating to Indebtedness permitted under Section 6.01 of the Consolidated Group;

(vi)          each of Holdings, the Borrowers and their respective Subsidiaries may make additional Junior Financing Prepayments in an aggregate amount in reliance of this clause (vi), when taken together with the amounts paid in reliance of Section 6.08(a)(x), not to exceed (A) the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA computed on a Pro Forma Basis;

(vii)        Junior Financing Prepayments made with Net Proceeds received by Holdings after the Closing Date from the issuance or sale of Qualified Equity Interests of Holdings or proceeds of an equity contribution on Qualified Equity Interests initially made to Holdings after the Closing Date (to the extent subsequently contributed to Holdings or a Borrower and other than any proceeds that increase the Cure Amount or the Available Amount);

(viii)       Junior Financing Prepayments made within 60 days after the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), if on the date such Redemption Notice such Junior Financing Prepayments would have complied with another provision of this Section 6.08(b); provided that Junior Financing Prepayments shall reduce capacity under such other provision on the date of such Redemption Notice; and

(ix)          Junior Financing Prepayments in an aggregate amount not to exceed the Available Amount as such time; provided that (1) no Default or Event of Default pursuant to Section 7.01(h) or Section 7.01(i) exists or would result from the making of such Junior Financing Prepayment and (2) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 4.00 to 1.00.

Section 6.09            Transactions with Affiliates. Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise consummate any other transactions with, any of its Affiliates, with a fair market value in excess of the greater of (x) $5,000,000 and (y) 5% of Consolidated EBITDA computed on a Pro Forma Basis or less, except (a) transactions at prices and on terms and conditions (taken as a whole) not materially less favorable to Holdings or such Borrower or such Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by the Borrowers); (b) transactions between or among (x) the Loan Parties or with any Person that becomes a Loan Party as a result of such transaction or (z) between or among Subsidiaries that are not Loan Parties (or by a Subsidiary that is not a Loan Party with any Person that becomes a Subsidiary that is not a Loan Party as a result of such transaction); (c) loans or advances to employees, officers and directors permitted under Section 6.04; (d) payroll, travel and similar advances to cover matters permitted under Section 6.04; (e) the payment of reasonable fees and reimbursement of out-of-pocket expenses to directors of any member of the Holding Company Group, any Parent Company or any Parent Entity (including Restricted Payments to make any such payment); (f) compensation (including bonuses, commissions and equity or other consideration) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance or termination arrangements entered into with, directors, officers, managers, consultants or employees of any member of the Holding Company Group in the ordinary course of business (including Restricted Payments to make any such payment), including in connection with the Transactions and any other transaction permitted hereunder; (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans; (h) any payments to any Equity Investor or its Affiliates for reimbursement of out-of-pocket costs and expenses and indemnities in connection therewith; (i) payment of fees and expenses pursuant to the Transactions; (j) any Restricted Payment and payments on Indebtedness not prohibited by Section 6.08; (k) payments by any member of the Holding Company Group (including Restricted Payments to make such payments) (A) to any Equity Investor (whether directly or indirectly) of customary compensation in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with a Qualifying IPO, acquisitions and divestitures), which payments are approved by the majority of the disinterested members of the Board of Directors of Holdings or such Subsidiary in good faith and in any event shall not exceed 1% of the transaction value, and (B) in respect of any indemnification obligations and expenses (and similar amounts) owed to any Equity Investor and any of their respective directors, officers, members of management, managers, employees and consultants; (l) transactions between and among members of the Consolidated Group which are in the ordinary course of business and transactions between any Borrower and its direct or indirect equityholders in the ordinary course of business with respect to the Equity Interests in such Borrower, such as shareholder agreements, operating agreements, investor rights agreements, registration agreements and including providing expense reimbursement and indemnities in respect thereof; (m) Investments in Subsidiaries (or in Persons that become Subsidiaries as a result of such Investment) permitted by Section 6.04; (n) the Transactions and the other transactions consummated on the Closing Date; (o) [reserved]; (p) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof; (q) any transaction specifically permitted under this Agreement; (r) any Intercompany License Agreements; (s) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by any member of the Consolidated Group in such joint venture) in the ordinary course of business; (t) transactions by any member of the Consolidated Group with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Consolidated Group, as determined in good faith by the board of directors or the senior management of the relevant Person, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (u) [reserved]; (v) loans and advances to Holdings, Parent Company or Parent Entity permitted under Section 6.04(ff); (w) [reserved]; (x) any Permitted Reorganization and any transaction for the forming of a holding company or reincorporation of any member of the Consolidated Group (except for the reincorporation of Holdings, a Borrower or any U.S. Guarantor in a jurisdiction outside the United States of America, any state thereof or the District of Columbia); and (y) transactions in which any member of the Consolidated Group delivers to the Administrative Agent a letter from a nationally or regionally recognized independent third-party financial advisor (selected by the Borrowers in good faith) stating that such transaction is fair to such member of the Consolidated Group from a financial point of view or meets the requirements of clause (a) of this Section 6.09.

Section 6.10            Restrictive Agreements. Each of Holdings and the Borrowers will not, and will not permit any Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to act as a Loan Party or to create, incur or permit to exist any Lien in favor of the Secured Parties upon any of its Collateral or (b) the ability of any Subsidiary (the “Subject Subsidiary”) to make Restricted Payments to or make or repay loans or advances to Holdings or a Borrower that is a direct or indirect parent of such Subject Subsidiary or any other Subsidiary that is a direct or indirect parent of such Subject Subsidiary, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by (A) law, (B) any Loan Document (including any Incremental Facility) or, solely in the case of clause (b) above, the agreements and instruments for any Incremental Equivalent Debt or any Permitted Refinancing of the Indebtedness under the Loan Documents or any Incremental Equivalent Debt, (C) any agreements evidencing Indebtedness incurred pursuant to Section 6.01(a)(iv), provided such restriction relates only to the fixed or capital assets acquired, developed, constructed, restored, rebuilt, maintained, upgraded or improved with such Indebtedness, (D) any agreements evidencing Indebtedness incurred pursuant to Section 6.01(a)(v), provided such restriction relates only to the assets acquired in the applicable Acquisition or other Investment, (E) any agreements evidencing Indebtedness permitted under Section 6.01 in respect of Subsidiaries that are not Loan Parties until such Person becomes a Loan Party, (F) Indebtedness incurred under Section 6.01 in respect of Subsidiaries that are not Loan Parties until such Person becomes a Loan Party, (G) [reserved] and (H) solely in the case of restrictions and conditions referenced in clause (b), agreements evidencing other Indebtedness permitted by Section 6.01, provided that in each case under this clause (i) such restrictions or conditions (x) apply solely to a Subsidiary that is not a Loan Party, (y) are not materially more restrictive (taken as a whole) (as determined in good faith by the Borrowers) than the restrictions or conditions set forth in the Loan Documents, or (z) do not materially impair any Loan Party’s ability to pay its obligations under the Loan Documents as and when due (as determined in good faith by the Borrowers); (ii) restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement materially expands the scope of any such restriction or condition (as determined in good faith by the Borrowers); (iii) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder; (iv) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment, subletting or transfer thereof or other assets subject thereto; (v)(A) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Equity Interests or assets of such Subsidiary or (B) restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien); (vi) restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary, provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to any member of the Consolidated Group; (vii) customary provisions in shareholders agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any Joint Venture or non-wholly owned Subsidiary and other similar agreements applicable to Joint Ventures and non-wholly owned Subsidiaries and applicable solely to such Joint Venture or non-wholly owned Subsidiary and the Equity Interests issued thereby; (viii) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business; (ix) any restrictions regarding licensing or sublicensing by any member of the Consolidated Group of Intellectual Property in the ordinary course of business; (x) any restrictions that arise in connection with cash or other deposits permitted under Section 6.02 and Section 6.04; (xi) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (xii) [reserved].

Section 6.11            Amendment of Material Documents. Each of Holdings and the Borrowers will not, and will not permit any of its Subsidiaries to, amend or otherwise modify any of its Organizational Documents other than (1) any amendment or modification that is not adverse to the interests of the Lenders in any material respect and (2) any amendment or modification that has been agreed by the Administrative Agent and the Borrowers. Each of Holdings and the Borrowers will not, and will not permit any other Loan Party to, amend or otherwise modify any document governing any Junior Financing if such amendment or modification is expressly prohibited by any subordination provisions set forth therein or in any other stand-alone subordination or intercreditor agreement applicable thereto (including any Acceptable Intercreditor Agreement), other than any amendment or modification that has been agreed by the Administrative Agent and the Borrowers and which has not been objected to by the Required Lenders following 5 Business Days after the notice thereof. Each of Holdings and the Borrowers will not permit any party to the PIK Facility Agreement to amend the definition of “Cash Pay Interest” or otherwise amend the PIK Facility Agreement for the purpose of increasing such Cash Pay Interest above 0.50% per annum.

Section 6.12            Changes in Fiscal Year. Each of Holdings and the Borrowers will not permit their fiscal year for financial reporting purposes to end on a day other than December 31; provided, however, that the Borrowers may upon written notice to the Administrative Agent, change such fiscal year (and the fiscal year of the Subsidiaries) to any other fiscal year reasonably acceptable to the Administrative Agent. The Borrowers and the Administrative Agent (at the direction of the Required Lenders) will, and are hereby authorized by the Lenders to, enter into an amendment to this Agreement to make any adjustments to this Agreement (including enter into an the covenants contained herein) that are that are reasonably necessary in order to reflect such change.

Section 6.13            Changes in Lines of Business. Each of Holdings and the Borrowers shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 6.14            Permitted Activities. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, Holdings will not:

(a)            conduct, transact or otherwise engage in any business or operations or own any material assets, provided that the following activities and assets shall in any event be permitted: (i) its ownership of the Equity Interests of Dundee Pikco Limited or any other Subsidiary that will promptly be contributed or merged or amalgamated into Dundee Pikco Limited, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters, (iv) the performance of its obligations under its Organizational Documents, the Loan Documents, the Management Incentive Plan and any other agreements contemplated hereby or thereby or contemplated by or incidental to the activities permitted by the other clauses of this Section 6.14, (v) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying Taxes, (vi) paying fees and other compensation to and providing usual and customary indemnification to officers and directors, (vii) the issuance of Equity Interests (other than Disqualified Equity Interests), payment of dividends or making of distributions, making of loans to any member of the Consolidated Group, the contributions to the capital to Holdings or any Subsidiary that will promptly be contributed or merged or amalgamated into Holdings and guarantees of the obligations of any member of the Consolidated Group, (viii) holding any cash or property received in connection with Restricted Payments made by any Subsidiary in accordance with Section 6.08 pending application thereof or any cash or property pending prompt loans or contribution to a Subsidiary, (ix) those activities and assets directly or indirectly related, complementary or incidental to the foregoing and (x) other activities and assets customary (as determined in good faith by Holdings) for a parent holding company of a corporate group such as the Consolidated Group;

(b)            consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Event of Default exists or results therefrom, (i) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than any member of the Consolidated Group) so long as (A) Holdings is the continuing or surviving Person or (B) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings (the “Successor Person”), (1) is an entity organized or existing under the laws of the United States, (2) the Successor Person expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and in connection therewith shall deliver items of the type described in Section 4.01(a)(ii)(E), Section 4.01(b) and Section 4.01(c), (3) such Successor Person takes such actions and deliver such items reasonably required by the Administrative Agent to cause the Collateral Agent to have a first priority perfected security interest (subject to Liens permitted under Section 6.14(d)) in all Collateral of such Successor Person, (4) such Successor Person delivers to the Administrative Agent and each Lender all documentation and other information about such Successor Person, the Borrowers and their Subsidiaries as has been reasonably requested in writing by the Administrative Agent or such Lender, as applicable, that they reasonably determine in connection with “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act and a Beneficial Ownership Certification, and (5) the Borrowers deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in this clause (b)(i), and (ii) Holdings may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrowers and any of their Subsidiaries) so long as (A) no Change in Control results therefrom and (B) the Person acquiring such assets (or the Borrowers, as applicable) satisfies each of the conditions set forth in clauses (b)(i)(1)-(5) applicable to a Successor Person; provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents, (2) it is understood and agreed that, with prior or concurrent written notice to the Administrative Agent (or by such other time as agreed by the Administrative Agent). Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the Collateral pledged by Holdings, taken as a whole and (3) notwithstanding anything to the contrary in this Section 6.14, nothing herein shall preclude Holdings from consummating any Permitted Reorganization;

(c)            (i) incur any Indebtedness for borrowed money or any Guarantee of Indebtedness for borrowed money other than (A) Indebtedness incurred by Holdings under the Loan Documents, (B) Guarantees of Indebtedness or other obligations of any member of the Consolidated Group and (C) Indebtedness owed to any member of the Consolidated Group to the extent the advance of such Indebtedness by such member of the Consolidated Group is otherwise permitted under this Agreement or (ii) issue any Disqualified Equity Interests; or

(d)            create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it securing Indebtedness for borrowed money or any Guarantee of Indebtedness for borrowed money other than (i) the Liens created under the Security Documents to which it is a party and (ii) Liens of the type permitted under Section 6.02.

Section 6.15            Use of Proceeds. The Borrowers, Loan Parties, Loan Party Subsidiaries, and their respective directors, officers, employees, and agents, shall not, directly or knowingly indirectly, use, lend, contribute or otherwise make available to any Subsidiary, Affiliate, joint venture partner or other Person, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in either case in violation of Sanctions or (iii) in any manner that would result in the material violation of Anti-Money Laundering Laws or Ex-Im Laws or the violation of Anti-Corruption Laws or Sanctions by any party to this Agreement. This Section 6.15 shall not be interpreted or applied in relation to any Borrower, any Loan Party, any member of the Holding Company Group, any Lender, Administrative Agent or Collateral Agent to the extent that the obligations under this Section 6.15 would: (i) violate or expose such person or any of its directors, officers, agents or employees to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC 2271/96) and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)); or (ii) prevent or prohibit such person or any of its directors, officers, agents or employees from engaging in business, transactions, activities or other conduct pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any European Union Member State, or any other registration, authorization, permit, license exemption, or license from any other applicable Governmental Authority.

Section 6.16            Repayment. The Borrowers and each member of the Holding Company Group shall not, directly or knowingly indirectly, fund all or part of any repayment or other payments under this Agreement out of proceeds derived (i) in violation of any Anti-Money Laundering Laws or Ex-Im Laws in any material respect, or any Anti-Corruption Laws, or Sanctions in any respect, or (ii) in any other manner that would result in the material violation of Anti-Money Laundering Laws, Ex-Im Laws, Anti-Corruption Laws or Sanctions by any party to this Agreement. This Section 6.16 shall not be interpreted or applied in relation to any Borrower, any Loan Party, any member of the Holding Company Group, any Lender, Administrative Agent or Collateral Agent to the extent that the obligations under Section 6.16 would: (i) violate or expose such person or any of its directors, officers, agents or employees to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC 2271/96) and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)); or (ii) prevent or prohibit such person or any of its directors, officers, agents or employees from engaging in business, transactions, activities or other conduct pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any European Union Member State, or any other registration, authorization, permit, license exemption, or license from any other applicable Governmental Authority.

Section 6.17            German Receivables. Each of Holdings and the Borrowers will not, and will not permit any German Loan Party to, create, incur, assume or permit to exist any Lien (other than Permitted Encumbrances and any retention of title or extended retention of title arrangements entered into in the ordinary course of business) on any property or assets which are the subject of the security assignment agreement dated 6 March 2020 and the security transfer agreement dated 6 March 2020, other than Liens in favor of Wells Fargo Capital Finance (UK) Limited, as agent and security agent under the ABL Agreement.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01           Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)            any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, and in the currency required hereunder;

(b)            any Borrower shall fail to pay any interest on any Loan, any fee payable hereunder or any other amount due under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)            any representation, warranty or certification, when made or deemed made by any Loan Party in any Loan Document shall be false or incorrect in any material respect as of the date made or deemed made and, in each case, to the extent capable of being cured (as determined by the Borrowers in good faith), such incorrect representation, warranty or certification shall remain incorrect for a period of thirty (30) days after the earlier of (x) a Loan Party having knowledge of such breach and (y) receipt by the Borrowers of written notice thereof from the Administrative Agent or the Required Lenders;

(d)            any Party shall default in the performance or compliance with (i) Section 5.02(a) (provided that failure to deliver a notice of Default or Event of Default pursuant to Section 5.02(a) shall not constitute an Event of Default under this clause (d) to the extent the underlying breach giving rise to such notice requirement was remedied in accordance with this Agreement prior to the end of the time period during which a Responsible Officer of Holdings or any Borrower was required to deliver such notice pursuant to Section 5.02(a)), (ii) Section 5.04 (solely with respect to the existence of each of the Parties in its jurisdiction of organization or incorporation, if applicable), (iii) Section 5.17 and such default shall continue unremedied for a period of 15 days or (iv) in Article VI; provided that an Event of Default under the Financial Covenant is subject to the Cure Right set forth in Section 7.03;

(e)            any Loan Party shall default in the performance or compliance of any term contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) of this Section 7.01), and such default shall continue unremedied and unwaived for a period of thirty days after the earlier of (x) a Loan Party having knowledge of such breach and (y) receipt by the Borrowers of written notice thereof from the Administrative Agent or the Required Lenders;

(f)            any member of the Holding Company Group shall fail to make any payment beyond all applicable grace periods (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods provided in the applicable instrument or agreement under which such Material Indebtedness was created, provided that any Default or Event of Default under this paragraph (f) shall be immediately cured and no longer continuing (without any action on the part of the Administrative Agent, any Lender or otherwise) as and when any such failure (x) is remedied by the applicable member of the Holding Company Group or (y) is waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01;

(g)            (i) any breach or default (after all applicable grace periods having expired and all required notices having been given) by any member of the Holding Company Group of any Material Indebtedness if the effect of such breach or default is to cause such Material Indebtedness to become due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices having been given) the holder or holders of such Material Indebtedness, or any trustee or agent on its or their behalf, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that (A) this paragraph (g)(i) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (y) Indebtedness which is convertible into Equity Interest and converts to Equity Interests in accordance with its terms, and (B) any Default or Event of Default under this paragraph (g)(i) shall be immediately cured and no longer continuing (without any action on the part of the Administrative Agent, any Lender or otherwise) as and when any such breach or default (x) is remedied by the applicable member of the Holding Company Group or (y) is waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01 or (ii) if an involuntary “early termination event” or other similar event (which event shall extend beyond any applicable cure periods or grace periods) shall have occurred in respect of obligations owing under any Swap Agreement of any member of the Holding Company Group, and the amount of such obligations, either individually or in the aggregate for all such Swap Agreements at such time, is in excess of $15,000,000; provided that, in respect of obligations owing under any such Swap Agreement owed to the applicable counterparty at such time, the amount for purposes of this paragraph (g)(ii) shall be the amount payable on a net basis by such member of the Holding Company Group to such counterparty (after giving effect to all netting arrangements) if such Swap Agreement were terminated at such time; provided that any Default or Event of Default under this paragraph (g)(ii) shall be immediately cured and no longer continuing (without any action on the part of the Administrative Agent, any Lender or otherwise) as and when any such event (x) is remedied by the applicable member of the Holding Company Group or (y) is waived (including in the form of amendment) by the applicable counterparty, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01;

(h)            subject to Section 7.02, (i) an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, seeking liquidation, reorganization, administration, examinership, rescue process or other relief in respect of any member of the Holding Company Group, or of all or a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, administration, winding-up, receivership or similar law now or hereafter in effect or (ii) the involuntary appointment of a receiver, receiver-manager, trustee, custodian, sequestrator, conservator, administrator or similar official for any member of the Holding Company Group or for a substantial part of its assets, and, in any such case, such proceeding shall continue undismissed and unstayed for 60 consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding;

(i)            subject to Section 7.02, any member of the Holding Company Group shall (i) voluntarily commence any proceeding seeking liquidation, reorganization, administration, examinership, rescue process or other relief under any federal, state or foreign bankruptcy, insolvency, administration, winding-up, receivership, moratorium or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) consent to the appointment of a receiver, receiver-manager, trustee, custodian, sequestrator, conservator, administrator or similar official for any member of the Holding Company Group or for all or a substantial part of its assets or (iv) make a general assignment, compromise, composition or arrangement for the benefit of creditors;

(j)            any final, non-appealable judgments for the payment of money in an amount in excess of $15,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has been notified of the claim and has not denied coverage) shall be rendered against any member of the Holding Company Group or any combination thereof and the same shall remain undischarged, unvacated, unbounded and unstayed for a period of 60 consecutive days;

(k)            (i) an ERISA Event, U.K. Plan Event and/or Foreign Plan Event that individually or collectively results in a Material Adverse Effect or (ii) one or more strike or other form of organized labor disruption with respect to any Party or any of their respective Subsidiaries have occurred that individually or collectively results in a Material Adverse Effect;

(l)            any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be (other than in an informational notice to the Administrative Agent), a valid and perfected (if and to the extent required to be perfected under the applicable Security Document) Lien on any material portion of Collateral, with the priority required by the applicable Security Document (subject to Liens permitted under Section 6.02), except (i) as a result of the release of a Loan Party or the sale, transfer or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or the occurrence of the Termination Date or (ii) as a result of the Administrative Agent no longer having control or possession of any stock certificates, promissory notes, transfer powers, allonges or other instruments acquired under or delivered to it under the Security Documents, or a Uniform Commercial Code (or foreign equivalent) filing not having been filed or having lapsed because a Uniform Commercial Code (or foreign equivalent) continuation statement was not filed in a timely manner;

(m)            at any time after the execution and delivery thereof, any Loan Document shall for any reason other than the occurrence of the Termination Date or as expressly permitted hereunder or thereunder (including or as a result of a transaction permitted hereunder) cease to be in full force and effect, or any Loan Party shall contest the validity or enforceability in writing or repudiate, rescind or deny in writing that it has any further liability or obligation under any Loan Document other than as a result of the occurrence of the Termination Date, the sale or transfer of such Loan Party or as a result of a transaction permitted hereunder or thereunder; or

(n)            a Change in Control shall have occurred;

then, and in every such event (I) (other than (x) an event described in paragraph (d) of this Section 7.01 in respect of a default of performance or compliance with any covenant Section 6.06 or (y) an event with respect to any Borrower described in paragraph (h) or (i) of this Section 7.01; provided that in the case of clause (x), the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised, and at any time thereafter during the continuance of such event, the Administrative Agent with the consent of the Required Lenders may, and at the request of the Required Lenders shall, by notice to the Borrowers (provided that any failure to give such notice shall in no way limit or otherwise prohibit any such actions taken or to be taken by the Agents), take any or all of the following actions, at the same or different times (except in the case of an event under paragraph (d) of this Section 7.01 in respect of a failure to observe or perform any covenant under Section 6.06, the following actions may not be taken until the ability to exercise the Cure Right under Section 7.03 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised)): (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and (iii) exercise, with the consent of the Required Lenders, on behalf of itself and the other Secured Parties, all rights and remedies available to it and them under the Loan Documents; and (II) in the case of an event under paragraph (d) of this Section 7.01 in respect of a failure to observe or perform any covenant under Section 6.06 (provided that the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised), and at any time thereafter during the continuance of such event, the Administrative Agent with the consent of the Required Lenders may, or, at the request of the Required Lenders, shall, by notice to the Borrowers (provided that any failure to give such notice shall in no way limit or otherwise prohibit any such actions taken or to be taken by the Agents), take any or all of the following actions, at the same or different times (except the following actions may not be taken until the ability to exercise the Cure Right under Section 7.03 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised)): (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties (to the extent permitted by applicable law); and (iii) exercise, with the consent of the Required Lenders, on behalf of itself and the other Secured Parties, all rights and remedies available to it and them under the Loan Documents; and, in the case of any event with respect to Holdings or any Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable by the Loan Parties, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

Section 7.02           Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default or an Event of Default has occurred under paragraph (h), (i) or (j) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Immaterial Subsidiary.

Section 7.03           Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrowers fail to comply with the Financial Covenant at the end of any fiscal quarter of Holdings, until the expiration of the fifteenth (15th) Business Day subsequent to the date the Compliance Certificate is required to be delivered pursuant to Section 5.01(c) (and after the lapse of any cure period set forth in Section 7.01) in respect of the period ending on the last day of such quarter (the “Cure Right Expiration Date”), any net cash proceeds received by Holdings from any common equity contribution made to Holdings or any net cash proceeds received by Holdings from the issuance of Qualified Equity Interests of Holdings (to the extent subsequently contributed to Doncasters Limited, to a sister company of Doncasters Limited or to a Borrower), in each case on or after the first day of such fiscal quarter and on or prior to such 15th Business Day, in each case in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with such Financial Covenant may, at the election of the Borrowers, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with such Financial Covenant (the “Cure Right”), and upon the contribution by Holdings of such cash proceeds to Holdings or a Borrower (the “Cure Amount”), such Financial Covenant shall be recalculated giving effect to the following pro forma statements:

(i)            solely for purpose of determining the existence of an Event of Default under such Financial Covenant, (1) Consolidated EBITDA for the fiscal quarter of Holdings for which such certificate is required to be delivered shall be increased by an amount equal to the Cure Amount, and such increase shall be effective for all measurement periods that include the fiscal quarter of Holdings for which such Cure Right was exercised, and not for any other purpose under this Agreement (including calculating basket levels based on Consolidated EBITDA, calculating the Applicable Rate, calculating the percentage of Excess Cash Flow subject to the mandatory prepayment in Section 2.11(b) and calculating the Financial Covenant, the Total Net Leverage Ratio, Secured Net Leverage Ratio or the First Lien Net Leverage Ratio on a Pro Forma Basis in connection with determining whether a particular transaction is permitted hereunder) and (2) any net cash proceeds received by Holdings from any common equity contribution made to Holdings or any net cash proceeds received by Holdings from the issuance of Qualified Equity Interests of Holdings (to the extent subsequently contributed to Holdings or a Borrower), on or after the first day of the tested fiscal quarter and on or prior to the last day of such tested fiscal quarter shall not constitute Unrestricted Cash to the extent such proceeds are included as an addback to (or otherwise increases) Consolidated EBITDA for such fiscal quarter; and

(ii)            if, after giving effect to the foregoing recalculation (but not giving effect to any payment of Indebtedness made with such Cure Amount when calculating compliance with the Financial Covenants at the end of such (but no other) fiscal quarter), the Borrowers shall then be in compliance with the requirements of the Financial Covenants at the end of such fiscal quarter, the Parties shall be deemed to have satisfied the requirements of the Financial Covenants as of the last day of such fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the Financial Covenants that had occurred shall be deemed cured for this purpose under this Agreement and the other Loan Documents on the date the Cure Amount is contributed to Holdings or a Borrower.

(b)            Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period of the Borrowers there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five (5) times prior to the Maturity Date, (iii) the Cure Amount shall not exceed the amount required to cause the Borrowers to be in compliance with the applicable Financial Covenant as provided in the foregoing clause (a), and (iv) upon the Administrative Agent’s receipt of a written notice from the Borrowers that the Borrowers intend to exercise the Cure Right (a “Notice of Intent to Cure”) until the Cure Right Expiration Date, neither the Administrative Agent nor any Lender or Secured Party shall exercise any remedy (including acceleration) under the Loan Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 6.06 until after the Borrowers’ ability to cure has lapsed and the Borrowers have not exercised the Cure Right.

Section 7.04           Application of Proceeds.

(a)            Subject to the provisions of the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, if requested by Required Lenders, or upon acceleration of all the Obligations pursuant to Section 7.01, all proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Loan Document shall be applied by the Administrative Agent as follows:

(i)            First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to each Agent in its capacity as such;

(ii)            Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders ratably among them in proportion to the amounts described in this clause (ii) payable to them;

(iii)            Third, to the payment of all other Secured Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(iv)             Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by law.

Notwithstanding the foregoing, amounts received from any Loan Party that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation otherwise set forth above in this Section.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01           Appointment of Agents. Each Lender, on behalf of itself and its Affiliates, hereby irrevocably appoints GLAS USA LLC to act on its behalf as the Administrative Agent and GLAS Americas LLC to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Unless otherwise specifically set forth herein, the Collateral Agent shall have all the rights and benefits of the Administrative Agent set forth in this Article. Except for the rights of the Loan Parties under Section 8.06, the provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties pursuant to the Security Documents to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, (in addition to any benefits additionally provided in the Loan Documents with respect to the Collateral Agent) shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03) (as though such co-agents, subagents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. No Lender shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent on behalf of the Lenders in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Lenders.

The Collateral Agent declares that it holds the Collateral on trust for the Lenders on the terms set out in this Agreement.

Section 8.02           Rights of Lender. The entity serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent, and with respect to any of its Loans or Commitments hereunder, the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

Section 8.03           Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents, and its duties hereunder shall be mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing the Administrative Agent and Collateral Agent, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent or the Collateral Agent) is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not except as expressly set forth herein or in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of their Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity. The Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Majority in Interest of any Class of Lenders (or such other number or percentage of the Lenders as shall be necessary or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 7.01 and Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender and the Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or express conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or that the Liens granted to the Collateral Agent pursuant to any Security Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. The Administrative Agent shall have no obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agent in such amendment or waiver. Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Lender. Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.04           Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, communication, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05           Delegation of Duties. Each of the Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. Each of the Administrative Agent and Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the applicable Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06           Resignation of Agents; Successor, Administrative Agent and Collateral Agent.

(a)           The Administrative Agent and Collateral Agent may at any time resign by giving 30 days’ prior written notice of its resignation to the Lenders, and the Borrowers. If the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender” either the Required Lenders or the Borrowers may, to the extent permitted by applicable Requirements of Law, upon 10 days’ prior notice remove the Administrative Agent or Collateral Agent, as the case may be. Upon receipt of any such notice of resignation or delivery of such removal notice, the Required Lenders shall have the right, with the consent of the Borrowers (provided that such consent shall not be unreasonably withheld or delayed and that such consent shall not be required at any time that an Event of Default under Sections 7.01(a), (b), (h) or (i) shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation or the delivery of such removal notice, then (a) in the case of a retirement, the retiring Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above (including the consent of the Borrowers, as applicable) or (b) in the case of a removal, the Borrowers may, after consulting with the Required Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that (x) in the case of a retirement, if such Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Required Lenders notify the Borrowers that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security, as bailee, until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed), (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrowers to enable the Borrowers to take such actions), until such time as the Required Lenders or the Borrowers, as applicable, appoint a successor Administrative Agent, as provided for above in this Section 8.06 and (iii) the Borrowers and the Lenders agree that in no event shall the retiring Administrative Agent and Collateral Agent or any of their respective Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Administrative Agent or Collateral Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the effective date of such resignation or removal) and the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

Section 8.07           Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that (a) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, (b) the Loan Documents set forth the terms of a commercial lending facility, (c) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities laws) and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Collateral Agent or the Lenders on the Closing Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder. Each Lender hereby agrees that (i) it has requested a copy of each report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any report or any of the information contained therein or any inaccuracy or omission contained in or relating to a report and (B) shall not be liable for any information contained in any report; (iii) the reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the reports; (iv) it will keep all reports confidential and strictly for its internal use, not share the report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent, the Collateral Agent and any such other Person preparing a report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the Collateral Agent and any such other Person preparing a report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent, the Collateral Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any report through the indemnifying Lender.

Section 8.08           No Other Duties. Notwithstanding anything herein to the contrary, none of the bookrunners, syndication agents, documentation agents, Agents or Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or a Lender hereunder.

Section 8.09           Collateral and Guaranty Matters. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each of the Lenders irrevocably authorize each of the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Loan Document in accordance with Section 9.02(d);

(b)            to release any Guarantor from its obligations under the Guaranty in accordance with Section 9.02(d);

(c)            to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under Section 6.02(d) and Section 6.02(e) or clause (f) of the definition of “Permitted Encumbrances” (each as in effect on the Closing Date or otherwise amended in accordance with Section 9.02);

(d)            enter into any (x) Acceptable Intercreditor Agreement or (y) any other subordination or intercreditor agreements or arrangement with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, in each case on terms mutually agreed between the Borrowers, the Administrative Agent and consistent with prevailing market conditions, which, in the case of clause (x), Acceptable Intercreditor Agreement shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such Acceptable Intercreditor Agreement within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such Acceptable Intercreditor Agreement is reasonable and to have consented to such Acceptable Intercreditor Agreement and to the Administrative Agent’s and/or Collateral Agent’s execution thereof in each case in form and substance reasonably satisfactory to the Administrative Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations); provided that, any Acceptable Intercreditor Agreement, or other subordination or intercreditor agreement or arrangement, that results in the subordination of the Secured Obligations to any other Indebtedness or other obligations, or provides for the subordination of the Liens securing the Secured Obligations to the Liens securing any other Indebtedness or other obligations, shall require the consent of each Lender pursuant to clause (xii) of the first proviso of Section 9.02(b) to the extent required thereunder; and

(e)            to enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents for the benefit of the Lenders and the other Secured Parties; provided that, any Security Document that results in the subordination of the Secured Obligations to any other Indebtedness or other obligations, or provides for the subordination of the Liens securing the Secured Obligations to the Liens securing any other Indebtedness or other obligations, shall require the consent of each Lender pursuant to clause (xii) of the first proviso of Section 9.02(b) to the extent required thereunder.

(f)            Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to clauses (vi), (vii), (viii), (ix), (x) or (xii) of the first proviso to Section 9.02(b)) will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guaranty pursuant to this Section 8.09. In each case as specified in this Section 8.09, the Administrative Agent and the Collateral Agent will (and each Lender hereby authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.09. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

Section 8.10           [Reserved].

Section 8.11           Withholding Tax. To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority of any jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such unless such failure is the result of the Administrative Agent’s own gross negligence, bad faith or willful misconduct such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for, and shall make payable in respect thereof within 30 days after demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax (including, for the avoidance of doubt, any Taxes attributable to a Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and any Excluded Taxes attributable to such Lender) or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.12           Administrative Agent and Collateral Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, administration, winding-up, reorganization, arrangement, adjustment or composition under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent and Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or Collateral Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations, in each case, that are owing and unpaid by such Loan Party and to file such other documents as may be necessary or advisable in order to have such claims of the Lenders, the Administrative Agent and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and Collateral Agent under Section 2.12 and Section 9.03 which are reimbursable or payable by such Loan Party) allowed in such judicial proceeding;

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)            any custodian, receiver, receiver-manager, assignee, trustee, liquidator, administrator, sequestrator, examiner, process adviser or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent, to the making of such payments directly to the Lenders to pay to the Administrative Agent (and Lenders) any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.03 in each case reimbursable or payable by such Loan Party.

(d)            Nothing contained herein shall be deemed to authorize the Administrative Agent or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent and Collateral Agent to vote in respect of the claim of any Lender or in any such proceeding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any Debtor Relief Law or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent and Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent or the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02), and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

Section 8.13           Recovery of Erroneous Payments.

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.13 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            Each Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by such Loan Party, in each case, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of any Borrower or any other Loan Party.

(d)            Each party’s obligations under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE IX

MISCELLANEOUS

Section 9.01           Notices.

(a)            Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Holdings, the Borrowers, or any other Loan Party,

Doncasters Limited
1 Park Row, Leeds,
LS1 5AB, England

Attention: Helen Barrett-Hague

Email: [***]

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

600 Travis Street, Fifty-Eighth Floor,

Houston, TX 77002

Attn: Seth Chandler

Email: sethchandler@paulhastings.com

(ii)            if to the Administrative Agent or the Collateral Agent or in the case of a notification of the DQ List, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(iii)            if to any other Lender, to it at its address (or facsimile number, electronic mail address or telephone number specified) set forth in its Administrative Questionnaire.

(iv)            Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Subject to Section 9.15, notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication or to compliance and no Default certificates unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)            The Platform. In no event shall the Agent Parties have any liability to the Borrowers, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet other than with respect to gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(d)            Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Collateral Agent, may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender will use commercially reasonable efforts to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender; provided, however, that failure of any Lender to so notify shall not result in any claim or liability against such Lender or impair any Lender’s rights under the Loan Documents.

(e)            Reliance by Administrative Agent and Lenders. The Administrative Agent, the Collateral Agent, and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party but only to the extent required pursuant to Section 9.03. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02           Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, the Collateral Agent, or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b)            Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, in Section 2.21 with respect to any Refinancing Amendment, in Section 2.24 with respect to an Extension Offer, Section 6.12 with respect to a change in the fiscal year of Holdings and the Subsidiaries and in Section 9.02(g) or as otherwise specifically provided in this Section 9.02 below, neither any Loan Document nor any provision thereof may be waived, amended or modified except, (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders, and acknowledged by the Administrative Agent (which acknowledgement shall not be unreasonably withheld, delayed or conditioned), or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto (except as otherwise expressly provided therein), in each case with the consent of the Required Lenders (other than with respect to any amendment, modification or waiver contemplated in clauses (i) through (iii) in the following proviso, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders), provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent in Section 4.02 of this Agreement or the waiver of any covenant, Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of a Lender), (ii) reduce or forgive the principal amount of any Loan owed to a Lender, reduce the rate of interest thereon or change the type of interest thereon owed to such Lender (for example, from cash interest to interest paid in kind), or reduce any fees or other amounts payable hereunder owed to such Lender, without the written consent of such Lender directly and adversely affected thereby, provided that any waiver of Default or Event of Default or default interest, waiver of a mandatory prepayment or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction or forgiveness in the interest rates or the fees for purposes of this clause (ii), (iii) postpone the scheduled final maturity of any Loan, any scheduled amortization principal payment or any date for the payment of any interest or fees or other amounts payable hereunder or reduce or forgive the amount of, waive or excuse any such payment (but not mandatory prepayment), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, covenant, Default, Event of Default, waiver of default interest or mandatory prepayment shall constitute a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled date of expiration of any Commitment), (iv) change any of the provisions of (x) Section 7.04 as such provisions are applied following the enforcement of rights under this Agreement or (y) Sections 2.11(a), 2.11(f), 2.18, 7.04 or 9.04(b)(ii) or any other provision hereof in a manner that would by its terms have the effect of altering the ratable reduction of Commitments, pro rata payments or alter the application or pro rata sharing of payments required hereunder, in each case, without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section 9.02 (other than as provided in clause (xiii) of the first proviso to this Section 9.02(b) below) or reduce the percentage set forth in the definition of the term “Required Lenders”, “Required Super-Majority Lenders” or “Majority in Interest” or reduce the number or percentage in any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than as specifically provided in this Agreement, including pursuant to, (w) any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20), (y) a Refinancing Amendment (the consent requirements for which are set forth in Section 2.21) and (z) an Extension Offer pursuant to Section 2.24, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or a particular Class of Lenders on substantially the same basis as the Term Loans on the Closing Date), (vi) release, or have the effect of releasing, Holdings or any Borrower or all or substantially all of the Subsidiary Loan Parties under the Guaranties (except as provided herein or, with respect to the Guarantors, in the Guarantee), without the written consent of each Lender, (vii) release, or have the effect of releasing, all or substantially all the Collateral from the Liens of the Security Documents (except as provided herein), without the written consent of each Lender (it being understood that any subordination of a Lien permitted under clause (xi)(y) of the first proviso to this Section 9.02(b) shall not constitute a release of a Lien under this section or the granting of Liens otherwise permitted hereunder from time to time (including pursuant to amendments) shall not constitute a release of Liens), (viii) release, or have the effect of releasing, (x) Holdings or any Borrower or (y) the Subsidiary Loan Parties representing value of more than 25% of Consolidated EBITDA of the Guaranties of the Subsidiary Loan Parties in a single release or series of related releases (except as provided herein or, with respect to the Guarantors, in the Guarantee), without the written consent of the Required Super-Majority Lenders, (ix) release, or have the effect of releasing, Collateral representing value of more than 25% of Consolidated EBITDA from the Liens of the Security Documents in a single release or series of related releases (except as provided herein), without the written consent of the Required Super-Majority Lenders (it being understood that any subordination of a Lien permitted under clause (xi)(y) of the first proviso to this Section 9.02(b) shall not constitute a release of a Lien under this section or the granting of Liens otherwise permitted hereunder from time to time (including pursuant to amendments) shall not constitute a release of Liens), (x) designate, or have the effect of designating, any “unrestricted subsidiary” under this Agreement without the consent of the Required Super-Majority Lenders, (xi) permit purchases (including, but not limited to, purchases in cash or by way of debt exchanges or by way of re-classifications, but excluding purchases of Term Loans with proceeds of, or exchanges of Term Loans for, Equity Interests in, or Indebtedness of, any Non-Loan Party or “unrestricted subsidiary”) of Term Loans by Holdings, the Borrowers or any of their Subsidiaries or non-wholly owned Subsidiaries which are not offered on a pro rata basis under this Agreement without the consent of the Required Super-Majority Lenders, (xii) (x) subordinate, or have the effect of subordinating, the Secured Obligations to any other Indebtedness or other obligation, or (y) subordinate, or have the effect of subordinating, the Liens securing the Secured Obligations to Liens securing any other Indebtedness or other obligation (in each case except (A) as otherwise expressly permitted pursuant to Article VIII as in effect on the date hereof and (B) any “debtor-in-possession” facility so long as such Indebtedness is offered ratably to all Lenders holding the Obligations), in each case, without the consent of each Lender, (xiii) change any of the provisions of clauses (viii), (ix), (x), (xi) or (xiii) of the first proviso to this Section 9.02(b) without the written consent of the Required Super-Majority Lenders and (xiv) permit purchases of Term Loans by Holdings, the Borrowers or any of their Subsidiaries or non-wholly owned Subsidiaries by way of purchases of Term Loans with proceeds of, or exchanges of Term Loans for, Equity Interests in, or Indebtedness of, any Non-Loan Party or “unrestricted subsidiary” which are not offered on a pro rata basis under this Agreement without the consent of each Lender; provided, further, that no such agreement shall directly and adversely amend or modify the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be; provided further that, notwithstanding the foregoing, any amendment or waiver that by its term affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders. Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Acceptable Intercreditor Agreement or any other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Term Loan, any Other Term Loan, Extended Term Loans or Incremental Equivalent Debt, for the purpose of adding the holders of such Indebtedness (or their senior representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, to give effect hereto or otherwise carry out the purposes thereof, in each case as contemplated by the terms of such Acceptable Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement, as applicable, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such Acceptable Intercreditor Agreement (with such changes) is reasonable and to have consented to such Acceptable Intercreditor Agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations); provided that, any Acceptable Intercreditor Agreement, or other subordination or intercreditor agreement or arrangement, that results in the subordination of the Secured Obligations to any other Indebtedness or other obligations, or provides for the subordination of the Liens securing the Secured Obligations to the Liens securing any other Indebtedness or other obligations, shall require the consent of each Lender pursuant to clause (xii) of the first proviso to this Section 9.02(b) to the extent required thereunder.

(c)            In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (or, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of such Class) (or, in the case of a consent, waiver or amendment involving directly and adversely affected Lenders, at least 50.1% of such directly and adversely affected Lenders) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained or if a Lender rejects (or is deemed to reject) an Extension of any Class under Section 2.24 and a Majority in Interest of such Class of Lenders has agreed to such Extension, (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 or has rejected (or is deemed to have rejected) such Extension Offer being referred to as a “Non-Consenting Lender”), then, the Borrowers may, at their sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (A) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (B) the Borrowers or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in clause (b)(ii) of this Section 9.02 and (C) such assignee shall have consented to the Proposed Change or Extension, as applicable. Section 2.19(c) shall also apply to any Lender being replaced pursuant to this Section 9.02(c).

(d)            The Lenders, and all other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall, at the sole cost and expense of the Borrowers, be automatically released (i) upon the occurrence of the Termination Date, (ii) upon the sale or other disposition of such Collateral (as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (as in effect on the Closing Date or otherwise amended in accordance with Section 9.02), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 9.02), (iv) to the extent such property (i) constitutes Excluded Property (other than pursuant to clause (r) of the definition thereof) and (ii) is not otherwise ABL Collateral and (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty to the extent such release of a Guarantor is made in compliance with the terms of this Agreement and the Guaranty. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon or obligations (other than those being released) of the Loan Parties in respect of all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Property or otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders, and all other Secured Parties, hereby irrevocably agree that a Subsidiary Loan Party shall be released from its Guarantee upon (x) such Subsidiary Loan Party (other than an Electing Guarantor) becoming an Excluded Subsidiary in accordance with the terms hereof; provided that if any Subsidiary that is a Subsidiary Loan Party becomes an Excluded Subsidiary solely as a result of such Subsidiary ceasing to be a wholly owned Subsidiary, such Subsidiary Loan Party shall be released from the Guaranties only if (1) such Subsidiary ceased to be a wholly owned Subsidiary as a result of a disposition of its Equity Interests for fair market value to a Person that is not an Affiliate of any Party and for a bona fide primary business purpose (including Joint Ventures) and (B) after giving effect on a Pro Forma Basis to the consummation of the relevant transaction and the release of such Subsidiary Loan Party, the Borrowers is deemed to have made a new Investment in such non-wholly owned Person or Joint Venture, as the case may be (as if such Person was then newly acquired) equal to the fair market value of such released Subsidiary Loan Party and such Investment is permitted pursuant to this Agreement) (provided that no such release shall occur if such Subsidiary Loan Party continues (after giving effect to the consummation of such transaction or designation) to be a guarantor or provide any credit support in respect of any Material Indebtedness or Junior Financing of Holdings or any Subsidiary; provided, further that no Loan Party shall be released from any Guaranty solely as a result of such Loan Party becoming an Excluded Subsidiary of the type described in clause (c) and clause (e) of the definition thereof, (y) upon the re-designation of such Electing Guarantor as an Excluded Subsidiary in accordance herewith; provided that at the time of such release, after giving effect on a Pro Forma Basis to such release and the consummation of the related transactions, the Borrowers have capacity to make (and shall be deemed to have made) an Investment in such released Subsidiary and such released Subsidiary has the capacity to incur (and shall be deemed to have incurred) any Indebtedness, Investments and Liens of such released Subsidiary or (z) subject to the foregoing clause (x), the sale or other disposition of such Subsidiary Loan Party to any Person (other than a Loan Party) that is permitted hereby or to which the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 9.02) have otherwise consented such that after giving effect to such sale or other disposition such Subsidiary Loan Party ceases to be a Subsidiary. The Lenders, and all other Secured Parties, hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party’s Guaranty or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or other Secured Party. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(e)            No Defaulting Lender and no Lender holding an unfunded Commitment in respect of an Incremental Facility that is a delayed draw term loan facility (any such Lender, an “Incremental DDTL Lender”), in each case, shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Applicable Lenders other than Defaulting Lenders), except (x) that the Commitment of any Defaulting Lender or Incremental DDTL Lender may not be increased or extended without the consent of such Lender, (y) that any waiver, amendment or modification requiring the consent of all Lenders pursuant to clauses (vi), (vii) or (xi) of the first proviso to Section 9.02(b), or each directly and adversely affected Lender pursuant to clauses (i), (ii), (iii), or (iv) of the first proviso to Section 9.02(b), that, by its terms, directly and adversely affects any Defaulting Lender or Incremental DDTL Lender disproportionately in relation to other affected Lenders shall require the consent of such Defaulting Lender or Incremental DDTL Lender, as applicable, or (z) as provided for in the definition of “Incremental Cap”.

(f)            This Agreement may be amended (or amended and restated) solely with the written consent of the Required Lenders and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) subject to the foregoing Section 9.03(e), to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(g)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect. Guaranties, collateral documents, security documents, Acceptable Intercreditor Agreements, other intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with or to give effect to or to carry out the purpose of this Agreement and the other Loan Documents. The Borrowers and the Administrative Agent may, without the consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Sections 2.20 and Section 2.21.

(h)            amend, waive or otherwise modify any conditions set forth in Section 4.02 as to any Credit Extension under the Delayed Draw Term Loan Commitments which directly affects Lenders holding Delayed Draw Term Loan Commitments and does not directly affect Lenders under any other Facilities, in each case, without the written consent of Lenders having more than 50% of the sum of (1) the Total Outstandings under such Delayed Draw Term Loan Commitments and (2) the aggregate unused Delayed Draw Term Loan Commitments; provided, however, that the waivers described in this clause (h) shall not require the consent of the Required Lenders or any other Lenders other than the Required Lenders holding the applicable Delayed Draw Term Loan Commitments (it being understood that any amendment to the conditions of effectiveness of Incremental Term Commitments set forth in Section 2.14 shall be subject to clause (i) above);

Section 9.03           Expenses; Indemnity; Damage Waiver.

(a)            Solely to the extent the Closing Date occurs, the Borrowers shall pay, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates and Lenders, including the reasonable and documented fees, charges and disbursements of a single primary counsel for the Agents and a single primary counsel for the Lenders (in addition to one local counsel in each Specified Jurisdiction for the Agents and Lenders, collectively, to the extent reasonably necessary, which may include one single counsel acting in multiple jurisdictions) in connection with due diligence performed in connection with the arrangement of the Facilities, the syndication of the credit facilities provided for herein, the preparation, execution and delivery and administration of the Loan Documents and not paid on the Closing Date or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender including the reasonable fees, charges and disbursements of (v) a single primary counsel for the Administrative Agent and the Collateral Agent, (w) a single primary counsel for the Lenders and other Secured Parties, (x) a single local counsel for the Agents and Lenders, collectively, in each Specified Jurisdiction to the extent reasonably necessary, which may include one single counsel acting in multiple jurisdictions, (y) in the case of an actual or perceived conflict of interest where a Lender informs the Borrowers of such conflict, an additional counsel for such affected Lender (and a single local counsel in each applicable jurisdiction) and (z) any other counsel retained with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), in each case, in connection with the enforcement of any rights under this Agreement or any other Loan Documents, including rights under this Section, or in connection with the Loans made hereunder.

(b)            Without duplication of the expense reimbursement obligations pursuant to paragraph (a) above, the Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Lead Arranger, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all reasonable and documented or invoiced out of pocket costs, actual losses, claims, damages, liabilities and related expenses, but (x) including the reasonable and documented fees, charges and disbursements of a single counsel selected by the Administrative Agent and the Collateral Agent for the Indemnitees (in addition to one local counsel selected by the Administrative Agent and the Collateral Agent in each relevant material jurisdiction to the extent reasonably necessary and, in the case of an actual or perceived conflict of interest where an Agent or Lender informs the Borrowers of such conflict, an additional counsel for the affected Indemnitees (and a single local counsel in each applicable jurisdiction)) and any other counsel retained with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) and (y) excluding any allocated costs of in-house counsel, imposed on, incurred by or asserted against any Indemnitee by any third party or by any Party or any of its Affiliates, shareholders or creditors, arising out of, in connection with, or as a result of (A) the negotiation, execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties to the Loan Documents of their respective obligations thereunder, the consummation of the transactions contemplated thereby, or, in the case of the Administrative Agent and the Collateral Agent (and any sub-agent thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.17), (B) any Loan or the use or proposed use of the proceeds therefrom, (C) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, and (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether or not any such Indemnitee shall be designated as a party or a potential party thereto and whether or not such matter is initiated by any Party or any of its Affiliates, shareholders or creditors or any other Person, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, provided that no Indemnitee will be indemnified (1) for its (or any of its Related Indemnified Parties’) willful misconduct, bad faith or gross negligence (to the extent determined in a final non-appealable order of a court of competent jurisdiction), (2) for its (or any of its Related Indemnified Parties’) material breach of its or any of its Related Parties’ obligations under the Loan Documents (to the extent determined in a final non-appealable order of a court of competent jurisdiction), or (3) for any dispute among Indemnitees that does not involve an act or omission by Holdings or any Subsidiary (other than any claims against an Indemnitee acting in its capacity as an Agent, Lead Arranger or other similar role, subject to clause (1) above).

(c)            To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, or any Related Party under paragraph (a) or (b) of this Section, and without limiting the Borrowers’ obligation to do so, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon in the case of unpaid amounts owing to the Administrative Agent, its share of the outstanding Term Loans and unused Commitments at the applicable time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)            To the extent permitted by applicable law, none of the Parties, any Agent, any Lender, any other party hereto or any Indemnitee shall assert, and each such Person hereby waives and releases, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrowers’ indemnification obligations under clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder.

(e)            In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrowers of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrowers from any liability that they may have to such Indemnitee hereunder, except to the extent that the Borrowers are materially prejudiced by such failure.

(f)            Notwithstanding anything to the contrary in this Agreement, no Party hereto or any Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such Party or Indemnitee (or its Related Indemnified Parties).

(g)            Except to the extent otherwise expressly provided herein, all amounts due under this Section shall be payable within twenty Business Days after receipt of reasonably detailed documentation therefor.

(h)            This Section 9.03 shall not apply to Taxes, except for Taxes which represent costs, losses, claims, etc. with respect to a non-Tax claim.

(i)            The agreements in this Section and the indemnity provisions of Section 9.01(e) shall survive the resignation of the Administrative Agent and the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.04           Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise permitted herein, no Borrower may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any such attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Lender otherwise shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (solely to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Subject to the express conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of (A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment of all or any portion of a Loan or Commitment (I) in the case of a Term Loan or Term Commitment, to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender (as defined below) or (II) if an Event of Default under Sections 7.01(a), 7.01(b), 7.01(h) or 7.01(i) with respect to any Loan Party has occurred and is continuing; provided that the Borrowers shall be deemed to have consented to any such assignment unless the Borrowers shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after a Responsible Officer having confirmed receipt of written notice thereof and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) all or any portion of an outstanding Term Loan to a Term Lender, an Affiliate of a Term Lender or an Approved Fund with respect of a Term Lender.

(i)            Assignments shall be subject to the following additional express conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of a Term Commitment or a Term Loan, $1,000,000 (it being understood and agreed that such minimum amount shall be aggregated for two or more simultaneous assignments by or to two or more Approved Funds), unless the Borrowers and the Administrative Agent (at the direction of the Required Lenders) otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed), provided that no such consent of Borrowers shall be required if an Event of Default under Sections 7.01(a), 7.01(b), 7.01(h) or 7.01(i) with respect to any Loan Party has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), together with (x) unless the assignee is already a party to the Intercreditor Agreement in its capacity as a Senior Lender (as defined in the Intercreditor Agreement), the assignee entering into the documentation required for it to accede as a party to the Intercreditor Agreement and (y) a processing and recordation fee of $3,500 (which such fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that assignments made pursuant to Section 2.19 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender or Affiliated Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, state and foreign securities laws) and any tax forms required by Section 2.17(e).

(ii)            Assignments to an Affiliated Lender (other than Holdings, the Borrowers or any of their Subsidiaries) shall be permitted; provided that (A) [reserved], (B) the aggregate principal amount of Term Loans held by all Affiliated Lenders, shall not exceed 25% of the aggregate unpaid principal amount of Term Loans then outstanding, (C) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders and will not be permitted to attend or participate in Lender meetings, (D) each Affiliated Lender shall either (x) make a representation to the selling Lender that it does not possess material non-public information with respect to Loan Parties that has not been disclosed to the Lenders generally or (y) disclose that it cannot make such representation, in which case, the applicable assigning Lender shall be deemed to expressly re-make the acknowledgement set forth in the last sentence of this clause (ii) in connection with such assignment, (G) any Term Loans purchased by an Affiliated Lender (other than a Borrower) may be contributed to any Borrower (with the consent of the applicable Borrower) and exchanged for equity securities that would otherwise be permitted to be issued at such time, (H) no Event of Default shall have occurred and be continuing or shall result after giving effect to any assignment to Holdings or its Subsidiaries, (I) [reserved] and (J) as a condition to each assignment pursuant to this clause (ii), the Administrative Agent shall have been provided a written notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender. Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (1) the Affiliated Lenders then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on the Affiliated Lenders, the Loan Parties or any of their Subsidiaries, the Administrative Agent or any Related Parties of the Administrative Agent, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information, (3) none of the Affiliated Lenders or the Loan Parties or any of their Subsidiaries shall be required to make any representation that it is not in possession of material non-public information, (4) none of the Affiliated Lenders or its Affiliates, the Loan Parties or any of their Subsidiaries or Affiliates, the Administrative Agent or any Related Parties of the Administrative Agent shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against any Affiliated Lender or Affiliate thereof, the Loan Parties or any of their Subsidiaries or Affiliates, the Administrative Agent and any Related Parties of the Administrative Agent, under applicable laws or otherwise, with respect to the nondisclosure of the material non-public information and (5) that the material non-public information may not be available to the Administrative Agent or the other Lenders.

(iii)          Purchases or exchanges of Term Loans by Holdings, the Borrowers or any of their Subsidiaries shall not be permitted.

(iv)          For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

(A)           “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(B)            “CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(v)           Subject to acceptance and recording thereof pursuant to paragraph (b)(vi) of this Section, from and after the effective date specified in each Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.

(vi)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at one of its offices in the United States a copy of each Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and related interest amounts of the Loans each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, with respect to its own interests only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b)(vi) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and the Treasury Regulations promulgated thereunder (including Treasury Regulations Sections 5f.103-1(c) and 1.871-14) and the Register and the Participant Register (as defined below) shall be maintained in accordance with such intent.

(vii)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e), as applicable (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (to the extent required) and any written consent to such assignment required by paragraph (b) of this Section, to the extent such assignment is permitted hereunder, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person that is an Eligible Assignee (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Parties, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) except as expressly set forth herein, such Person shall not be entitled to exercise any rights of a Lender under the Loan Documents.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) - (vii) and (xi) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to the paragraph below, each Borrower and each participating Lender agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the limitations and requirements of such Sections, including Section 2.17(e) and Section 2.19 (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and that such participating Lender shall cease to be entitled to such benefits to the same extent as if it assigned its interest to the participant pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form under U.S. Treasury Regulations Section 5f.103-1(c) for U.S. federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintain a Participant Register. This Section shall be construed so that the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent the right to a greater payment results from a Change in Law after the Participant becomes a Participant or the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(d)           Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and including any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender (including to any trustee for, or any other representative of, such holders), and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other express conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)

(i)            Each of the Parties, on behalf of itself and its Affiliates, and the Lenders expressly acknowledge that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not (x) have any obligation to monitor, ascertain or inquire whether assignments or participations are made to Disqualified Lenders, or otherwise enforce provisions with respect thereto or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(ii)           No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment as otherwise contemplated by this Section 9.04 (without giving effect to the second proviso of Section 9.04(b)), in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), such assignee shall not retroactively be considered a Disqualified Lender. Any assignment in violation of this clause (f)(ii) shall not be void, but the other provisions of this clause (f) shall apply.

(iii)          If any assignment is made to any Disqualified Lender without the Borrowers’ prior consent in violation of clause (ii) above, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided, that, (x) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b)(i), (y) such assignment does not conflict with applicable laws and (z) in the case of clause (B), the Borrowers shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(iv)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Parties, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

(v)           The Administrative Agent shall have the obligation, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

(g)            Subject to the provisos of this paragraph, for purposes of whether Required Lenders shall have been satisfied for any amendment, modification, waiver or consent under any Loan Document or any plan of reorganization, any Loans held by an Affiliated Lender (other than an Affiliated Debt Fund) shall be automatically deemed to be voted in the same proportion as all other Lenders who are not Affiliated Lenders (other than an Affiliated Debt Fund) (but excluding any amendment, modification, waiver or consent that directly and adversely affects any Affiliated Lender in its capacity as a Lender in any material respect disproportionately in relation to other affected Lenders); provided that in the event that any proceeding under the Bankruptcy Code or any Debtor Relief Law shall be instituted by or against any Loan Party, each Affiliated Lender (other than an Affiliated Debt Fund) shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Affiliated Lender (other than an Affiliated Debt Fund) shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders (other than an Affiliated Debt Fund), except to the extent that any plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders. The Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this Section 9.04(g) and the related provisions set forth in each Assignment and Assumption entered into by an Affiliated Lender constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where any Loan Party or any Subsidiary thereof has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to such Loan Party or such Subsidiary, as applicable. The aggregate principal amount of Term Loans held by all Affiliated Debt Funds at any time shall not exceed 49.9% of the aggregate unpaid principal amount of the Term Loans then outstanding.

Section 9.05           Survival. All representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

Section 9.06           Integration. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Loan Parties, the Administrative Agent, nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.07           Severability. Any provision of this Agreement or the other Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Agreement and the other Loan Documents; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction, and the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08           Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent and the Required Lenders, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not any tax accounts, trust accounts, escrow accounts, withholding or payroll accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the Obligations now or hereafter existing under this Agreement held by such Lender, but only to the extent then due and payable; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agree promptly to notify the Borrowers and the Administrative Agent of such setoff and application made by such Lender, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.

Section 9.09           Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that any Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

(c)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12           Confidentiality. Each of the Administrative Agent, the Collateral Agent, and the Lenders agrees to keep confidential, and not to publish, disclose or otherwise divulge, the Information (as defined below), except that Information may be disclosed (a) to its Affiliates or to its and its Affiliates’ directors, officers, employees, agents, advisors, trustees, administrators, managers, consultants, service providers and representatives, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, provided that the relevant Lender shall be responsible for such compliance and non-compliance), (b) to the extent requested in writing by any Governmental Authority with jurisdiction over the Administrative Agent, the Collateral Agent, and/or the Lenders, as applicable, including Governmental Authorities related to compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions, (c) to the extent required by (i) any order of any court or administrative agency having jurisdiction over the Administrative Agent, the Collateral Agent, and/or the Lenders, as applicable; provided that, other than in connection with any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, prior notice shall have been given to the Borrowers, to the extent permitted by applicable laws or regulations, (ii) any pending legal judicial or administrative proceeding with the power to bind the Administrative Agent, the Collateral Agent, and/or the Lenders, as applicable, and (iii) applicable laws or regulations or by any compulsory legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, including establishing any defense under applicable securities laws, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, in each case, except to any Disqualified Lender to the extent that a list thereof is made available to all the Lenders, or (ii) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations under the Loan Documents, in each case, except to any Disqualified Lender to the extent that a list thereof is made available to all the Lenders (it being understood that the DQ List may be disclosed to any assignee, or prospective assignee, in reliance on this clause (f)), (g) with the written consent of the Borrowers, (h) to the extent such Information (I) becomes publicly available other than as a result of a breach of this Section or (II) becomes available to the Administrative Agent, the Collateral Agent, or any Lender on a nonconfidential basis from a source other than any member of the Consolidated Group, (i) on a confidential basis in consultation with the Borrowers to (1) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder (2) the CUSIP Service Bureau, Clearpar or Loanserv or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers, settlement of assignments or other general administrative functions with respect to the Facilities or (3) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders or (j) to the extent independently developed by such the Administrative Agent, Collateral Agent, and/or Lender, as applicable, without reliance on confidential information or any other information available as a result of a breach of confidentiality obligations. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section the term “Information” means all information received from or on behalf of any member of the Holding Company Group relating to any member of the Holding Company Group or its businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, or any Lender on a nonconfidential basis prior to disclosure by any member of the Holding Company Group; provided that, in the case of information received from any member of the Holding Company Group after the date hereof, such information is clearly identified at the time of delivery as confidential. Subject to the Borrowers’ prior consent (which shall not be unreasonably withheld, conditioned, or delayed), the Administrative Agent may publish on behalf of the Collateral Agent, any Lead Arranger or any Lender press releases, tombstones, advertising or other promotional materials relating to the financing transactions contemplated by this Agreement; provided that such publications shall not include information related to facility size, Secured Net Leverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio, Applicable Rate, Consolidated EBITDA or other key financial terms.

Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their respective Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All Information, including requests for waivers and amendments, furnished by the Parties or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities. Accordingly, each Lender represents to the Parties and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and applicable law.

Section 9.13           Interest Rate Limitation. Notwithstanding anything herein or any other Loan Document to the contrary, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirement of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.14           PATRIOT Act

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties, information concerning its direct and indirect holders of Equity Interests and other Persons exercising Control over it, and other information that will allow such Lender, or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 9.15           Electronic Execution; Electronic Records. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Credit Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent, shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any ancillary document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such ancillary document, and (ii) any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Each of the parties to this Agreement represents and warrants to the each other party to this Agreement that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

Section 9.16           Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, or such Lender in its discretion) to be repaid to a trustee, receiver, administrator or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.17           No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parties acknowledges and agrees, and acknowledges their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger, and the making of the Loans and Commitments by the Lenders are arm’s-length commercial transactions between the Loan Parties and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Parties is capable of evaluating, and understands and accepts, the terms, risks and express conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Lead Arranger or any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arranger and the Lenders their respective Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Lead Arranger or any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.18           Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.19           Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

Section 9.20           Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 9.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.21           Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency (the “Agreement Currency”) into another currency (the “Judgment Currency”), the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Agreement Currency with the Judgment Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in the Judgment Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in the Agreement Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first written above.

BORROWERS:	DONCASTERS US FINANCE LLC
DONCASTERS US LLC

By:	/s/ Jason Mays
Name:	Jason Mays
Title:	President

HOLDINGS:	ALLOY PARENT LIMITED

By:	/s/ Michael Quinn
Name:	Michael Quinn
Title:	Director

[Signature Page to Credit Agreement]

AGENTS:	GLAS USA LLC,
as Administrative Agent

	By:	/s/ Sarah Oldfield
	Name:	Sarah Oldfield
	Title:	Senior Transaction Manager

GLAS AMERICAS LLC,
as Collateral Agent

	By:	/s/ Sarah Oldfield
	Name:	Sarah Oldfield
	Title:	Senior Transaction Manager

[Signature Page to Credit Agreement]

LENDER:	JEFFERIES FINANCE LLC

	By:	/s/ Brian Buoye
	Name:	Brian Buoye
	Title:	Managing Director

[Signature Page to Credit Agreement]